2 0 0 4 F I N A N C I A L & O P E R A T I N G R E V I E W ExxonMobil Taking on the world's toughest energy challengesTM.

A new Baytown Cogeneration Unit started up in 2004. It is one component of a Refining and Supply capital investment program that focuses on selective and resilient investments to meet future product quality requirements, reduce environmental impact, further upgrade safety systems, lower operating costs, and produce higher-value products with lower-cost raw materials. The term Upstream refers to exploration, development, production, and gas and power marketing. Downstream refers to the refining and marketing of petroleum products such as motor fuels and lubricants. Projections, targets, expectations, estimates, and business plans in this report are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; project plans, dates, and capacities; production rates and resource recoveries; and efficiency gains and cost savings could differ materially due to, for example, changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry; reservoir performance; timely completion of development projects; war and other political or security disturbances; changes in law or government regulation; the actions of competitors; unexpected technological developments; the occurrence and duration of economic recessions; the outcome of commercial negotiations; TA B L E O F C O N T E N T S unforeseen technical difficulties; and other factors discussed in this report and under the heading "Factors Affecting Future Results" in Item 1 of Corporate 1-23 ExxonMobil's most recent Form 10-K. Technology 10 -13 Definitions of certain financial and operating measures and other terms used in Safety, Health & Environment 14 -15 this report are contained in the section titled "Frequently Used Terms" on pages Corporate Financials 16-23 88 through 91. In the case of financial measures, the definitions also include information required by SEC Regulation G to the extent we believe applicable. Upstream 24 -63 Downstream 64-79 "Factors Affecting Future Results" and "Frequently Used Terms" are also Chemical 80 -87 posted on our website and are updated from time to time during the year. Frequently Used Terms 88 -91 Certain reclassifications to prior years have been made to conform to Index 92 the 2004 presentation.

To grow and prosper, the world will need 50 percent more energy by 2030 — an enormous challenge. Taking on this challenge demands more than deploying the right assets in the right places at the right time. It requires a relentless focus on execution by a highly effective work force. Not just quarter to quarter but decade to decade. To this challenge we bring continued dedication to the values we live by — discipline, integrity, reliability, consistency, and a commitment to technology. These principles are fundamental to our success today, and will remain so as we take on the world’s toughest energy challenges.

FINANCIAL HIGHLIGHTS

(millions of dollars, unless noted)	2004	2003	2002	2001	2000

Sales and other operating revenue	291,252	237,054	200,949	208,715	227,596
Net income	25,330	21,510	11,460	15,320	17,720
Cash flow from operations and asset sales(1)	43,305	30,788	24,061	23,967	28,707
Capital and exploration expenditures (1)	14,885	15,525	13,955	12,311	11,168
Cash dividends to ExxonMobil shareholders	6,896	6,515	6,217	6,254	6,123
Common stock purchases (gross)	9,951	5,881	4,798	5,721	2,352
Research and development costs	649	618	631	603	564
Cash and cash equivalents at year end(2)	18,531	10,626	7,229	6,547	7,080
Total assets at year end	195,256	174,278	152,644	143,174	149,000
Total debt at year end	8,293	9,545	10,748	10,802	13,441
Shareholders’ equity at year end	101,756	89,915	74,597	73,161	70,757
Average capital employed(1)	107,339	95,373	88,342	88,000	87,463
Market valuation at year end	328,128	269,294	234,101	267,577	301,239
Regular employees at year end (thousands)	85.9	88.3	92.5	97.9	99.6

KEY FINANCIAL RATIOS

	2004	2003	2002	2001	2000

Net income per common share (dollars)	3.91	3.24	1.69	2.23	2.55
Net income per common share — assuming dilution (dollars)	3.89	3.23	1.68	2.21	2.52
Return on average capital employed(1) (percent)	23.8	20.9	13.5	17.8	20.6
Net income to average shareholders’ equity (percent)	26.4	26.2	15.5	21.3	26.4
Debt to capital(3)(percent)	7.3	9.3	12.2	12.4	15.4
Net debt to capital(4)(percent)	(10.7)	(1.2)	4.4	5.3	7.9
Current assets to current liabilities(4)	1.40	1.20	1.15	1.18	1.06
Fixed charge coverage (times)	36.1	30.8	13.8	17.7	15.6

(1)	See Frequently Used Terms on pages 88 through 91.
(2)	Excluding restricted cash of $4,604 million.

(3)	Debt includes short and long-term debt. Capital includes short and long-term debt, shareholders’ equity, and minority interests.

(4)	Debt net of cash, excluding restricted cash. The ratio of net debt to capital including restricted cash is (16.3) percent for 2004.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

ExxonMobil holds a legacy of leadership in our industry. We’ve created sustainable competitive advantage through our proven business model, enabling us to excel while taking on the world’s toughest energy challenges.

Our fundamental business model is disciplined, straightforward, and focused on generating value while managing risk. Through it we continue to demonstrate superior financial and operating results that have enhanced long-term returns for our shareholders. The core values that form the backbone of our model are firmly established in our globally aligned functional organization. The disciplined execution of our business strategies sets us apart.

OUR APPROACH

▪	Uphold high ethical standards and business integrity

▪	Ensure safe, environmentally sound operations

▪	Capture quality investment opportunities while maintaining a selective and disciplined approach

▪	Pursue operational excellence

▪	Leverage efficiency gains through our global functional organization

▪	Develop and employ leading-edge proprietary technology

▪	Optimize performance through geographic and functional diversity and integration

▪	Attract and retain exceptionally qualified and highly motivated people

▪	Maintain a strong and flexible financial position in all commodity environments

INDUSTRY-LEADING RESULTS

▪	Record low safety incidents

▪	Record earnings – highest in the history of the Corporation and in each business line

▪	Return on average capital employed (ROCE) increased to 24 percent; five-year average ROCE leads the industry at 19 percent

▪	Proved reserves additions replaced 125 percent of production, excluding asset sales and year-end price/cost revisions

▪	Oil-equivalent production increased 0.3 percent; excluding sales and entitlement effects, production increased 3 percent

▪	Key resource additions from Qatar, the United States, Canada, Nigeria, Angola, and Kazakhstan

▪	Downstream operating cost efficiencies and revenue enhancements in excess of $1.7 billion

▪	Record chemical prime product sales

▪	Annual dividend payments grew 8 percent and increased for the 22nd consecutive year

▪	$15 billion returned to shareholders

Our disciplined approach yielded strong performance in each of our business lines and enabled us to fully capture the benefits of a robust environment. Our results demonstrate our ability to generate more income from a highly efficient capital base – something we have consistently done for years across all phases of the business cycle.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Unparalleled Execution of Business Strategies Builds Competitive Advantage

Our industry faces an enormous challenge to meet the energy needs of a growing world. Increasingly, significant new oil and gas resources are in more remote areas and difficult environments. Projects are more capital intensive and require substantial financial strength and flexibility. The complexity of the operating environment places greater emphasis on execution excellence. These challenges present ExxonMobil with opportunities to further differentiate each of our businesses.

UPHOLD HIGH STANDARDS
ExxonMobil has long recognized the importance of sound corporate governance, strong business controls, and the value of high ethical standards and integrity. We believe that the methods we employ to attain results are as important as the results themselves. We are committed to transparency and honesty in all our reporting. These principles form the basis of our Standards of Business Conduct, and are regularly reinforced with all employees. Our straightforward business model, ethical standards, and culture of integrity, legal compliance, and accountability are key to achieving industry-leading results.

MAINTAIN SAFETY AS OUR TOP PRIORITY
In 2004, ExxonMobil set another record in safety performance, once again leading the industry. We believe that when a company is disciplined about its commitment to safety, health, and the environment, a sound foundation is created for superior results in all aspects of its business. We comply with all applicable environmental laws and regulations, and apply responsible standards where laws and regulations do not exist.

INVEST WITH DISCIPLINE
In our industry, investment decisions can impact results for decades. They must be based on an in-depth understanding of supply and demand for each business. Our highly disciplined approach to pursuing and selecting the most attractive investment opportunities has served us well in all phases of the economic cycle. Potential investment opportunities are tested over a wide range of economic scenarios to assure the resiliency of each opportunity. Our disciplined approach continues from design through start-up and ongoing operations. Post-investment, we complete a rigorous appraisal process on all major projects and incorporate improvements into future project planning and design. This critical process ensures that we obtain the maximum value from our investments; we believe it distinguishes us from competition.

PURSUE OPERATIONAL EXCELLENCE
ExxonMobil applies the same rigor to our operations that we apply to investments. We operate with the highest industry standards in all respects. We meet our commitments and we set industry benchmarks in the process. We call this “operational excellence.”

To accomplish this, ExxonMobil has developed a wide range of proven management systems. These systems cover all aspects of our operations, from business ethics, finance, project execution and appraisal, to business controls, security, safety, health, and environmental performance. They also encompass profit improvement initiatives, including efforts to increase reliability, lower costs, and enhance revenue. The application of rigorous management and operating systems, deployed in our functional organization, has delivered consistently superior results.

OPTIMIZE RESULTS THROUGH GEOGRAPHIC AND FUNCTIONAL DIVERSITY AND INTEGRATION
ExxonMobil’s size, geographic diversity, and functional mix provide a natural hedge that reduces the Company’s sensitivity to changes in commodity prices, business cycles, and regional market conditions. Our global presence provides us with an efficient platform for investing in any opportunity that meets our rigorous criteria.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

Corporate 5

In addition, by capitalizing on synergies among our various businesses, including physical integration of facilities, ExxonMobil is able to optimize the Corporation’s performance. For example, the integration of our refining and chemical facilities enhances margins through improved feedstock/product interchange and lowers site operating costs.

LEVERAGE EFFICIENCY GAINS THROUGH OUR GLOBAL FUNCTIONAL ORGANIZATION
ExxonMobil operates our functional businesses and service organizations on a global basis. Our functional organization continually raises the bar on execution performance. It facilitates rapid deployment of our most valued resource, our people, to the best opportunities. It also enables prompt identification, prioritization, and sharing of ideas, technology, and best practices around the globe. However, success with this organizational approach requires a foundation of global management and support systems.

Advantages do not last forever. Our ability to quickly implement the best solutions to problems across our global scale through our functional organization enables us to capture more value from our assets. ExxonMobil’s functional approach continues to deliver savings from cost efficiencies and revenue enhancements. In 2004, ExxonMobil delivered more than $1 billion in before-tax cost efficiencies.

DIFFERENTIATE THROUGH PROPRIETARY TECHNOLOGY
Technological innovation continues to differentiate ExxonMobil from the competition. ExxonMobil invests over $600 million per year on proprietary research. We balance our investments between extensions of existing technology and breakthrough research. The development of extensions is prioritized by business need and is focused on the development of new technologies and their application in day-to-day operations. A significant portion of our research effort is also aimed at discovering next-generation and breakthrough technologies that have the potential to provide a step-change to the Corporation’s competitive position and financial performance.

ATTRACT AND RETAIN EXCEPTIONAL PEOPLE
ExxonMobil’s success is the result of a highly capable, diverse work force focused on the right business priorities. The key to an effective work force is to have a system that aligns people who have the right capabilities in the right direction at the right time. Developing such a work force requires leadership, succession planning, accountability, stewardship, and constancy of purpose.

Our process begins by recruiting outstanding candidates and accelerating the development of those with top management potential. It includes both formal training and skill development through exposure to a variety of experiences over a career. Our performance-based development system is integrated throughout the Corporation. ExxonMobil is a meritocracy where people are given valuable and rewarding experiences that help them learn, grow, and contribute at the same time.

MAINTAIN FINANCIAL STRENGTH AND FLEXIBILITY
ExxonMobil has a long track record of generating strong cash flow from our proven approach. This performance has accelerated since the merger between Exxon and Mobil in 1999. In 2004, we generated a record $43.3 billion in cash flow from operations and asset sales. This affords us the financial strength and flexibility to pursue all profitable investment opportunities that meet our rigorous criteria. Last year, we invested $14.9 billion to profitably grow the business.

Strong business results and a disciplined approach to financial management ensure that we maintain financial strength and flexibility regardless of the prevailing commodity price. This strength has enabled us to raise the dividend in each of the last 22 years – an unmatched record among international oil companies. We also distribute value to shareholders through the largest share purchase program in the industry. In 2004, we paid $6.9 billion in dividends and increased the amount distributed to shareholders through share purchases to $8 billion (excluding spending to offset share issuance under benefit plans).

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

ExxonMobil’s Core Objective – Delivering Long-Term Growth in Shareholder Value

Our business strategies underpin ExxonMobil’s commitment to deliver superior shareholder value through dividend growth and long-term share price appreciation. Since Exxon and Mobil merged, we have distributed over $57 billion to shareholders in dividend payments and share purchases. Over that time, we have reduced the shares outstanding by over 8 percent while the stock price has appreciated 27 percent. Our compound annual dividend growth rate over the last 20 years of 4.8 percent has exceeded the U.S. Consumer Price Index by 1.7 percent. In 2004, the annual dividend grew by over 8 percent, to $1.06 per share.

Total shareholder returns on ExxonMobil stock have consistently outpaced the S&P 500 index. ExxonMobil shareholders have earned annualized returns of 16.0 percent and 16.1 percent during the last 10 and 20 years, compared with S&P 500 index returns of 12.1 percent and 13.2 percent, respectively. Risk and reward are a factor in any investment decision. Volatility – the fluctuation of monthly returns around its mean – is one measure of risk. By this measure, ExxonMobil stock risk was approximately equal to S&P 500 index risk during the past 20 years. However, ExxonMobil shareholders earned a 2.9 percent higher annual total return. The volatility of ExxonMobil returns has been well below that of our industry competitors during the same period.

DIVIDEND AND SHAREHOLDER RETURN INFORMATION

	2004	2003	2002	2001	2000

Net income per common share (dollars)	3.91	3.24	1.69	2.23	2.55
Net income per common share – assuming dilution (dollars)	3.89	3.23	1.68	2.21	2.52

Dividends per common share (dollars)
First quarter	0.25	0.23	0.23	0.22	0.22
Second quarter	0.27	0.25	0.23	0.23	0.22
Third quarter	0.27	0.25	0.23	0.23	0.22
Fourth quarter	0.27	0.25	0.23	0.23	0.22

Total	1.06	0.98	0.92	0.91	0.88

Dividends per share growth (annual percent)	8.2	6.5	1.1	3.4	4.3

Number of common shares outstanding (millions)
Average	6,482	6,634	6,753	6,868	6,953
Average – assuming dilution	6,519	6,662	6,803	6,941	7,033
Year end	6,401	6,568	6,700	6,809	6,930

Cash dividends paid on common stock (millions of dollars)	6,896	6,515	6,217	6,254	6,123
Cash dividends paid to net income (percent)	27	30	54	41	35
Cash dividends paid to cash flow(1)(percent)	17	23	29	27	27

Total return to shareholders(2)(annual percent)	27.9	20.5	(8.9)	(7.6)	10.2

Market quotations for common stock (dollars)
High	52.05	41.13	44.58	45.84	47.72
Low	39.91	31.58	29.75	35.01	34.94
Average daily close	45.29	36.14	37.70	41.29	41.42
Year-end close	51.26	41.00	34.94	39.30	43.47

(1)	Cash flow from operating activities.

(2)	See Frequently Used Terms on pages 88 through 91.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

Corporate 7

Energy Outlook – 2030

For ExxonMobil and for the entire energy sector, supplying energy is a challenge that must be met reliably, affordably, safely, and in an environmentally responsible manner. To do so requires an understanding of the opportunities ahead.

We continuously assess the trends and issues that are likely to affect energy in the future. This year we extended our outlook to 2030. The result is a comprehensive view of the fundamentals that underpin our business, which serves as a strategic framework to evaluate and select the business opportunities that hold the most promise. The key conclusions include:

▪   Growing economies and rising personal incomes are expected to drive world energy demand higher by 50 percent

▪   Energy efficiency will become increasingly important to help economically balance supply and demand

▪   Plentiful, reliable, and affordable energy supplies are essential – we expect oil and gas to remain predominant

▪   Transportation remains the primary driver of oil demand – emerging new vehicle technology will dampen demand growth

▪   Power generation needs drive growing natural gas demand – diverse pipeline and liquefied natural gas (LNG) supplies are key

▪   Growing the available oil and gas resource base is critical – persistent and significant technology investment is needed

IMPROVING LIVING STANDARDS REQUIRES MORE ENERGY, DESPITE ACCELERATING EFFICIENCY GAINS

Energy will continue to play an essential role in supporting economic prosperity and better living standards. As economies advance, the need for energy supplies will also grow. Meeting this need remains a crucial challenge.

Worldwide economic growth will likely average just under 3 percent per year through 2030, a pace similar to the last 20 years. We expect this growth and increasing personal income, notably in developing nations, to drive global energy demand increases averaging 1.7 percent per year. By 2030, energy consumption will likely reach 335 million barrels per day of oil-equivalent, or 50 percent more than today.

Close to 80 percent of this demand increase is expected to occur in developing nations. Meeting the growing need for modern energy supplies in these areas is essential to help raise living standards through better health, education, and productivity. With faster economic growth, average annual per capita income should approach $4,000 in developing nations by 2030, contributing to substantial increases in personal vehicle use.

As energy demand continues to grow, we anticipate increasingly more efficient use of resources. Critical to this result will be the development and use of more advanced technologies to meet growing transportation and power generation needs, as well as tightening environmental standards.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

OIL & GAS WILL REMAIN PREDOMINANT IN GLOBAL ENERGY MIX; GAS WILL SURPASS COAL
We anticipate energy demand will continue to be met through a broad portfolio of energy options. Oil and natural gas are essential to improving prosperity throughout the world. We expect them to remain the predominant fuels through the middle of the century, with gas surpassing coal as the next highest fuel share behind oil.

▪	We expect the share of oil and gas in the world’s energy supply — close to 60 percent today — will stay relatively stable through 2030.

▪	Coal will maintain its share of the energy mix, driven by strong demand in China and India, and continued growth in the United States.

▪	Hydropower and nuclear power will also grow, though public opposition and the lack of suitable hydro sites will likely limit global capacity increases.

▪	Although wind and solar energy are likely to average double-digit growth due to public subsidies/mandates, we expect their share will be only about 1 percent of the world’s energy supply in 2030.

In the very long term, the energy mix will likely become more diversified. We expect higher growth for nuclear and the development of biofuel energies. However, over the outlook period, fossil fuels are the only energy forms with the scale and versatility to meet the challenge of growing world energy demand.

TRANSPORTATION DRIVES OIL DEMAND
Transportation uses are expected to account for about 60 percent of the worldwide increase in oil demand through 2030. With rising vehicle use, the developing nations’ share of global transport fuel is anticipated to rise from 35 percent to 55 percent.

Nevertheless, we expect several factors will significantly dampen long-term oil demand growth during the outlook period, especially in the industrialized nations. These factors include:

▪	A gradual shift in the new car mix favoring more cars and fewer light trucks and sport utility vehicles;

▪	A rising share of diesels, hybrids, and advanced internal combustion engines to between 40 to 60 percent of new vehicle sales in the United States, Europe, and Japan; and,

▪	Continued incremental improvements to conventional internal combustion engines.

FUEL EFFICIENCY A KEY CHALLENGE
By 2030, we expect the vast majority of automobiles will continue to use an internal combustion engine, including hybrids. ExxonMobil is engaged in research that targets significant improvements in fuel efficiency and emission levels. We expect that the next-generation vehicle will be a composite of the best emerging internal combustion engine technologies combined with an electric motor in an optimized hybrid configuration.

Promising internal combustion engine technologies include:

▪	Hybrid-engine technology using a gasoline engine for steady speeds and an electric motor for extra power during the more energy demanding phases of start-up and acceleration; and,

▪	New combustion technologies, such as homogenous charge compression ignition (HCCI), that have the potential to deliver the higher efficiency of a diesel engine with the low emissions of a gasoline engine.

Research is also under way on automotive fuel cell systems powered by hydrogen, an alternative longer-term approach. Hydrogen is abundant but does not exist freely in nature, and so requires significant energy to produce. The technical and economic issues related to the cost, safe distribution, and widespread use of hydrogen are significant, and it may well take decades to overcome them.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

Corporate 9

POWER GENERATION DRIVES NATURAL GAS DEMAND
Over the period to 2030, we expect natural gas will be the fastest growing primary energy source, capturing about 30 percent of the growth in total energy demand, and reaching one quarter of global energy supply. About half of the growth in gas demand will likely be needed to meet power generation requirements to supply worldwide electricity demand, which is expected to double by 2030.

TECHNOLOGY INVESTMENT NEEDED TO EXTEND CRITICAL OIL AND GAS RESOURCES
By 2030, global oil and gas demand is likely to be close to 200 million barrels per day of oil-equivalent compared to about 130 million barrels per day in 2004. Meeting this demand will be an enormous challenge. The ongoing task is to economically find, produce, and deliver this energy. By 2030, the industry will likely need to add roughly 170 million oil-equivalent barrels per day of new oil and gas production – an amount close to one-third more than current production levels. Development of these supplies will not only require access to resources, but increasingly the cooperation and commitment of governments to advance international development and trade relationships that promote security of supply.

Technology advances remain critical to increasing future oil and gas supplies, enabling more effective resource recovery while minimizing costs and environmental effects. New technologies, such as 4D seismic and direct hydrocarbon detection, promise to further advance our capability to extend recoverable resources worldwide. New technology will also enable economic development of “frontier” resources – extra heavy oil, oil sands, and oil shale – to help ensure adequate supplies of fossil fuels at affordable prices.

The cost to develop these resources is very large. According to the International Energy Agency, the investment required to meet total energy needs worldwide through 2030 will be $16 trillion, with about $200 billion per year required for oil and gas. Financing will be a critical global challenge, with funding dependent on whether investment conditions provide potential investors sufficient incentives versus other options.

ExxonMobil, with our leading resource base, financial strength, disciplined investment approach, and technology portfolio, is well-positioned to participate in the global investment needed to develop new energy supplies. These strengths enable us to remain at the forefront of competition in meeting the energy challenges and capitalizing on the opportunities ahead.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Technology

Our unwavering commitment to research underscores a fundamental belief that technology is absolutely vital to our effort to provide reliable and affordable energy supplies. Increasingly, proprietary technology solutions are a key differentiating factor for ExxonMobil.

ExxonMobil’s unparalleled commitment to the development and application of industry-leading technologies provides the business with opportunities to discover, produce, manufacture, and market oil and gas resources and petrochemicals that may not be available to competitors. Our research efforts are matched to our business needs through a rigorous prioritization process based on both sound economic and technical evaluation.

New energy supplies have a number of prerequisites for commercialization. Access to resources and the finances to develop them are basic requirements. However, continuing advances in technology are vital to economically unlocking the potential in many of the world’s hydrocarbon basins. Technology is equally important in the development of the many high-quality petroleum and petrochemical products used every day.

ExxonMobil maintains one of the industry’s largest research and development efforts, spending more that $600 million annually. We emphasize proprietary solutions that solve critical business challenges. We balance our investment between technology extensions, which can be rapidly deployed to our existing operations, and breakthrough research that can have a significant and lasting impact on the Corporation and industry.

Upstream Technology

ExxonMobil’s broad research effort addresses a spectrum of Upstream business needs from the generation of new opportunities to maximizing hydrocarbon production from discovered resources. The highly skilled staff of the Upstream Research Company, including geologists, engineers, mathematicians, and other scientists, is dedicated to maintaining and growing a portfolio of technology that translates into a competitive advantage for ExxonMobil. Research initiatives range in scale from the physics of the wellbore to the movement of the earth’s crust, but they are all guided by strong links to the business and a relentless focus on developing a fundamental understanding of the underlying science.

GENERATING NEW OPPORTUNITIES

A new research effort is aimed at developing novel geologic concepts and technologies to help find new hydrocarbon resources. This effort includes work ranging from predicting how the microscopic pore spaces that hold hydrocarbons change through time, to understanding the movement of large pieces of the earth’s crust. In the example shown, a proprietary model calculates how South America and Africa have moved apart on a geologic time scale. This type of movement has a significant influence on where oil and gas reservoirs have formed. This proprietary technology has already helped our geoscientists generate ideas about where new exploration opportunities might exist.

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IMPROVED SEISMIC IMAGING

ExxonMobil dedicates a significant research effort to improving our ability to image the subsurface using seismic technologies. Our current focus is on developing proprietary methods that produce higher-quality images than standard industry processing, allowing better predictions of the properties of discovered reservoirs. Advances in this area are key to cost-effectively finding and developing hydrocarbon resources in increasingly challenging environments.

MAXIMIZING HYDROCARBON RECOVERY

Maximizing recovery from discovered resources is critical to the success of our investment program. ExxonMobil has developed a number of patented technologies that produce exceptionally detailed reservoir images. In the examples shown, the computer-processed image of a deeply buried carbonate reservoir (left) looks remarkably like modern analogs, such as the Great Barrier Reef of Australia (right). The blue areas indicate low-quality rock, which with these better images can be avoided during drilling.

Also critical to maximizing recovery is ExxonMobil’s application of the industry’s only next-generation reservoir simulator, EMpower. Today over 275 ExxonMobil engineers regularly use EMpower to build detailed reservoir simulation models. These computer models take advantage of a long list of proprietary capabilities, such as the ability to rigorously analyze multiple reservoirs linked together through a common facility. Even as ExxonMobil extracts unprecedented value from EMpower, we continue to invest in further enhancements, such as advanced capabilities for modeling the recovery of heavy oil.

THE ENGINEERED WELLBORE

ExxonMobil routinely applies its Engineered Wellbore approach to drill, complete, and produce wells at the physics-based technical limit, resulting in lower costs and higher production rates. This technology includes practices and procedures that maximize production rates while sustaining wellbore longevity. These practices and procedures are derived from physics-based models, and are validated in our unique experimental laboratories, such as the Wellbore Simulator (shown right). The Engineered Wellbore approach has led to 27 consecutive successful well installations offshore Africa, where other operators have encountered significant difficulties.

2004   F I N A N C I A L   &   O P E R A T I N G   R E V I E W   •   E X X O N   M O B I L   C O R P O R A T I O N

Manufacturing and Product Technology

Manufacturing and product technologies encompass and are driven by both the Downstream and Chemical businesses, aiming to meet the needs of the marketplace and create competitive advantage. Whether it’s a new plastic, a new lubricant, or a cutting-edge technology to improve the efficiency of manufacturing operations, the scientists and engineers at ExxonMobil Research & Engineering Company and ExxonMobil Chemical work in collaborative teams with their business partners. The ideas they generate lead to experiments in the laboratory at the molecular level. Using state-of-the-art research techniques, new and innovative processes and product technologies are scaled to commercial size. Once proven, they are deployed across our global businesses to capture maximum value.

COMMERCIALIZING GAS-TO-LIQUIDS TECHNOLOGY

An important element of downstream technology is to develop state-of-the-art options for resource commercialization. Our 154-thousand-barrel-per-day gas-to-liquids (GTL) project in Qatar, the world’s largest announced to date, will benefit from significant upstream and manufacturing economies of scale. ExxonMobil’s AGC-21 GTL technology combines several proprietary technologies that create competitive advantage. Our slurry reactor system, based on a proprietary cobalt catalyst and expertise in managing fluidized catalytic systems, enables lower-cost synthesis and better control of reaction conditions. This process produces high-quality diesel blendstock and a high yield of very high-quality lube basestocks.

PREMIUM LUBRICANTS

ExxonMobil’s proprietary MSDW-2 catalyst is the industry-leading technology to make high-quality lube basestocks. Our technology has much lower capital costs than conventional solvent dewaxing. High catalyst activity, long life, and tolerance to feed impurities contribute to performance and cost advantages over competing technologies. MSDW-2 technology has been very successfully applied in our own refineries, has captured the major share of recent industry lube upgrading licenses, and is also a critical element of the upgrading step in our GTL technology.

A UNIQUE CATALYSIS CAPABILITY LEVERAGES ASSETS

ExxonMobil has a long history of developing refining and chemical manufacturing technologies that improve efficiency and provide new solutions to meet market needs. The critical priorities are to enhance the performance of existing manufacturing facilities and the quality and performance of the products produced. Catalysis – the science of engineering substances that facilitate chemical reactions – is one of the most effective tools to address these priorities.

Our SCANfining catalyst is used in over 1 million barrels per day of low-sulfur motor gasoline production in North America.

ExxonMobil’s unique proprietary capability in this area is the driver behind improvements in our ability to increase yields from existing processing hardware. Likewise, technology that employs new catalysts, such as our SCANfining technology for low-sulfur gasoline, shown at left, and Nebula-20 for ultralow-sulfur diesel, enable us to meet new, more stringent product specifications while minimizing investment. Our competitive position in catalysis is supported by more than 150 catalyst family patents and over 40 commercialized catalysts. The value of our catalyst assets is enhanced and regularly validated through our licensing business.

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Corporate 13

HIGHER-VALUE CHEMICAL PRODUCTS

ExxonMobil is a leader in metallocene catalyst development, which we were the first to commercialize in 1992. Metallocenes are a class of chemical compounds that function as polymerization catalysts. They significantly enhance the mechanical and optical properties of polyethylene and polypropylene.

Our proprietary polymer science allows us to select the right metallocene catalyst and process conditions to tailor the exact end-use properties to meet market needs. Since their introduction, sales of high-margin polymers using our metallocene catalysts have grown by an average of 30 percent per year – four to five times industry growth over the same period.

This growth is supported by the continuous introduction of new and enhanced products such as our Vistamaxx specialty elastomers. These new polymers can enhance the elasticity, softness, adhesion, strength, and durability of our customers’ products.

Film made with metallocene polyethylene provides a unique combination of stiffness and clarity as demonstrated on this commercial production line.

INCREASING MARGIN CAPTURE

We have used our advanced process technology to identify and deliver initiatives that improve our manufacturing processes and equipment utilization. As a result, we lead the industry in refinery operating reliability. In 2004, technology helped reduce unplanned capacity loss below 2 percent.

In refining, one area of promise is our breakthrough research in low-energy separation technology. Advances in materials science have created opportunities for alternative separation techniques to conventional energy-intensive distillation. Membranes, adsorbents, and reactive separations, if successful, could have a wide range of potential applications, from substantially reducing the energy intensity of crude oil fractionation to improvements in upgrading difficult-to-process raw materials, such as heavy crudes.

Technology also helps us reduce raw material costs. Optimizing the selection and use of raw materials through our refineries and chemical plants is one of the best opportunities to improve margins in the downstream and chemical business. ExxonMobil has developed unique capabilities to analyze, model, and optimize the chemistry at the molecular level in our units – what we call “molecule management.” The application of our proprietary molecular management technologies has expanded from individual units to regional manufacturing centers, and should ultimately encompass our entire supply system. When fully implemented, the impact of these technologies is likely to be about $500 million per year.

NEW R&D CAPABILITIES SPEED UP RESEARCH

High throughput experimentation (HTE) is a combination of technologies in experimental design, materials synthesis, and testing, combined with advanced data analysis and visualization tools that have delivered exciting results. Using this technique, we use computer-driven robotics to quickly generate many forms of catalysts. We then evaluate those candidate catalysts in high-speed screening tests for commercial application.

Using HTE, we can conduct nearly 100 experiments simultaneously, providing results in days that before took weeks to months. So far we have conducted over 30,000 tests. Beyond catalyst synthesis and testing, we have plans to apply HTE to product formulation and advanced separation techniques. We expect to significantly shorten the time it takes to discover new technologies. ExxonMobil has capabilities in this field that are unique in the oil industry.

Technicians like Kathryn Hammack can conduct multiple experiments simultaneously using HTE at the Baytown Technology and Engineering Complex.

2004   FIN A N C I A L   &   O P E R A T I N G   R E V I E W   •   E X X O N   M O B I L   C O R P O R A T I O N

Safety, Health & Environment

We maintain our commitment to high standards of safety, security, health, and environmental care.

2004 HIGHLIGHTS

▪	Safest year ever

▪	Record energy efficiency performance in our Refining and Chemical businesses

GUIDING PRINCIPLE

ExxonMobil is committed to maintaining high standards of safety, security, health, and environmental care. We comply with all applicable environmental laws and regulations, and apply responsible standards where laws and regulations do not exist.

The products we produce are essential to society. ExxonMobil has shown that we can produce them while protecting the health and safety of people, and safeguarding the environment. Our goal is to drive injuries, illnesses, and operational incidents with environmental impact to zero.

RISK MANAGEMENT AND SECURITY

Risks are inherent in the energy and petrochemical businesses, including risks associated with safety, health, and the environment. ExxonMobil recognizes these risks and takes a systematic managed approach to mitigate their impact. The same rigor and discipline that underpin our investment program are also used in our approach to the management of our performance in safety, security, health, and the environment. ExxonMobil’s commitment is supported by our investment in related science and technology, which will help improve performance in these areas.

Our Operations Integrity Management System (OIMS) is a risk management tool for assessing and improving our safety, security, health, and environmental performance. OIMS enables us to measure progress, plan future improvements, and ensure management accountability for results in these areas. OIMS conforms with the international standard for environmental management systems (ISO 14001).

ExxonMobil has a long-standing commitment to the protection of its people, facilities, information, and other assets. Security measures take into account perceived risk, cost and practicality, compliance with applicable laws, and recognition of social norms.

EXXONMOBIL LNG SAFETY & ENVIRONMENTAL INSTITUTE

ExxonMobil is establishing a Liquefied Natural Gas Safety and Environmental Institute as an anchor tenant in the recently announced Science and Technology Park in Education City, Doha, Qatar. Anticipated opening is 2006. The Institute will focus on developing leading-edge technologies to help ensure the highest standards of safety and environmental performance in the world’s largest gas processing and liquefaction facilities. This is one of the many efforts supporting ExxonMobil’s commitment to safe, reliable, and environmentally responsible activities.

“We further believe ExxonMobil to be among the industry leaders in the extent to which environmental management considerations have been integrated into its business processes for ongoing operations and for the planning and development of new projects.” – Lloyd’s Register Quality Assurance. September 2, 2004. Above. Dale Williams surveys the new cogeneration project at the Baytown Olefins Plant.

SAFETY AND HEALTH

ExxonMobil has long been an industry leader in safety performance. We believe that providing a safe work environment for our employees, contractors, and communities contributes to and is indicative of superior performance in other aspects of our operations. In 2004, we achieved our safest year ever, with the fewest safety incidents in ExxonMobil history. Over the last decade, we have reduced lost-time incidents by a factor of ten.

While our systematic approach to managing risk minimizes the likelihood of a major incident, such risks cannot be entirely eliminated. We therefore place great emphasis on preparations to respond effectively to potential incidents, including product spills,

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

Corporate 15

fires, explosions, natural disasters, and security incidents. As part of this preparation in 2004, we conducted nine major drills in locations around the world.

The world’s health pandemics are taking a staggering toll in many of the communities where we operate, particularly West Africa. ExxonMobil is helping to address this plight head-on. Our “Africa Health Initiative” grants include programs to tackle malaria at the community level, to promote research and development of new drugs, and to advocate for international support. In 2004, we also developed a comprehensive African program known as Stop AIDS to help address HIV/AIDS where we live and work.

ENVIRONMENT

ExxonMobil is committed to leadership in environmental performance. We will operate responsibly wherever we do business by implementing scientifically sound, practical solutions. Our business units around the world develop detailed environmental business plans to identify and manage environmental risks and address issues at the local level.

We are taking a number of significant actions to improve our efficiency and reduce greenhouse gas emissions (GHG) from our operations:

▪	We are capturing significant energy efficiency improvements with our Global Energy Management System (GEMS). We achieved record energy efficiency in our refining and chemical businesses in 2004.

▪	ExxonMobil is an industry leader in the use of cogeneration, a much more efficient way to make power and steam than by traditional methods. We currently have interests in over 85 cogeneration facilities with the capacity to produce approximately 3,300 megawatts of electricity. In 2004, 400 megawatts of new cogeneration capacity were added at our facilities in the United States and Canada, and we expect to add another 400 megawatts in 2005 at a total expected investment for both years of nearly $1 billion.

▪	ExxonMobil is taking steps to significantly reduce flaring in the near future, although flaring increased in 2004 due to higher oil production. In Nigeria, where ExxonMobil flares a lower percentage of gas than the industry average, projects are being implemented to simultaneously increase production and end nonessential flaring ahead of the government mandated deadline. These projects, the first of which is scheduled for start-up in 2006, will reduce GHG emissions by approximately 7 million metric tons per year.

We are prepared to meet the new European GHG regulatory requirements that come into effect in 2005, using a system-wide approach that addresses all affected facilities in a cost-effective manner.

In the longer term, we are progressing technologies that will significantly reduce emissions. The majority of GHG emissions associated with the production and the use of oil arise from consumer use of fuels (87 percent), with the remainder from industry operations (13 percent). We are working with automobile manufacturers, universities, and government agencies to develop advanced fuels and new energy technologies that are economic and have broad application. We are committed to further development of breakthrough technology to reduce GHG emissions through research projects, including initiating the largest privately-funded academic energy technology initiative in history – the Global Climate and Energy Project (GCEP) led by Stanford University. For more information, refer to the website gcep.stanford.edu.

MORE INFORMATION

For more information regarding our commitment to safety, health, and the environment, refer to the following documents available on our website at www.exxonmobil.com.

▪	Corporate Citizenship Report (CCR)

▪	Report on Energy Trends, Greenhouse Gas Emissions, and Alternative Energy

2004   F I N A N C I A L   &   O P E R A T I N G   R E V I E W   •   E X X O N   M O B I L   C O R P O R A T I O N

Financial Summary

FUNCTIONAL EARNINGS

		2004 Quarters
(millions of dollars)	First	Second	Third	Fourth	2004	2003	2002	2001	2000

Net Income (U.S. GAAP)
Upstream
United States	1,154	1,237	1,173	1,384	4,948	3,905	2,524	3,933	4,542
Non-U.S.	2,859	2,609	2,756	3,503	11,727	10,597	7,074	6,803	8,143
Total	4,013	3,846	3,929	4,887	16,675	14,502	9,598	10,736	12,685

Downstream
United States	392	907	11	876	2,186	1,348	693	1,924	1,561
Non-U.S.	612	600	840	1,468	3,520	2,168	607	2,303	1,857
Total	1,004	1,507	851	2,344	5,706	3,516	1,300	4,227	3,418

Chemical
United States	118	148	329	425	1,020	381	384	298	644
Non-U.S.	446	459	680	823	2,408	1,051	446	409	517
Total	564	607	1,009	1,248	3,428	1,432	830	707	1,161

Corporate and financing	(141)	(170)	(109)	(59)	(479)	1,510	(442)	(142)	(538)
Merger expenses	—	—	—	—	—	—	(275)	(525)	(920)
Discontinued operations	—	—	—	—	—	—	449	102	184
Extraordinary gain	—	—	—	—	—	—	—	215	1,730
Accounting change	—	—	—	—	—	550	—	—	—

Net income (U.S.GAAP)	5,440	5,790	5,680	8,420	25,330	21,510	11,460	15,320	17,720

Net income per common share (dollars)	0.83	0.89	0.88	1.31	3.91	3.24	1.69	2.23	2.55
Net income per common share – assuming dilution (dollars)	0.83	0.88	0.88	1.30	3.89	3.23	1.68	2.21	2.52

Merger Effects, Discontinued Operations, Accounting Change, and Other Special Items
Upstream
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	1,700	(215)	—	—
Total	—	—	—	—	—	1,700	(215)	—	—

Downstream
United States	—	—	(550)	—	(550)	—	—	—	—
Non-U.S.	—	—	—	—	—	—	—	—	—
Total	—	—	(550)	—	(550)	—	—	—	—

Chemical
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—	—	—

Corporate and financing	—	—	—	—	—	2,230	—	—	—
Merger expenses	—	—	—	—	—	—	(275)	(525)	(920)
Discontinued operations	—	—	—	—	—	—	449	102	184
Extraordinary gain	—	—	—	—	—	—	—	215	1,730
Accounting change	—	—	—	—	—	550	—	—	—

Corporate total	—	—	(550)	—	(550)	4,480	(41)	(208)	994

Earnings Excluding Merger Effects, Discontinued Operations, Accounting Change, and Other Special Items
Upstream
United States	1,154	1,237	1,173	1,384	4,948	3,905	2,524	3,933	4,542
Non-U.S.	2,859	2,609	2,756	3,503	11,727	8,897	7,289	6,803	8,143
Total	4,013	3,846	3,929	4,887	16,675	12,802	9,813	10,736	12,685

Downstream
United States	392	907	561	876	2,736	1,348	693	1,924	1,561
Non-U.S.	612	600	840	1,468	3,520	2,168	607	2,303	1,857
Total	1,004	1,507	1,401	2,344	6,256	3,516	1,300	4,227	3,418

Chemical
United States	118	148	329	425	1,020	381	384	298	644
Non-U.S.	446	459	680	823	2,408	1,051	446	409	517
Total	564	607	1,009	1,248	3,428	1,432	830	707	1,161

Corporate and financing	(141)	(170)	(109)	(59)	(479)	(720)	(442)	(142)	(538)

Corporate total	5,440	5,790	6,230	8,420	25,880	17,030	11,501	15,528	16,726

Earnings per common share (dollars)	0.83	0.89	0.96	1.31	3.99	2.57	1.70	2.27	2.40
Earnings per common share – assuming dilution (dollars)	0.83	0.88	0.96	1.30	3.97	2.56	1.69	2.25	2.37

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

C o r p o r a t e 17

RETURN ON AVERAGE CAPITAL EMPLOYED (1) BY BUSINESS

(percent)	2004	2003	2002	2001	2000

Upstream
United States	37.0	28.9	19.0	30.4	35.3
Non-U.S.	31.5	31.0	23.7	25.1	28.7
Total	32.9	30.4	22.3	26.8	30.8

Downstream
United States	28.6	16.7	8.6	25.0	19.6
Non-U.S.	18.0	11.5	3.4	12.4	9.4
Total	21.0	13.0	5.0	16.1	12.3

Chemical
United States	19.4	7.3	7.3	7.2	11.4
Non-U.S.	25.7	11.8	5.3	5.8	6.3
Total	23.5	10.2	6.1	6.4	8.4

Corporate and financing	—	—	—	—	—
Discontinued operations	—	—	63.2	7.2	12.3

Corporate total	23.8	20.9	13.5	17.8	20.6

(1) Capital employed consists of shareholders’ equity and debt, including ExxonMobil’ s share of amounts applicable to equity companies. See Frequently Used Terms on pages 88 through 91.

AVERAGE CAPITAL EMPLOYED (1) BY BUSINESS

(millions of dollars)	2004	2003	2002	2001	2000

Upstream
United States	13,355	13,508	13,264	12,952	12,864
Non-U.S.	37,287	34,164	29,800	27,077	28,354
Total	50,642	47,672	43,064	40,029	41,218

Downstream
United States	7,632	8,090	8,060	7,711	7,976
Non-U.S.	19,541	18,875	17,985	18,610	19,756
Total	27,173	26,965	26,045	26,321	27,732

Chemical
United States	5,246	5,194	5,235	5,506	5,644
Non-U.S.	9,362	8,905	8,410	8,333	8,170
Total	14,608	14,099	13,645	13,839	13,814

Corporate and financing	14,916	6,637	4,878	6,399	3,198
Discontinued operations	—	—	710	1,412	1,501

Corporate total	107,339	95,373	88,342	88,000	87,463

Average capital employed applicable to equity companies included above	18,049	15,587	14,001	13,902	15,330

(1) Average capital employed is the average of beginning and end-of-year business segment capital employed. See Frequently Used Terms on pages 88 through 91.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON   MOBIL   CORPORATION

CAPITAL AND EXPLORATION EXPENDITURES (1)

(millions of dollars)	2004	2003	2002	2001	2000

Upstream
Exploration
United States	248	275	295	471	285
Non-U.S.	1,035	940	1,015	1,188	1,222
Total	1,283	1,215	1,310	1,659	1,507

Production(2)
United States	1,669	1,842	2,057	1,947	1,574
Non-U.S.	8,629	8,758	6,949	5,157	3,818
Total	10,298	10,600	9,006	7,104	5,392

Power and Coal
United States	5	8	5	5	6
Non-U.S.	129	165	73	48	28
Total	134	173	78	53	34

Total Upstream (Exploration,
Production, Power, and Coal)	11,715	11,988	10,394	8,816	6,933

Downstream
Refining
United States	550	998	670	524	632
Non-U.S.	774	768	685	514	703
Total	1,324	1,766	1,355	1,038	1,335

Marketing
United States	201	216	255	370	372
Non-U.S.	811	739	761	836	808
Total	1,012	955	1,016	1,206	1,180

Pipeline/Marine
United States	24	30	55	67	73
Non-U.S.	45	30	24	11	30
Total	69	60	79	78	103

Total Downstream (Refining,
Marketing, and Pipeline/Marine)	2,405	2,781	2,450	2,322	2,618

Chemical
United States	262	333	575	432	351
Non-U.S.	428	359	379	440	1,117
Total Chemical	690	692	954	872	1,468

Other Operations and Administrative
United States	66	64	45	126	45
Non-U.S.	9	—	32	32	7
Total other operations and administrative	75	64	77	158	52

Discontinued Operations
Non-U.S.	—	—	80	143	97

Total capital and exploration expenditures	14,885	15,525	13,955	12,311	11,168

(1)	See Frequently Used Terms on pages 88 through 91.

(2)	Including related transportation.

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

C o r p o r a t e 19

TOTAL CAPITAL AND EXPLORATION EXPENDITURES BY GEOGRAPHY

(millions of dollars)	2004	2003	2002	2001	2000

United States	3,025	3,766	3,957	3,942	3,338
Canada	1,546	1,601	1,513	1,262	1,004
Latin America	289	217	441	717	677
Europe	2,845	3,046	2,919	2,564	2,255
Asia Pacific	1,137	1,410	1,470	1,496	2,250
Middle East	1,044	636	393	185	112
Africa	3,316	3,657	2,405	1,585	981
Other Eastern Hemisphere	1,683	1,192	857	560	551

Total worldwide	14,885	15,525	13,955	12,311	11,168

DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2004	2003	2002	2001	2000

Consolidated Companies’ Expenditures
Capital expenditures	11,901	12,857	11,499	9,943	9,017
Exploration costs charged to expense
United States	192	256	220	213	133
Non-U.S.	891	735	679	941	780
Depreciation on support equipment(1)	15	19	21	21	23
Total exploration expenses	1,098	1,010	920	1,175	936

Total consolidated companies’ capital and exploration expenditures
(excluding depreciation on support equipment)	12,984	13,848	12,398	11,097	9,930

ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	1,865	1,651	1,518	1,203	1,216
Exploration costs charged to expense	36	26	39	11	22
Total non-consolidated companies’ capital and exploration expenditures	1,901	1,677	1,557	1,214	1,238

Total capital and exploration expenditures	14,885	15,525	13,955	12,311	11,168

(1)	Not included as part of total Capital and Exploration Expenditures, but included as part of Exploration Expenses in the Summary Statement of Income, page 22.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON    MOBIL   CORPORATION

NET INVESTMENT IN PROPERTY, PLANT, AND EQUIPMENT AT YEAR END

(millions of dollars)	2004	2003	2002	2001	2000

Upstream
United States	16,410	16,992	16,924	16,697	16,216
Non-U.S.	45,603	41,735	34,772	29,980	29,600
Total	62,013	58,727	51,696	46,677	45,816

Downstream
United States	9,408	9,714	9,238	9,012	9,048
Non-U.S.	20,402	19,852	17,682	16,548	17,682
Total	29,810	29,566	26,920	25,560	26,730

Chemical
United States	4,887	5,068	5,155	5,079	5,045
Non-U.S.	5,162	5,047	4,754	4,611	4,890
Total	10,049	10,115	9,909	9,690	9,935

Other/discontinued operations	6,767	6,557	6,415	7,675	7,348

Total net investment	108,639	104,965	94,940	89,602	89,829

DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2004	2003	2002	2001	2000

Upstream
United States	1,453	1,571	1,597	1,447	1,426
Non-U.S.	4,758	4,072	3,551	3,221	3,469
Total	6,211	5,643	5,148	4,668	4,895

Downstream
United States	618	601	583	598	594
Non-U.S.	1,646	1,548	1,399	1,476	1,489
Total	2,264	2,149	1,982	2,074	2,083

Chemical
United States	408	410	414	408	397
Non-U.S.	400	368	348	289	281
Total	808	778	762	697	678

Other	484	477	418	409	345

Total depreciation and depletion expenses	9,767	9,047	8,310	7,848	8,001

OPERATING COSTS EXCLUDING MERGER EXPENSES AND DISCONTINUED OPERATIONS (1)

(millions of dollars)	2004	2003	2002	2001	2000

Production and manufacturing expenses	23,225	21,260	17,831	17,743	17,600
Selling, general, and administrative	13,849	13,396	12,356	12,898	12,044
Depreciation and depletion	9,767	9,047	8,310	7,848	8,001
Exploration	1,098	1,010	920	1,175	936
Subtotal	47,939	44,713	39,417	39,664	38,581
ExxonMobil’s share of equity-company expenses	4,209	3,937	3,800	3,832	4,355
Total operating costs	52,148	48,650	43,217	43,496	42,936

(1)	See Frequently Used Terms on pages 88 through 91.

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

C o r p o r a t e 21

SUMMARY BALANCE SHEET AT YEAR END

(millions of dollars)	2004	2003	2002	2001	2000

Assets
Current assets
Cash and cash equivalents	18,531	10,626	7,229	6,547	7,080
Cash and cash equivalents – restricted	4,604	—	—	—	—
Notes and accounts receivable, less estimated doubtful amounts	25,359	24,309	21,163	19,549	22,996
Inventories
Crude oil, products, and merchandise	8,136	7,665	6,827	6,743	7,244
Materials and supplies	1,351	1,292	1,241	1,161	1,060
Prepaid taxes and expenses	2,396	2,068	1,831	1,681	2,019

Total current assets	60,377	45,960	38,291	35,681	40,399

Investments and advances	18,404	15,535	12,111	10,768	12,618
Property, plant, and equipment, at cost, less accumulated depreciation and depletion	108,639	104,965	94,940	89,602	89,829
Other assets, including intangibles – net	7,836	7,818	7,302	7,123	6,154

Total assets	195,256	174,278	152,644	143,174	149,000

Liabilities
Current liabilities
Notes and loans payable	3,280	4,789	4,093	3,703	6,161
Accounts payable and accrued liabilities	31,763	28,445	25,186	22,862	26,755
Income taxes payable	7,938	5,152	3,896	3,549	5,275

Total current liabilities	42,981	38,386	33,175	30,114	38,191

Long-term debt	5,013	4,756	6,655	7,099	7,280
Annuity reserves	10,850	9,609	11,202	7,331	6,835
Accrued liabilities	6,279	5,283	5,252	5,144	5,099
Deferred income tax liabilities	21,092	20,118	16,484	16,359	16,442
Deferred credits and other long-term obligations	3,333	2,829	2,511	1,141	1,166
Equity of minority and preferred shareholders in affiliated companies	3,952	3,382	2,768	2,825	3,230

Total liabilities	93,500	84,363	78,047	70,013	78,243

Commitments and Contingencies
Shareholders’ Equity
Benefit-plan-related balances	(1,014)	(634)	(450)	(159)	(235)
Common stock without par value (9,000 million shares authorized)	5,067	4,468	4,217	3,789	3,661
Earnings reinvested	134,390	115,956	100,961	95,718	86,652
Accumulated other non-owner changes in equity
Cumulative foreign exchange translation adjustment	3,598	1,421	(3,015)	(5,947)	(4,862)
Minimum pension liability adjustment	(2,499)	(2,446)	(2,960)	(535)	(310)
Unrealized gains/(losses) on stock investments	428	511	(79)	(108)	(17)
Common stock held in treasury (1,618 million shares in 2004 and 1,451 million shares in 2003)	(38,214)	(29,361)	(24,077)	(19,597)	(14,132)

Total shareholders’ equity	101,756	89,915	74,597	73,161	70,757

Total liabilities and shareholders’ equity	195,256	174,278	152,644	143,174	149,000

The information in the Summary Statement of Income (for 2002 to 2004), the Summary Balance Sheet (for 2003 and 2004), and the Summary Statement of Cash Flows (for 2002 to 2004), shown on pages 21 through 23 is a replication of the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in ExxonMobil’s 2005 Proxy Statement. For complete consolidated financial statements, including notes, please refer to pages A26 through A53 of ExxonMobil’s 2005 Proxy Statement. See also management’s discussion and analysis of financial condition and results of operations and other information on pages A6 through A23 of the 2005 Proxy Statement.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON   MOBIL   CORPORATION

SUMMARY STATEMENT OF INCOME

(millions of dollars)	2004	2003	2002	2001	2000

Revenues and Other Income
Sales and other operating revenue(1)	291,252	237,054	200,949	208,715	227,596
Income from equity affiliates	4,961	4,373	2,066	2,174	2,434
Other income	1,822	5,311	1,491	1,896	1,816

Total revenues and other income	298,035	246,738	204,506	212,785	231,846

Costs and Other Deductions
Crude oil and product purchases	139,224	107,658	90,950	92,257	108,913
Production and manufacturing expenses	23,225	21,260	17,831	17,743	17,600
Selling, general, and administrative expenses	13,849	13,396	12,356	12,898	12,044
Depreciation and depletion	9,767	9,047	8,310	7,848	8,001
Exploration expenses, including dry holes	1,098	1,010	920	1,175	936
Merger-related expenses	—	—	410	748	1,406
Interest expense	638	207	398	293	589
Excise taxes(1)	27,263	23,855	22,040	21,907	22,356
Other taxes and duties	40,954	37,645	33,572	33,377	32,708
Income applicable to minority and preferred interests	776	694	209	569	412

Total costs and other deductions	256,794	214,772	186,996	188,815	204,965

Income before income taxes	41,241	31,966	17,510	23,970	26,881
Income taxes	15,911	11,006	6,499	8,967	11,075

Income from continuing operations	25,330	20,960	11,011	15,003	15,806

Discontinued operations, net of income tax	—	—	449	102	184
Cumulative effect of accounting change, net of income tax	—	550	—	—	—
Extraordinary gain, net of income tax	—	—	—	215	1,730

Net Income	25,330	21,510	11,460	15,320	17,720

Net Income per Common Share (dollars)
Income from continuing operations	3.91	3.16	1.62	2.19	2.27
Discontinued operations, net of income tax	—	—	0.07	0.01	0.03
Cumulative effect of accounting change, net of income tax	—	0.08	—	—	—
Extraordinary gain, net of income tax	—	—	—	0.03	0.25

Net income	3.91	3.24	1.69	2.23	2.55

Net Income per Common Share – Assuming Dilution (dollars)
Income from continuing operations	3.89	3.15	1.61	2.17	2.24
Discontinued operations, net of income tax	—	—	0.07	0.01	0.03
Cumulative effect of accounting change, net of income tax	—	0.08	—	—	—
Extraordinary gain, net of income tax	—	—	—	0.03	0.25

Net income	3.89	3.23	1.68	2.21	2.52

	27,263	23,855	22,040	21,907	22,356

(1)	Excise taxes included in sales and other operating revenue

The information in the Summary Statement of Income (for 2002 to 2004), the Summary Balance Sheet (for 2003 and 2004), and the Summary Statement of Cash Flows (for 2002 to 2004), shown on pages 21 through 23 is a replication of the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in ExxonMobil’s 2005 Proxy Statement. For complete consolidated financial statements, including notes, please refer to pages A26 through A53 of ExxonMobil’s 2005 Proxy Statement. See also management’s discussion and analysis of financial condition and results of operations and other information on pages A6 through A23 of the 2005 Proxy Statement.

EXXON   MOBIL  CORPORATION  •  2004  FINANCIAL  &  OPERATING  REVIEW

C o r p o r a t e  23

SUMMARY STATEMENT OF CASH FLOWS

(millions of dollars)	2004	2003	2002	2001	2000

Cash Flows from Operating Activities
Net income
Accruing to ExxonMobil shareholders	25,330	21,510	11,460	15,320	17,720
Accruing to minority and preferred interests	776	694	209	569	412
Cumulative effect of accounting change, net of income tax	—	(550)	—	—	—
Adjustments for noncash transactions
Depreciation and depletion	9,767	9,047	8,310	7,848	8,001
Deferred income tax charges/(credits)	(1,134)	1,827	297	650	10
Annuity provisions	886	(1,489)	(500)	349	(425)
Accrued liability provisions	806	264	(90)	149	(237)
Dividends received greater than/(less than) equity in current earnings of equity companies	(1,643)	(402)	(170)	78	(387)
Extraordinary gain, before income tax	—	—	—	(194)	(2,038)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable	(472)	(1,286)	(305)	3,062	(4,832)
– Inventories	(223)	(100)	353	154	(297)
– Prepaid taxes and expenses	11	42	32	118	(204)
Increase/(reduction) – Accounts and other payables	6,333	1,130	365	(5,103)	5,411
Ruhrgas transaction	—	(2,240)	1,466	—	—
All other items – net	114	51	(159)	(111)	(197)

Net cash provided by operating activities	40,551	28,498	21,268	22,889	22,937

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(11,986)	(12,859)	(11,437)	(9,989)	(8,446)
Sales of subsidiaries, investments, and property, plant, and equipment	2,754	2,290	2,793	1,078	5,770
Increase in restricted cash and cash equivalents	(4,604)	—	—	—	—
Additional investments and advances	(2,287)	(809)	(2,012)	(1,035)	(1,648)
Collection of advances	1,213	536	898	1,735	985
Additions to other marketable securities	—	—	—	—	(41)
Sales of other marketable securities	—	—	—	—	82

Net cash used in investing activities	(14,910)	(10,842)	(9,758)	(8,211)	(3,298)

Cash Flows from Financing Activities
Additions to long-term debt	470	127	396	547	238
Reductions in long-term debt	(562)	(914)	(246)	(506)	(901)
Additions to short-term debt	450	715	751	705	500
Reductions in short-term debt	(2,243)	(1,730)	(927)	(1,212)	(2,413)
Additions/(reductions) in debt with less than 90-day maturity	(66)	(322)	(281)	(2,306)	(3,129)
Cash dividends to ExxonMobil shareholders	(6,896)	(6,515)	(6,217)	(6,254)	(6,123)
Cash dividends to minority interests	(215)	(430)	(169)	(194)	(251)
Changes in minority interests and sales/(purchases) of affiliate stock	(215)	(247)	(161)	(401)	(227)
Common stock acquired	(9,951)	(5,881)	(4,798)	(5,721)	(2,352)
Common stock sold	960	434	299	301	493

Net cash used in financing activities	(18,268)	(14,763)	(11,353)	(15,041)	(14,165)

Effects of exchange rate changes on cash	532	504	525	(170)	(82)

Increase/(decrease) in cash and cash equivalents	7,905	3,397	682	(533)	5,392
Cash and cash equivalents at beginning of year	10,626	7,229	6,547	7,080	1,688

Cash and cash equivalents at end of year	18,531	10,626	7,229	6,547	7,080

The information in the Summary Statement of Income (for 2002 to 2004), the Summary Balance Sheet (for 2003 and 2004), and the Summary Statement of Cash Flows (for 2002 to 2004), shown on pages 21 through 23 is a replication of the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in ExxonMobil’s 2005 Proxy Statement. For complete consolidated financial statements, including notes, please refer to pages A26 through A53 of ExxonMobil’s 2005 Proxy Statement. See also management’s discussion and analysis of financial condition and results of operations and other information on pages A6 through A23 of the 2005 Proxy Statement.

2004  FINANCIAL   &  OPERATING  REVIEW   •  EXXON  MOBIL  CORPORATION

MA E RT S P U The start-up of Kizomba A signaled a key milestone in the continuing development of ExxonMobil's premier acreage position in Angola. The $3.6 billion Kizomba A project, the largest deepwater development offshore West Africa and the world's largest floating production, storage, and offloading (FPSO) system, will recover approximately 1 billion barrels of oil (gross) with an expected peak production rate of 250 thousand barrels a day.

Consistency is key to leading results, ExxonMobil’s

Upstream sets benchmarks as an industry leader in project

execution and operating performance.

Exploration, Development, Production, and Gas & Power Marketing

UPSTREAM STRATEGIES

Although business conditions and opportunities change from year to year, ExxonMobil employs a set of long-term fundamental strategies in its worldwide exploration, development, production, and gas and power marketing businesses. These strategies are supported by an unparalleled commitment to technology. Superior execution of these strategies through our global functional organization, across what we believe is the best Upstream asset portfolio in the industry, distinguishes ExxonMobil from competition. These key strategies are:

▪ Maximize profitability of existing oil and gas production;

▪ Identify and pursue all attractive exploration opportunities;

▪ Invest in projects that deliver superior returns; and,

▪ Capitalize on growing natural gas and power markets.

U p s t r e a m  N e t   I n c o m e   p e r   B a r r e l

▪  ExxonMobil  ▪  Integrated Oil Competitor Average(1)
(dollars per oil-equivalent barrel)

(1)	Royal Dutch Shell, BP, and Chevron Texaco values calculated on a consistent basis with ExxonMobil, based on Public information, Competitor data estimated for 2004.

2004 RESULTS AND HIGHLIGHTS

Earnings were $16.7 billion, up 15 percent and a record, primarily due to strong oil and natural gas prices.

Upstream return on average capital employed was 33 percent in 2004 and averaged 29 percent over the past five years.

Net income per oil-equivalent barrel was $10.81.

Total liquids and gas production available for sale was 4.2 million oil-equivalent barrels per day, exceeding all competitors. Strong liquids production growth of 2.2 percent was offset by lower gas production, which declined 2.5 percent.

Proved oil and gas reserve additions totaled 1.8 billion oil-equivalent barrels, excluding asset sales and year-end price/cost revisions. The Corporation replaced 112 percent of production including asset sales, and 125 percent excluding asset sales. This is the 11th year in a row that ExxonMobil has more than replaced reserves produced.

At 22 billion oil-equivalent barrels, ExxonMobil’s proved reserves remain the highest among nongovernmental producers. New field resource additions totaled 2.9 billion oil-equivalent barrels in 2004. ExxonMobil’s resource base now stands at 73 billion oil-equivalent barrels.

Finding costs were $0.44 per oil-equivalent barrel. Five-year average reserve replacement cost was $4.91 per oil-equivalent barrel.

Upstream capital and exploration spending remained robust at $11.7 billion, driven by a strong portfolio of development projects.

STATISTICAL RECAP	2004	2003	2002	2001	2000
Earnings (millions of dollars)	16,675	14,502	9,598	10,736	12,685
Liquids production (thousands of barrels per day)	2,571	2,516	2,496	2,542	2,553
Natural gas production available for sale (millions of cubic feet per day)	9,864	10,119	10,452	10,279	10,343
Oil-equivalent production (thousands of barrels per day)	4,215	4,203	4,238	4,255	4,277
Proved reserves replacement(1) (percent)	125	107	118	111	112
New field resource additions (millions of oil-equivalent barrels)	2,940	2,110	2,150	2,490	2,120
Average capital employed (millions of dollars)	50,642	47,672	43,064	40,029	41,218
Return on average capital employed (percent)	32.9	30.4	22.3	26.8	30.8
Capital and exploration expenditures (millions of dollars)	11,715	11,988	10,394	8,816	6,933

(1)	Excluding asset sales and year-end price/cost revisions.

2004  FINANCIAL   &  OPERATING  REVIEW   •  EXXON  MOBIL  CORPORATION

Upstream Competitive Advantages

ExxonMobil’s industry-leading, geographically diverse Upstream business includes the largest reserve base among nongovernmental oil companies, a development portfolio of over 100 projects involving over $80 billion in net investment, the leading production base, and global gas and power marketing activities.

2004 Global Upstream Summary

Countries with operations	37
Resource base (oil-equivalent barrels)	73 billion
Reserves (oil-equivalent barrels)	22 billion
Exploration acreage (gross acres)	109 million
Production (oil-equivalent barrels per day)	4.2 million
Producing wells (gross)	59 thousand

Our Upstream competitive advantages include:

▪ Strong, diverse production base

▪ Wide range of profitable growth opportunities

▪ Leading proprietary technology tool kit

▪ Unique global functional organization

▪ Financial strength and disciplined approach

STRONG, DIVERSE PRODUCTION BASE

Large, highly profitable, and established oil and gas operations in North America, Europe, Asia Pacific, West Africa, and the Caspian form the strong foundation of our portfolio. These areas include long-life producing fields that have significant near-term potential for discovering and developing new near-field opportunities using existing infrastructure. In 2004, total liquids production was 2,571 thousand barrels per day. Gas production was 9,864 million cubic feet per day.

Our existing asset base includes about 59,000 productive wells from more than 8,300 reservoirs and nearly 600 offshore platforms. We invest in active work programs to maintain this profitable base. ExxonMobil’s production portfolio includes a wide variety of assets. This diversity is extremely valuable when establishing new production.

ExxonMobil is the world’s largest nongovernmental producer of natural gas. Natural gas sales are made in 25 countries and across five continents in every major gas market in the world. ExxonMobil has leading-edge LNG, gas-to-liquids, gas pipeline, and power generation technologies. Our expertise in integrating these advanced technologies with global market requirements provides a substantial competitive advantage. The ability to participate in nearly all sectors of the global gas business is essential to optimizing a substantial base business and commercializing our large remote resources in an ever-changing market.

WIDE RANGE OF PROFITABLE GROWTH OPPORTUNITIES

ExxonMobil maintains the largest portfolio of exploration and development opportunities in the industry, which enables the selectivity required to optimize total profitability and mitigate overall political and technical risks.

As future development projects bring new resources on line, we expect a shift in the geographic mix of production volumes from North America and Europe to resource-rich regions including West Africa, the Caspian, the Middle East, and Russia. ExxonMobil is in a strong position in those areas, and continues to invest in new opportunities in all of these regions.

Exploration gross acreage totals 109 million acres in 34 countries. In addition, initiatives are under way worldwide to participate in emerging, high-potential but previously inaccessible regions offering the potential for future growth opportunities.

P r o j e c t e d    V o l u m e    C o n t i b u t i o n    b y    G e o g r a p h i c    A r e a

▪ United States ▪ Canada ▪ Europe  ▪ Asia Pacific ▪ Latin America ▪ Russia/Caspian ▪ Middle East ▪ Africa ▪ Emerging Areas

Liquids	Gas
(millions of barrels per day)	(billions of cubic feet per day)

2004  FINANCIAL   &  OPERATING  REVIEW   •  EXXON  MOBIL  CORPORATION

U p s t r e a m  27

OPPORTUNITIES SHIFTING TO EXXONMOBIL STRENGTHS

The ExxonMobil opportunity portfolio is shifting by resource type as we look forward to the end of this decade. We expect our conventional opportunities to continue to deliver strong results, accounting for about 60 percent of production in 2010. Our Upstream competitive advantages – commitment to technology, a global functional organization, and financial strength – also position us to capture value from a new set of opportunities. These opportunities trend toward more nonconventional and frontier resources, including LNG, arctic, deepwater, heavy oil, tight gas, and acid/sour gas. By 2010, they are likely to account for about 40 percent of our production volumes. This shift is not unique to ExxonMobil, but it does play to our strengths. ExxonMobil is unique in its ability to effectively execute the variety of projects needed to efficiently commercialize this diverse resource base.

P R O D U C T I O N   V O L U M E   C O N T R I B U T I O N   B Y   R E S O U R C E   T Y P E

LEADING PROPRIETARY TECHNOLOGY

ExxonMobil’s long-standing commitment to the development and application of leading-edge Upstream technology is unmatched in the industry and provides a sustainable competitive advantage. Technology is the lifeblood of our business. It allows us to maximize value by increasing recoverable resources, reducing costs, and creating new markets for our products. We manage technology development and application with the same disciplined approach we use in making all of our business decisions. Our approach to technology and our track record of developing new industry-leading technology serve us well in countries where we have an established business presence, and in emerging areas where we are positioned to be the partner of choice. Technology is, and will continue to be, fundamental to our business success.

TECHNICAL TRAINING CENTER

The 100,000-square-foot Upstream Technical Training Center opened in Houston, Texas, in June, underscoring ExxonMobil’s commitment to the technical excellence of the Corporation’s earth scientists and engineers.

This new center provides a learning environment that is unique in the petroleum industry.

Among its many state-of-the-art features is a room dedicated to training employees in the use of emerging visualization technologies. The ability to view and analyze 3D images of oil and gas reservoirs aids in evaluation of new discoveries and development of known reservoirs.

ExxonMobil’s Upstream training curriculum, accessed by nearly 5,000 employees each year, helps ensure that the best technology is applied to the Corporation’s assets worldwide.

2004  FINANCIAL   &  OPERATING  REVIEW   •  EXXON  MOBIL  CORPORATION

GLOBAL FUNCTIONAL ORGANIZATION

ExxonMobil has an experienced, dedicated, and diverse work force of exceptional quality. Our unique global functional organization is structured along the life cycle of an asset and provides a significant competitive advantage. This allows us to establish priorities on a global basis, effectively leverage the transfer of technology and best practices across our vast worldwide portfolio, focus on operational excellence in all aspects of our business, and efficiently deploy experienced people with the right skills. This approach yields significant advantages in both cost efficiencies and our ability to recognize and respond to the changing business environment.

FUNCTIONAL ORGANIZATION DELIVERS RESULTS

ExxonMobil, by virtue of its participation in a variety of joint ventures and operated-by-other projects, has access to data that can be utilized to benchmark our performance versus that of industry. This data allows insight into the tangible efficiencies in both cost and schedule achieved through our global functional organization. Specifically, ExxonMobil-operated projects and drilling performance demonstrate industry-leading results in several key metrics.

In Africa and the Gulf of Mexico, ExxonMobil’s global technology transfer, as well as cost and schedule discipline, has resulted in best-in-class execution results. Development costs are up to 30% lower than competition on projects of similar size in a given region.

In Angola exploration, ExxonMobil’s use of advanced drilling technology has resulted in top-tier performance. Drilling performance as measured in feet per day was on average 13% better than competition.

Superior planning and execution enable ExxonMobil to minimize the cycle time from initial funding to start-up. In Africa and the Gulf of Mexico, ExxonMobil-operated projects have consistently started up on or ahead of schedule. This cycle time has been up to 15 months shorter than competition.

EXXON   MOBIL  CORPORATION  •  2004  FINANCIAL  &  OPERATING  REVIEW

U p s t r e a m  29

FINANCIAL STRENGTH AND DISCIPLINED APPROACH

ExxonMobil’s financial strength and access to capital are competitive advantages that allow us to pursue all attractive projects that meet our rigorous criteria. We continually invest in our existing asset base to increase resource recovery, maximize profitability and extend economic life. Projects are tested over a wide range of economic scenarios to substantiate the resiliency of expected returns. They are evaluated for strategic fit and long-term advantage versus competition, and they undergo a rigorous appraisal process to capture lessons learned and ensure improvements are incorporated into future decisions. This disciplined approach to making investments and managing assets clearly distinguishes us from competition.

ExxonMobil believes that return on average capital employed (ROCE) is the most relevant metric for measuring financial performance in a capital-intensive industry such as the Upstream.

ROCE is a direct measure of the cumulative contribution from all of our Upstream competitive advantages, and it has distinguished the performance of our Upstream business relative to competition not only in 2004, but on average, for the last five years.

Disciplined Approach to Proved Reserves

The annual reporting of proved reserves is the product of ExxonMobil’s long-standing processes, which ensure consistency and management accountability with respect to all reserve bookings. All reserve additions and revisions follow a rigorous and structured management review process that is stewarded by a team of experienced reserve experts with global responsibilities. ExxonMobil has always taken this approach to booking proved reserves in full alignment with the standard set by the SEC of reasonable certainty for recovery.

Historically, ExxonMobil has consistently added significant reserves through revisions based on technical analysis and performance. Increasingly, the nature of large projects with long development times is likely to increase the swings in reserves additions due to timing.

Although we participate in joint ventures with other companies, ExxonMobil maintains an independent view of reserves. Each company must make its own determination for booking reserves and for moving them into the proved category. As a result, reserve figures can (and usually do) vary from one company to the next.

For the first time, ExxonMobil has stated our 2004 results to reflect impacts to the proved reserve base using year-end prices. However, the use of prices from a single date is not relevant to the investment decisions made by the Corporation, and annual variations in reserves based on such year-end prices are not of consequence in how the business is actually managed.

DEFINITIONS - RESOURCES AND PROVED RESERVES
See Frequently Used Terms on pages 88 through 91 for further information.

Resource base, resources, recoverable oil, recoverable hydrocarbons, recoverable resources: quantities of oil and gas that may not yet be classified as proved reserves, but which ExxonMobil believes will likely be moved to proved reserves and produced in the future.

Proved oil and gas reserves: estimated quantities of crude oil, natural gas, and natural gas liquids that ExxonMobil has determined to be reasonably certain of recovery under existing economic and operating conditions on the basis of our long standing, rigorous management review process. ExxonMobil only records proved reserves when we have made significant funding commitments for the related projects. In this report, reserves:

▪	Include 100 percent of majority-owned affiliates’ proved reserves;

▪	Include ExxonMobil’s percentage ownership of equity-company proved reserves;

▪	Include proved reserves from Syncrude tar sands operations in Canada. Syncrude reserves are reported separately as a mining operation in SEC filings; and,

▪	Exclude royalties and quantities due others.

Reserve bookings for certain deepwater fields may be made prior to conducting flow tests due to safety and cost implications of such tests. In those situations, other industry-accepted analyses are used.

Proved developed reserves: volumes recoverable through existing wells with existing equipment and operating methods.

Proved undeveloped reserves: volumes expected to be recovered as a result of future investments.

Year-end price/cost revisions: The Corporation is also stating, for the first time, our 2004 reserves to reflect the impacts to the proved reserves base utilizing December 31, 2004 prices and costs. Changes to proved reserves from these revisions are reported as year-end price/cost revisions. Refer to page 59 as well as page A58 of the 2005 Proxy Statement for more detail.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Resources and Proved Reserves

The size, quality, and breadth of ExxonMobil’s total inventory of discovered oil and gas resources are major strengths of the Company. ExxonMobil’s discovered resource base now stands at 73 billion oil-equivalent barrels (31 percent proved). It has grown by over 28 percent, or 16 billion oil-equivalent barrels, during the last 10 years.

At year-end 2004, the resource base included 22.2 billion oil-equivalent barrels of proved oil and gas reserves, excluding year-end price/cost revisions (21.7 billion including year-end price/cost revisions). ExxonMobil added 1.8 billion oil-equivalent barrels to proved reserves in 2004 (excluding year-end price/cost revisions), while producing 1.6 billion oil-equivalent barrels, and replacing 112 percent of reserves produced, including asset sales (125 percent, excluding asset sales). This is the 11th consecutive year that the Company’s reserves replacement has exceeded 100 percent (excluding year-end price/cost revisions). We have also stated, for the first time, our 2004 reserves to reflect the impact to the proved reserve base from using prices on December 31, 2004. Including sales and year-end price/cost revisions, we replaced 83 percent of reserves produced.

RESOURCE BASE

The resource base is updated annually to add new discoveries and resource acquisitions, and to reflect any changes in estimates of existing resources. ExxonMobil refers to new discoveries and acquisitions of discovered, but undeveloped, resources as new field resource additions. The Company includes only those resources it believes are likely to be produced in the future. Adjustments to existing field resources reflect changes in recovery expectations resulting from new technologies, drilling, ongoing evaluations, and any other revisions. During the update process, volumes produced or sold during the year are removed from the resource base.

Resources are classified as either proved or nonproved. The processto move nonproved resources to proved reserves begins once technical and commercial confidence support a development decision.

Resource Base Changes

		5-Year
(billions of oil-equivalent barrels)	2004	Average

New field resource additions/acquisitions	2.9	2.3
Existing fields	(0.4)	0.2
Production	(1.6)	(1.6)
Sales	(0.4)	(0.2)

Net change	0.5	0.7

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

U p s t r e a m  31

Proved Reserves Additions

		5-Year
(millions of oil-equivalent barrels)	2004	Average

Revisions (excluding year-end price/cost revisions)	140	551
Discoveries/extensions	1,809	1,180
Improved recovery	28	103
Purchases	11	3

Total excluding sales	1,988	1,837
Asset sales	(211)	(59)

Total including sales	1,777	1,778
Production	(1,591)	(1,604)
Reserve replacement excluding sales(1) (percent)	125	115
Reserve replacement including sales(1) (percent)	112	111

(1) Excluding year-end revisions associated with using December 31, 2004, prices and costs.

Year-End Reserves

(billions of oil-equivalent barrels)

Year-end 2003 reserves	22.0
2004 additions	2.0
2004 production	(1.6)
Year-end 2004 reserves before year-end price/cost revisions and sales	22.4
2004 sales	(0.2)

Year-end 2004 reserves before year-end price/cost revisions	22.2
Year-end 2004 price/cost revisions*	(0.5)

Year-end 2004 reserves including year-end price/cost revisions	21.7

*Year-end price/cost revisions in 2004 were due to unusually low bitumen prices on December 31, 2004, at our Cold Lake heavy oil development. However, prices increased substantially after December 31, and resulted in the rebooking of approximately 0.5 billion oil-equivalent barrels to the proved category at Cold Lake in 2005.

PROVED RESERVES

Total proved reserves remain at 22 billion oil-equivalent barrels with near-term emphasis on large LNG projects in the Middle East, heavy oil projects in Canada and Venezuela, and conventional projects in Africa and offshore eastern Canada.

Excluding sales and year-end price/cost revisions, the Company has added 19 billion oil-equivalent barrels to proved reserves over the last 10 years, more than replacing production. Over the last five years, reserves have been added at an average replacement cost of $4.91 per oil-equivalent barrel.

Performance-related revisions have averaged 551 million oil-equivalent barrels per year over the last five years, and have resulted from effective reservoir management and the application of new technology. In 2004, upward revisions were made at fields such as Zafiro in Equatorial Guinea and Marlin in Australia.

The development of new fields discovered through exploration and extensions of existing fields has added 1.2 billion oil-equivalent barrels per year to proved reserves over the past five years. These include proved additions in 2004 in Qatar, Nigeria, and Angola.

ExxonMobil’s proved reserve base of 22.2 billion oil-equivalent barrels (excluding year-end price/cost revisions) equates to a reserve life at current production rates of 14 years.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Major Development Projects

Expected Project Start-Ups

Project	ExxonMobil Working Interest (%)	Target Peak Production (Gross) Liquids (KBD)	Target Peak Production (Gross) Gas (MCFD)	
2004				
Angola – Kizomba A	40	250	–	■
Canada – Sable Energy Tier 2 – South Venture	60	10	140	■
Chad – Bolobo	40	60	–	■
Norway – Sleipner West Alpha North	32	15	195	●
Norway – Sleipner West Compression	32	20	250	●
Qatar – RasGas Train 3	29	30	725	▲
U.K. – Goldeneye	39	30	260	●
U.K. – Scoter	44	5	125	●
2005 (Projected)				
Angola – Kizomba B	40	250	–	■
Azerbaijan – Azeri-Chirag-Gunashli (ACG) Phase 1	8	325	–	●
Nigeria – Bonga	20	200	150	●
Qatar – Al Khaleej Gas Phase 1	100	50	600	■
Qatar – RasGas Train 4	34	45	740	▲
Russia – Sakhalin-1 (Chayvo) Phase 1	30	250	1,000	■
U.K. – Arthur	70	5	120	■
U.S. – Thunder Horse	25	250	200	●
2006 (Projected)				
Angola – Dalia	20	225	–	●
Azerbaijan – ACG Phase 2	8	465	–	●
Canada – Syncrude Upgrader Expansion	25	110	–	●
Kazakhstan – Tengiz Phase 1	25	300	100	●
Malaysia – Guntong Hub	50	35	715	■
Nigeria – Amenam / Kpono Gas Project	10	25	235	●
Nigeria – East Area Additional Oil Recovery	40	115	20	■
Nigeria – Erha	56	150	–	■
Norway – Fram East	25	40	50	●
Norway – Kristin	11	140	500	●
U.S. – Princess Phase II	16	25	65	●
U.S. – Ursa Pressure Maintenance	16	35	15	●
2007 (Projected)				
Angola – Kizomba C	40	250	–	■
Angola – Rosa Area	20	140	–	●
Norway – Njord Gas Export	20	15	185	●
Norway – Ormen Lange	7	30	2,000	●
Norway – Statfjord Late Life	21	65	350	●
Qatar – RasGas Train 5	30	45	740	▲
U.K. – Caravel	29	5	170	●
2008+ (Projected)				
Angola – LNG	14	50	965	●
Angola – Kizomba D	40	125	–	■
Angola – Lirio-Cravo	20	115	–	●
Angola – Perpetua-Zinia-Acacia	20	125	–	●
Angola – Plutao-Saturno	25	110	–	●
Australia – Greater Gorgon/Jansz Project	*	10	1,500	●
Australia – Kipper/Tuna	41	25	270	■
Azerbaijan – ACG Phase 3	8	260	–	●
Canada – Hebron	38	165	–	●
Canada – Kearl	100	100	–	■
Canada – Mackenzie Gas Project	57	10	850	■
Indonesia – Banyu Urip	*	165	20	■
Italy – Tempa Rossa	25	50	20	●
Kazakhstan – Kashagan	17	1,200	–	●
Kazakhstan – Tengiz Expansion	25	220	–	●
Nigeria – Bonga Ullage	20	140	100	●
Nigeria – Bonga SW	20	85	65	●
Nigeria – Bosi Oil	56	110	–	■
Nigeria – East Area Natural Gas Liquids	51	40	–	■
Nigeria – Satellite Projects	40	125	–	■
Nigeria – Usan	30	150	–	●
Norway – Skarv/Idun	12	85	500	●
Norway – Tyrihans	8	70	380	●
Papua New Guinea – PNG Gas Project	26	20	415	■
Qatar – Al Khaleej Gas (Future Phases)	100	95	1,050	■
Qatar – Qatar GTL	100	165	1,440	■
Qatar – Qatargas II Train 4	30	80	1,250	▲
Qatar – Qatargas II Train 5	18	80	1,250	▲
Qatar – RasGas Trains 6 & 7	30	140	2,500	▲
U.S. – Alaska Gas Project/Point Thomson	36	70	4,500	*
U.S. – Piceance Tight Gas (Initial Phase)	100	2	400	■
U.S. – Western Region Development (Orion)	36	55	–	●

Operatorship:
■ = ExxonMobil Operated ▲ = Joint Operation ● = Operated by Others

*Under negotiation – Not applicable

Major Global LNG Terminal Activity

	ExxonMobil Working Interest (%)	Primary Market	Supply Source
2007-2009 (Projected)			
Italy – Adriatic Terminal	45	Italy	RasGas
U.K. – South Hook Terminal	30	U.K.	Qatargas II
U.S. – Gulf Coast Terminal	30	U.S.	RasGas

Major Development Projects Expected Project Start-Ups Target Peak Target Peak ExxonMobil ExxonMobil _ ______________________________________________ Production (Gross) _ ______________________________________________ Production (Gross) Working Working Interest Liquids Gas Interest Liquids Gas (%) (kBD) (MCFD) (%) (kBD) (MCFD) 2 0 0 4 2 0 0 8 + ( P r o j e c t e d ) Angola - Kizomba A . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40 250 - n Angola - LNG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14 50 965 l Canada - Sable Energy Tier 2 - Angola - Kizomba D . . . . . . . . . . . . . . . . . . . . . . . . . . . 40 125 - n South Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60 10 140 n Angola - Lirio-Cravo . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 115 - l Chad - Bolobo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40 60 - n Angola - Perpetua-Zinia-Acacia . . . . . . . . . . . . . . . 20 125 - l Norway - Sleipner West Alpha North . . . . . . . . . . 32 15 195 l Angola - Plutao-Saturno . . . . . . . . . . . . . . . . . . . . . . . 25 110 - l Norway - Sleipner West Compression . . . . . . . . 32 20 250 l Australia - Greater Gorgon/Jansz Project . . . . . . . * 10 1,500 l Qatar - RasGas Train 3 . . . . . . . . . . . . . . . . . . . . . . . . . 29 30 725 s Australia - Kipper/Tuna . . . . . . . . . . . . . . . . . . . . . . . . 41 25 270 n U.K. - Goldeneye . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39 30 260 l Azerbaijan - ACG Phase 3 . . . . . . . . . . . . . . . . . . . . 8 260 - l U.K. - Scoter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44 5 125 l Canada - Hebron . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38 165 - l Canada - Kearl . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100 100 - n 2 0 0 5 ( P r o j e c t e d ) Canada - Mackenzie Gas Project . . . . . . . . . . . . . 57 10 850 n Angola - Kizomba B . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40 250 - n Indonesia - Banyu Urip . . . . . . . . . . . . . . . . . . . . . . . . * 165 20 n Azerbaijan - Azeri-Chirag-Gunashli (ACG) Italy - Tempa Rossa . . . . . . . . . . . . . . . . . . . . . . . . . . . 25 50 20 l Phase 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8 325 - l Kazakhstan - Kashagan . . . . . . . . . . . . . . . . . . . . . . . 17 1,200 - l Nigeria - Bonga . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 200 150 l Kazakhstan - Tengiz Expansion . . . . . . . . . . . . . . . 25 220 - l Qatar - Al Khaleej Gas Phase 1 . . . . . . . . . . . . . . . .100 50 600 n Nigeria - Bonga Ullage . . . . . . . . . . . . . . . . . . . . . . . . 20 140 100 l Qatar - RasGas Train 4 . . . . . . . . . . . . . . . . . . . . . . . . . 34 45 740 s Nigeria - Bonga SW . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 85 65 l Russia - Sakhalin-1 (Chayvo) Phase 1 . . . . . . . . 30 250 1,000 n Nigeria - Bosi Oil . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56 110 - n U.K. - Arthur . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70 5 120 n Nigeria - East Area Natural Gas Liquids . . . . . . 51 40 - n U.S. - Thunder Horse . . . . . . . . . . . . . . . . . . . . . . . . . . 25 250 200 l Nigeria - Satellite Projects . . . . . . . . . . . . . . . . . . . . . 40 125 - n Nigeria - Usan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30 150 - l 2 0 0 6 ( P r o j e c t e d ) Norway - Skarv/Idun . . . . . . . . . . . . . . . . . . . . . . . . . . 12 85 500 l Angola - Dalia . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 225 - l Norway - Tyrihans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8 70 380 l Azerbaijan - ACG Phase 2 . . . . . . . . . . . . . . . . . . . . . 8 465 - l Papua New Guinea - PNG Gas Project . . . . . . 26 20 415 n Canada - Syncrude Upgrader Expansion . . . . . 25 110 - l Qatar - Al Khaleej Gas (Future Phases) . . . . . . .100 95 1,050 n Kazakhstan - Tengiz Phase 1 . . . . . . . . . . . . . . . . . . 25 300 100 l Qatar - Qatar GTL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100 165 1,440 n Malaysia - Guntong Hub . . . . . . . . . . . . . . . . . . . . . . . 50 35 715 n Qatar - Qatargas II Train 4 . . . . . . . . . . . . . . . . . . . . . 30 80 1,250 s Nigeria - Amenam / Kpono Gas Project . . . . . . . 10 25 235 l Qatar - Qatargas II Train 5 . . . . . . . . . . . . . . . . . . . . . 18 80 1,250 s Nigeria - East Area Additional Oil Recovery . . . . . . 40 115 20 n Qatar - RasGas Trains 6 & 7 . . . . . . . . . . . . . . . . . . 30 140 2,500 s Nigeria - Erha . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56 150 - n U.S. - Alaska Gas Project/Point Thomson . . . 36 70 4,500 * Norway - Fram East . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25 40 50 l U.S. - Piceance Tight Gas (Initial Phase) . . . . .100 2 400 n Norway - Kristin . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11 140 500 l U.S. - Western Region Development U.S. - Princess Phase II . . . . . . . . . . . . . . . . . . . . . . . . 16 25 65 l (Orion) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36 55 - l U.S. - Ursa Pressure Maintenance . . . . . . . . . . . . 16 35 15 l 2 0 0 7 ( P r o j e c t e d ) Angola - Kizomba C . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40 250 - n Major Global LNG Terminal Activity Angola - Rosa Area . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 140 - l ExxonMobil Working Primary Norway - Njord Gas Export . . . . . . . . . . . . . . . . . . . . 20 15 185 l Interest Market Supply Source Norway - Ormen Lange . . . . . . . . . . . . . . . . . . . . . . . . 7 30 2,000 l (%) Norway - Statfjord Late Life . . . . . . . . . . . . . . . . . . . . 21 65 350 l 2 0 0 7 - 2 0 0 9 ( P r o j e c t e d ) Qatar - RasGas Train 5 . . . . . . . . . . . . . . . . . . . . . . . . . 30 45 740 s Italy - Adriatic Terminal . . . . . . . . . . . . . . . . . . . . . . . . . . 45 Italy RasGas U.K. - Caravel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29 5 170 l U.K. - South Hook Terminal . . . . . . . . . . . . . . . . . . . . 30 U.K. Qatargas II U.S. - Gulf Coast Terminal . . . . . . . . . . . . . . . . . . . . . . 30 U.S. RasGas Operatorship: Supporting ExxonMobil's LNG efforts, regasification terminals are being n = ExxonMobil Operated s = Joint Operation l = Operated by Others progressed consistent with project demands. In addition to new-build terminals in the United Kingdom, Italy, and the United States, ExxonMobil continues to *Under negotiation - Not applicable evaluate third-party terminals. E X X O N M O B I L C O R P O R A T I O N o 2 0 0 4 F I N A N C I A L & O P E R A T I N G R E V I E W

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

U p s t r e a m  33

Development Project Execution

START-UPS DELIVERING VOLUMES

ExxonMobil-operated major project start-ups since the merger (1999 to 2004) are delivering on volume, cost, and schedule commitments. Over 70 major projects have been brought on line since 1999 and will produce 3.7 billion oil-equivalent barrels by 2010. Peak rates for these start-ups total 1.3 million oil-equivalent barrels per day. With the largest portfolio of development and exploration opportunities in the industry, ExxonMobil is well-positioned continue this trend.

INNOVATIVE EARLY PRODUCTION SYSTEMS CAPTURING VALUE

The early production system (EPS) is an example of ExxonMobil’s innovative execution strategies. The EPS, a generic floating, production, storage, and offloading (FPSO) vessel, is deployed to capture early production volumes until the full-field development can be completed. Coupled with the “design one, build multiple” concept, the EPS offers significant project management and schedule efficiencies that improve overall project economics. Initial deployments in West Africa have delivered about 160 million oil-equivalent barrels (gross) with best-in-class reliability.

DEVELOPMENT COST HOLDING AT $3 PER OIL-EQUIVALENT BARREL

With ExxonMobil’s industry-leading resource base and proved reserves, our organization is focused on developing the most attractive opportunities through a disciplined process of selectivity and efficient deployment of capital. Since the merger, Upstream capital expenditures have grown over 50 percent. Spending on projects to develop major new resources accounts for the largest proportion of the growth and has tripled since the merger. Even with the shift to deepwater, arctic, and other technically challenging environments, average overall development cost remains relatively constant at around $3 per barrel for the Upstream development portfolio. In this context, development cost refers to expected gross Upstream investment divided by expected gross resource additions for the full ExxonMobil opportunity portfolio.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

The Americas

ExxonMobil’s operations in the Americas contributed about 35 percent of ExxonMobil’s 2004 worldwide production on an oil-equivalent basis and about 42 percent of Upstream earnings. Base production continues to yield strong returns. We expect future production will be augmented by multiple nonconventional opportunities, including deepwater Gulf of Mexico, tight gas, heavy oil, and arctic developments. Additionally, ExxonMobil has secured positions in new exploration areas including Canada’s Orphan Basin and offshore Colombia.

Americas Highlights

	2004	2003	2002
Earnings (billions of dollars)	7.1	5.5	3.7
Proved Reserves(1) (BOEB)	7.4	8.1	8.6
Acreage (gross acres, million)	64.6	51.9	69.8
Net Liquids Production (MBD)	1.0	1.1	1.1
Net Gas Production (BCFD)	3.0	3.2	3.5

Americas Projects			Target Peak
		Working	Production (Gross)
Projected Start-Ups		Interest	Liquids	Gas
		(%)	(kBD)	(MCFD)
2004	Sable Tier 2 - South Venture	60	10	140
2005	Thunder Horse	25	250	200
2006	Princess Phase II	16	25	65
	Syncrude Upgrader Expansion	25	110	—
	Ursa Pressure Maintenance	16	35	15
2008+	Hebron	38	165	—
	Kearl	100	100	—
	Mackenzie Gas Project	57	10	850
	Alaska Gas Proj./Pt. Thomson	36	70	4,500
	Piceance Gas (Initial Phase)	100	2	400
	Western Region Development	36	55	—

UNITED STATES

ExxonMobil is one of the largest oil and gas producers and reserve holders in the United States. The Corporation’s well-established portfolio is geographically diverse with significant positions in all major producing regions including Alaska, onshore Gulf Coast, shelf and deepwater areas of the Gulf of Mexico, onshore and offshore California, and the midcontinent region. United States properties contributed 21 percent of the Company’s net oil and gas production in 2004 and accounted for 21 percent of proved reserves at year end.

In the United States, the Upstream continues to provide a significant contribution to ExxonMobil’s profitability through a sizable but selective drilling program, investments in the existing base as well as in attractive new projects, and continued operational efficiency improvements. Technology and quality reservoir management enhance the long-term performance of each field. Base production decline is mitigated through active workover and development drilling programs. Mature, higher-cost properties are considered for divestment to prioritize our resources on the highest-value opportunities.

LaBarge Acid Gas Injection

High-pressure acid gas injection will replace existing sulfur recovery units at the Shute Creek Treating Facility in La Barge, Wyoming. The $400 million (gross) project includes two injection wells and a 110-megawatt power cogeneration unit, and will increase the existing plant capacity from 650 to 720 million cubic feet per day (gross). In addition, the project will generate plant electrical needs, with excess power to sell, and efficiently utilize exhaust gas to generate steam for process heat needs. Start-up of the cogeneration turbine occurred in 2004, and acid gas injection will commence early in 2005.

Thunder Horse

Located in the central Gulf of Mexico, this deepwater development will include a semisub-mersible floating production, drilling, and quarters unit with capacity of 250 thousand barrels per day (gross), and will accommodate 11 direct-access subsea wells and 13 remote subsea wells. Export will occur via a joint-venture oil pipeline to southern Louisiana and a third-party gas pipeline to southern Mississippi. Drilling and construction activities are under way with start-up projected for the second half of 2005.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

U p s t r e a m  35

OPTIMIZING THE BASE

ExxonMobil’s diverse North American portfolio is optimized through selective investment in high-value opportunities, while enhancing existing capacity, leveraging technology, and participating in selective acreage monetization opportunities. 3D seismic technology, advanced subsurface modeling, and extended-reach drilling are adding new potential to mature areas.

In 2004, ExxonMobil announced an arrangement that will optimize hydrocarbon exploration and development in the United States and Canada. The agreement will capitalize on our strengths and enhance shareholder value through transfers and joint-venture activity with our partner across a broad range of prospective and mature properties in West Texas, western Canada, onshore Louisiana, and the Gulf of Mexico. ExxonMobil will operate deep-gas prospects that rely on state-of-the-art technology, and will retain an option to also participate in shallower prospects.

As part of the agreement, ExxonMobil has farmed out its interest in more than 300,000 acres of undeveloped property interests in mature areas of the western Canadian province of Alberta. Thirty-five wells were drilled in 2004 and more than 250 wells are expected to be drilled over an initial two-year period with opportunities for further drilling.

Gulf of Mexico

ExxonMobil holds one of the leading acreage positions in the Gulf of Mexico with 547 deepwater blocks (about 3.2 million gross acres) and 118 shelf blocks (about 800,000 gross acres). This acreage position includes interests in two highly active industry plays, the ultradeepwater foldbelt in the Walker Ridge area, and deep gas underlying the Louisiana shelf.

In the ultradeepwater foldbelt, a successful appraisal of the 2003 St. Malo discovery (ExxonMobil interest, 4 percent) was drilled to 28,905 feet in 8,830 feet of water. The well encountered more than 400 net feet of oil and provided valuable geotechnical data that has been applied in reservoir modeling studies of the field. These results will help optimize investigation of ExxonMobil’s strong acreage position including analysis of several additional prospects in this highly active play.

On the shelf, plans include drilling three or more wells to test deep gas potential, including drilling one of the deepest wildcats in North America. The high-risk, over 30,000-foot Blackbeard well (ExxonMobil interest, 25 percent) spudded in February 2005, and will test an unproven, but potentially very large, ultrahigh-temperature, high-pressure play. We will also jointly explore for deep gas on 800,000 gross acres of high-potential onshore Louisiana and offshore Gulf of Mexico shelf acreage through an agreement completed in 2004.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

THE AMERICAS GAS MARKET

North America continues to be an important market for ExxonMobil. With gas demand likely to grow 1.3 percent per year on average to 2020, and domestic supply from existing wells declining, continued investment in existing fields and new discoveries is required, representing a great opportunity for those with the technology to locate and produce gas. ExxonMobil has developed technology to produce gas resources such as tight and deep gas. ExxonMobil has a leading position in arctic gas resources in the Mackenzie Delta region of northern Canada and on the North Slope of Alaska. LNG imports are forecast to play an increasingly important role. We expect ExxonMobil LNG projects in Qatar will supply approximately 2 billion cubic feet per day of gas (ExxonMobil interest, 30 percent) to the United States beginning in 2009. In 2004, ExxonMobil made progress in permitting and land acquisition for LNG offloading and regasification terminals along the Gulf Coast.

Supply And Demand In United States
And Canada
(billions of cubic feet per day)

New Gas Supplies For United States
And Canada
 (billions of cubic feet per day)

TIGHT GAS OPPORTUNITIES – PICEANCE BASIN

ExxonMobil is initiating development of approximately 300,000 gross acres of tight gas resources in the Piceance Basin, located in northwestern Colorado. Our strong acreage position in this basin offers the potential of over 35 trillion cubic feet of gas resources. Breakthrough technology, involving state-of-the-art ExxonMobil proprietary multistaged fracturing techniques, is being used to stimulate stacked tight sands. Full development is expected to involve deviated wells drilled from multiwell pads, significantly reducing the environmental impact in this remote region.

ARCTIC GAS OPPORTUNITIES

Federal legislation was passed and progress made with the State of Alaska on a fiscal contract for the Alaska Gas Project. Progress was also made in 2004 on key regulatory milestones for the Mackenzie Gas Project.

The Alaska Gas Project is designed to treat and transport gas from Prudhoe Bay and Point Thomson, Alaska. The project scope includes a gas-treating plant on the North Slope and construction of a large-diameter, high-pressure pipeline to North American gas markets. Start-up for the project is anticipated in the middle of the next decade.

The Mackenzie Gas Project ($5.6 billion, gross) is expected to develop approximately 6 trillion cubic feet of gas from three onshore arctic fields including Taglu field (Imperial Oil-operated, 100 percent interest) and Parsons Lake field (ExxonMobil interest, 25 percent).

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

CANADA

ExxonMobil is the largest crude oil producer in Canada, is a leading natural gas producer, and holds the largest resource position through its wholly owned affiliate, ExxonMobil Canada, and its majority-owned affiliate, Imperial Oil (ExxonMobil interest, 69.6 percent). The Company has a significant presence in major development projects in offshore eastern Canada and a well-established production base with expansion opportunities in western Canada. Our position has been further strengthened with our recent acquisition of exploration rights in the Orphan Basin.

Offshore Canada Operations

The ExxonMobil-operated Sable Offshore Energy Project (ExxonMobil interest, 60 percent) consists of five producing fields containing estimated recoverable hydrocarbons of 2.1 trillion cubic feet of natural gas and 90 million barrels of natural gas liquids (gross). Production in 2004 was approximately 400 million cubic feet per day of natural gas (gross) and 13 thousand barrels per day of liquids (gross).

The Company also operates the Hibernia oil field (ExxonMobil interest, 33 percent). Hibernia, located 195 miles from St. John’s, Newfoundland, holds an estimated 950 million barrels (gross) of recoverable oil. Production in 2004 was over 200 thousand barrels of oil per day (gross). The Hibernia field consists of a large concrete Gravity Base Structure (GBS) with two drilling rigs.

The non-operated Terra Nova development (ExxonMobil interest, 22 percent), located 200 miles southeast of St.John’s, Newfoundland, produces up to 150 thousand barrels of oil per day (gross). Located in 300 feet of water, Terra Nova consists of a unique, harsh-environment-equipped FPSO and 24 subsea wells that are expected to recover 380 million oil-equivalent barrels (gross).

Orphan Basin, Canada

ExxonMobil Canada and Imperial Oil successfully participated in a tender for eight high-potential, frontier deepwater exploration blocks in the Orphan Basin, located offshore Newfoundland (ExxonMobil interest, 25 percent; Imperial Oil interest, 25 percent). Acquisition of a 2,000-square-kilometer, 3D seismic survey was completed in 2004. Two additional 3D seismic surveys are planned for 2005.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

HEAVY OIL

Current estimates of extra heavy oil and tar sands exceed 4 trillion barrels in-place worldwide. While heavy oil has been commercially produced since the 1960s, worldwide cumulative production to date is small relative to the overall size of the resource base. ExxonMobil is well-positioned to capitalize on new heavy oil opportunities based on our operational expertise gained through participation in Cerro Negro in Venezuela, Cold Lake, and Syncrude projects in Canada

Heavy Oil Production In Canada
And South America
 (thousands of barrels per day, net ExxonMobil)

Recovery Techniques

ExxonMobil engineers select the process that best suits the resource characteristics and ensures maximum recovery. ExxonMobil’s experience across a broad range of these technologies is a competitive advantage.

ONSHORE CANADA OPERATIONS

The Cold Lake field (Imperial Oil interest, 100 percent) and the Syncrude tar sands operation (Imperial Oil interest, 25 percent) in Alberta account for the majority of Imperial Oil’s production in western Canada. Cold Lake averaged 126 thousand barrels of oil per day in 2004 and at Syncrude, 2004 production of synthetic crude averaged 240 thousand barrels per day (gross). Staged expansion is under way at Syncrude to further develop reserves in the area and expand the upgrading facilities. This expansion is planned to increase production to over 350 thousand barrels of upgraded crude oil per day (gross).

ExxonMobil holds interests in three large Kearl Lake tar sands mining leases. A 200-well delineation program continued in 2004 to further define the resource and support the conceptual design for the project.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

UPSTREAM 39

Syncrude Upgrader Expansion

The Syncrude Upgrader Expansion project consists of adding a second train at the Aurora tar sands mine and increasing capacity of the upgrader by about 110 thousand barrels of oil per day (gross). Mining for the second train started in 2003. The upgrader expansion, which includes the addition of a third coker, a new aromatic saturation unit, and a new hydrogen plant, is scheduled for completion in 2006. The project is expected to develop in excess of 1 billion barrels of resource (gross) with an investment of more than $5 billion (gross).

SOUTH AMERICA

Cerro Negro and
Venezuela
Operations

ExxonMobil operates the Cerro Negro field (ExxonMobil interest, 42 percent) in Venezuela. The 120 thousand barrels of extra-heavy crude produced daily (gross) are processed through an upgrader into synthetic crude oil.

ExxonMobil also has a 25-percent interest in the Quiamare La Ceiba block in eastern Venezuela and a 50-percent interest in the 122,000-acre La Ceiba block on the southeastern shore of Lake Maracaibo. Work has begun on the La Ceiba commercialization evaluation plan, including extended production testing that started in October 2004.

Offshore Colombia

ExxonMobil signed an exploration and production contract with Colombia’s National Hydrocarbon Agency to begin exploration activities offshore Colombia (ExxonMobil interest, 40 percent). The agreement covers the 11-million-acre Tayrona block, off Colombia’s northern coast in the Caribbean Sea. During the initial 18-month phase of the exploratory program, ExxonMobil is utilizing its industry-leading Remote Reservoir Resistivity Mapping (R3M) technology, a proprietary electromagnetic survey technique that ExxonMobil has successfully applied in other offshore areas of the world.

Other South America

ExxonMobil holds a 51-percent interest in the Chihuidos block, which contains the Sierra Chata gas field, located in the Neuquen Basin in central Argentina. The Company also holds a 23-percent interest in the Aguarague concession in northwest Argentina. Net daily gas production of 89 million cubic feet is sold into markets in Argentina and central and northern Chile.

ExxonMobil holds interests in two blocks offshore Brazil located in the prolific Campos Basin deepwater play. Also offshore Brazil, ExxonMobil acquired an interest and operatorship of Block BM-S-22 (ExxonMobil interest, 40 percent), a 340 thousand acre block in the Santos Basin. Activity planned for 2005 includes acquisition of a 3D survey.

In addition, the Company holds exploration rights onshore Bolivia, and offshore Guyana and Trinidad.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Europe

ExxonMobil is the largest net producer of hydrocarbons in Europe with daily net production of about 600 thousand barrels of liquids and 4.6 billion cubic feet of gas. The Company has exploration and/or production operations in the United Kingdom, Norway, the Netherlands, Germany, France, and Italy. Extensive North Sea oil and natural gas production operations and significant onshore natural gas production are among the Company’s key assets. ExxonMobil’s operations in Europe accounted for almost 32 percent of the Company’s 2004 net oil and gas production and about 26 percent of Upstream earnings.

Europe Highlights

	2004	2003	2002
Earnings (billions of dollars)	4.4	5.3	3.0
Proved Reserves(1)(BOEB)	4.7	5.2	5.4
Acreage (gross acres, million)	19.8	19.9	21.1
Net Liquids Production (MBD)	0.6	0.6	0.6
Net Gas Production (BCFD)	4.6	4.5	4.5

Europe Projects

				Target Peak
		Working		Production (Gross)
Projected Start-Ups		Interest		Liquids	Gas
		(	%)	(kBD)	(MCFD)
2004	Sleipner West Alpha North	32		15	195
	Sleipner West Compression	32		20	250
	Goldeneye	30		260	39
	Scoter	5		125	44
2005	Arthur	5		120	70
2006	Kristin	140		500	11
	Fram East	40		50	25
2007	Njord Gas Export	15		185	20
	Ormen Lange	30		2,000	7
	Statfjord Late Life	65		350	21
	Caravel	5		170	29
2008+	Skarv/Idun	85		500	12
	Tyrihans	70		380	8
	Tempa Rossa	50		20	25

(1) Excludes 2004 year-end price/cost revisions.

CONTINENTAL EUROPE

ExxonMobil has significant gas holdings onshore in the Netherlands and Germany, and is the largest gas producer in both countries. Capacity is being optimized to meet market demand and peak-day needs. A multiyear upgrade of the Groningen facilities, along with additional compression for future deliverability, is progressing in the Netherlands. In late 2004, the Dutch Parliament endorsed Cabinet recommendations to allow both exploration and gas production from the Waddenzee under carefully controlled conditions to ensure environmental integrity. This action is expected to enable Nederlandse Aardolie Maatschappij B.V. (NAM) (ExxonMobil interest, 50 percent) to develop and further explore significant gas resources in the area.

Offshore the Netherlands, the K/7-FB project (ExxonMobil interest, 23 percent) began production in late December 2003; the project is anticipated to recover 11 million oil-equivalent barrels (gross). K/15-FB-South began production in July 2004, and is expected to recover 6 million oil-equivalent barrels (gross). Also offshore, NAM is embarking on its first major tight gas development at K/17, utilizing an innovative monotower platform and underbalanced horizontal wells.

In Germany, ExxonMobil increased gas capacity with the start-up of the Visbek sour gas compression project. To unlock the tight gas potential that exists in Germany, a regional study that includes a high-resolution aeromagnetic survey, is being conducted as a first step of a comprehensive development strategy.

Groningen

The Groningen field started production in 1963. It is the largest gas field in northwest Europe, with estimated ultimate recoverable reserves of 100 trillion cubic feet of gas (gross). Groningen is a swing producer, allowing the primary Dutch gas marketing company, Gasunie, to meet sales commitments. A multiyear major project is under way to renovate production clusters to ensure the long-term integrity of existing facilities, and install new compression to maintain capacity and extend field life. NAM’s underground gas storage facility is shown at right.

Visbek Compression

Compression projects for ExxonMobil’s onshore gas assets are key enablers to enhance and maintain production capacity when reservoir pressures are declining. The two gas turbine engines (7.5 megawatts each) driving the new sour gas compression in north German Visbek field are among the largest of their kind in Europe. Visbek Compression started up in fourth quarter 2004. A sweet gas compression project will start up at Soehlingen in 2005, followed by the start-up of Scholen compression in 2006.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

UPSTREAM 41

EUROPEAN GAS MARKET

One objective of the second European Gas Directive, which went into effect in June 2004, is to further liberalize gas markets and facilitate market liquidity, which we believe creates new opportunities for ExxonMobil. European gas demand is likely to grow at about 2.5 percent per year on average to 2020, while local production is declining in the United Kingdom, and is expected to decline on the Continent later in the decade. Significant new LNG imports, plus North African, Russian, and Caspian pipeline supplies are expected to satisfy future demand.

SUPPLY AND DEMAND IN EUROPE
(billions of cubic feet per day)

NEW GAS SUPPLIES FOR EUROPE
(billions of cubic feet per day)

EUROPEAN LNG TERMINALS

In the United Kingdom, ExxonMobil and Qatar Petroleum are developing the South Hook LNG (ExxonMobil interest, 30 percent) receiving terminal at ExxonMobil’s former refinery site in Milford Haven, Wales. This terminal will be used to import up to 15.6 million tons per annum from the Qatargas II LNG project. Also under development is the offshore Adriatic LNG receiving terminal (ExxonMobil interest, 45 percent) in Italy. In 2004, ExxonMobil and Qatar Petroleum signed a long-term subscription agreement with Fluxys for 3.4 million tons per annum of capacity at Fluxys’ Zeebrugge Terminal. In southern Europe, ExxonMobil is assessing potential terminal development opportunities at its refinery sites in Fos (France) and Augusta (Italy).

EUROPEAN GAS MARKET RESTRUCTURING

Europe is one of the largest gas markets in the ExxonMobil portfolio and equity production from the Continent continues to deliver much-needed volumes to the region. Restructuring activities have been progressed by ExxonMobil to continue to compete effectively as the European gas market evolves. These changes anticipate the impact of the European Gas Directives and enable ExxonMobil to directly market more of its equity production. ExxonMobil Gas Marketing Europe was formed to enable marketing on a pan-European basis. Restructuring efforts include:

•	Independent marketing of Norwegian equity production following dissolution of the government-mandated Gas Sales Committee and unitization of the offshore and onshore Norwegian gas infrastructure;

•	Transfer of the company’s shareholding in Ruhrgas AG to E.ON AG;

•	Sale of the industrial and commercial business in the United Kingdom;

•	Transfer and sale of minority shareholdings in marketing and transport companies and transportation assets in Germany; and,

•	Transfer of gas marketing activities from the 50/50 BEB German joint venture into separate ExxonMobil and Shell companies, which enables independent marketing to customers.

In November 2004, ExxonMobil announced that its subsidiary, Esso Nederland B.V., signed a Heads of Agreement (HOA) with the State of the Netherlands and Shell Nederland B.V. to restructure its interest in the Dutch gas business. Under the terms of the agreement, Esso Nederland B.V. and Shell Nederland B.V. will transfer their ownership share of 25 percent each in Gasunie’s gas transportation business to the State of the Netherlands. The final transaction remains subject to regulatory reviews. The parties intend to finalize the restructuring by mid-2005.

CONTINENTAL EUROPE CONTINUES
AS SIGNIFICANT GAS PRODUCER
(billions of cubic feet per day)

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

NORTH SEA

The North Sea continues to be a strong producer for ExxonMobil. Activities continue in all sectors of the North Sea (northern, central, and southern) and include execution of greenfield projects, leveraging of existing infrastructure, and maximizing recovery in mature assets.

In order to improve effectiveness and capture synergies in the mature ExxonMobil-operated areas in the North Sea, the operating organizations in the United Kingdom and Norway merged into one business unit, effective January 1, 2005.

Northern North Sea – New Developments

Two Norwegian deepwater development projects are under way at Kristin (ExxonMobil interest, 11 percent) and Ormen Lange (ExxonMobil interest, 7 percent). These new developments are projected to start up in 2006 and 2007, respectively.

NORTH SEA CONTINUES AS
STRONG PRODUCER FOR EXXONMOBIL

Kristin

The Kristin project ($3 billion, gross), in the Norwegian sector of the North Sea, will develop high-pressure, high-temperature hydrocarbon resources. Four subsea templates will be tied back to a semisubmersible production vessel in 1,200 feet of water with daily production capacity of 140 thousand barrels of liquids and 500 million cubic feet of gas. The semisubmersible production platform for the Kristin field is under construction in Norway. First production is expected in early 2006.

Ormen Lange

The Ormen Lange project ($10 billion, gross) is designed to develop over 13 trillion cubic feet of gas (gross) from the Ormen Lange field. The gas will be transported by the world’s longest subsea export pipeline, approximately 750 miles, from Nyhamna on the west coast of Norway, via Sleipner in the North Sea, to Easington in the United Kingdom. Still in its early stages, the project scope includes a new onshore gas processing plant at Nyhamna, and subsea wells in 2,840 feet of water. At plateau, Ormen Lange is expected to produce 2 billion cubic feet of gas per day.

Central North Sea – Maximizing Recovery

In March 2004, in the Norwegian sector of the North Sea, the Ringhorne Jurassic project was completed, which tied part of the Ringhorne production to the ExxonMobil-operated Jotun FPSO. In 2005, Ringhorne (ExxonMobil interest, 100 percent) will export oil and gas through the Balder and Jotun FPSOs at a peak rate of about 90 thousand barrels per day of oil and 30 million cubic feet per day of natural gas.

During 2004, a successful evaluation well supported development plans for the 2003 Ringhorne East discovery. Development drilling activities are planned from the Ringhorne platform in 2005/2006.

EXXON MOBIL CORPORATION . 2004 FINANCIAL & OPERATING REVIEW

UPSTREAM 43

In the U.K. North Sea, the Goldeneye project (ExxonMobil interest, 39 percent) started production in October 2004. The project is expected to recover 135 million oil-equivalent barrels (gross). This five-well development uses an unmanned wellhead platform with the full well-stream sent to the existing St. Fergus gas plant for separation.

ExxonMobil participated in an extensive maintenance and upgrading program at the Norwegian Sleipner West field (ExxonMobil interest, 32 percent) that will boost the estimated recoverable resources by approximately 350 million oil-equivalent barrels (gross). The program will hold Sleipner West’s gas production at its plateau level of around 775 million standard cubic feet per day for another three years. A key part of this upgrade is the Sleipner Alpha North satellite development, which includes the installation of a subsea template and the drilling of four wells. The project was delivered on time and at a cost of about $350 million, some 25 percent below the original estimate. The upgrade program also consists of the Sleipner West compression project. Through this project, the existing Sleipner T platform was modified rather than rebuilt, for cost savings of $380 million.

ExxonMobil continues to acquire exploration interests in the North Sea. Through the 18th licensing round in Norway, ExxonMobil acquired a 30-percent working interest in 11 blocks on the Norwegian Continental Shelf. In 2005, ExxonMobil (operator) and its co-venturers plan to drill the first exploration well on these interests.

Statfjord Late Life

The Statfjord Late Life project (ExxonMobil interest, 21 percent) is a capacity enhancement project to transition Statfjord operations from reservoir pressure maintenance to reservoir depressurization for enhanced oil and gas recovery. The project involves debottlenecking three platforms to recover 365 million oil-equivalent barrels (gross) of incremental resources with an investment of $3 billion (gross). This will involve facility modifications to accommodate changing reservoir conditions, and to allow for continued drilling and extension of facilities’ life beyond 2020. In addition, a new pipeline will be built to allow export of gas into the UK FLAGS system (ExxonMobil interest, 50 percent).

Southern North Sea – Leveraging Infrastructure

The Arthur field (ExxonMobil interest, 70 percent), discovered in October 2003, started up in January 2005. The field is located in approximately 140 feet of water and will be developed with three subsea wells tied back to the existing ExxonMobil-operated Thames platform via a new 20-mile, 12-inch pipeline and umbilical. The project is expected to recover approximately 130 billion cubic feet (gross) of gas resources.

2004 FINANCIAL & OPERATING REVIEW . EXXON MOBIL CORPORATION

Africa

ExxonMobil has a substantial and profitable production base, as well as significant growth potential in Africa, with production from Angola, Chad, Cameroon, Equatorial Guinea, and Nigeria. Exploration and development activities continue in Angola, Chad, Cameroon, Equatorial Guinea, Niger, Nigeria, Madagascar, Senegal, Guinea Bissau, and the Republic of Congo. ExxonMobil’s acreage portfolio ranges from onshore to a world-class position in the high-potential deepwater. ExxonMobil is also pursuing LNG opportunities in Nigeria and Angola.

In deepwater areas offshore Africa, ExxonMobil holds interests in 19 blocks totaling nearly 21 million gross acres. Fourteen deepwater exploration wells were completed offshore West Africa during 2004, adding about 340 million barrels (net) to ExxonMobil’s resource base.

Africa Highlights

	2004	2003	2002
Earnings (billions of dollars)	2.1	1.3	0.8
Proved Reserves(1) (BOEB)	2.8	2.8	2.7
Acreage (gross acres, million)	42.6	29.5	31.7
Net Liquids Production (MBD)	0.6	0.4	0.3
Net Gas Production (BCFD)	—	—	—

Africa Projects

			Target Peak
		Working	Production (Gross)
Projected Start-Ups		Interest	Liquids	Gas
		(%)	(kBD)	(MCFD)
2004	Kizomba A	40	250	—
	Bolobo	40	60	—
2005	Bonga	20	200	150
	Kizomba B	40	250	—
2006	Dalia	20	225	—
	Amenam/Kpono Gas Project	10	25	235
	East Area Add'l Oil Recovery	40	115	20
	Erha	56	150	—
2007	Rosa Area	20	140	—
	Kizomba C	40	250	—
2008+	Bonga Ullage	20	140	100
	Bonga SW	20	85	65
	Bosi Oil	56	110	—
	Nigeria East Area NGLs	51	40	—
	Nigeria Satellite Projects	40	125	—
	Usan	30	150	—
	Angola LNG	14	50	965
	Kizomba D	40	125	—
	Lirio-Cravo	20	115	—
	Perpetua-Zinia-Acacia	20	125	—
	Plutao-Saturno	25	110	—

(1) Excludes 2004 year-end price/cost revisions.

- Not applicable

ANGOLA

ExxonMobil has interests in five deepwater blocks that cover 4.5 million gross acres. The Company and its co-venturers have announced 38 discoveries in Angola, which represent world-class development opportunities with recoverable resource potential of almost 12 billion oil-equivalent barrels (gross).

Kizomba A

Initial production from the Kizomba A project occurred in August 2004, setting an industry record for project execution time from contract award to first oil for a project of this size. This offshore Angola Block 15 project is developing the Hungo and Chocalho fields in water depths of 3,300 to 4,200 feet. Peak production is estimated at 250 thousand barrels of oil per day (gross) with estimated recovery from the project of 1 billion barrels of oil (gross).

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

U P S T R E A M   45

Kizomba B

Construction is under way on the offshore Angola Block 15 Kizomba B project ($3.5 billion, gross), which utilizes a design similar to Kizomba A to achieve reduced costs and cycle time. Kizomba B is designed to develop 1 billion barrels of oil (gross) from the Kissanje and Dikanza fields. Installation of the tension leg platform (TLP) and sailaway of the FPSO vessel are scheduled for early 2005. First oil is anticipated in the third quarter 2005.

Kizomba C

The Kizomba C project ($3.5 billion, gross) is planned to include the fourth and fifth offshore production hubs in Angola Block 15. Two FPSOs will be required to develop Mondo, Saxi, and Batuque fields, which have combined resources of over 650 million barrels of oil (gross). The project is currently in the design phase, and initial production is expected in 2007.

Dalia

The Dalia project ($3.8 billion, gross) includes a 2-million barrel FPSO vessel to recover nearly 1 billion barrels of oil (gross) from the offshore Angola Block 17 structure. Subsea templates at a water depth of 4,400 feet will handle production and injection for 73 subsea wells. Construction is under way with start-up anticipated in 2006.

2004 FINANCIAL & OPERATING REVIEW  •  EXXON MOBIL CORPORATION

NIGERIA

ExxonMobil participates in a joint venture (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids) with the Nigerian National Petroleum Corporation, for which it operates five leases covering over 800,000 acres in shallow water offshore southeastern Nigeria. ExxonMobil is the operator for over 90 platforms, the terminal at Qua Iboe, the Falcon FPSO at Yoho, the Oso Condensate Recovery/NGL extraction plant, and the Bonny Fractionation Plant. In 2004, ExxonMobil operations in offshore Nigeria produced an average of 276 thousand barrels of liquids per day (net). In addition to activities in the Joint Venture Area, ExxonMobil is expanding into deepwater Nigeria via the Bonga and Erha fields.

Nigeria Joint Venture – Shelf Development

Activities are progressing to increase production capacity in the Joint Venture Area. Production growth will result from development drilling, satellite field developments, enhanced recovery projects, and a series of platform upgrades, which will enhance facility integrity and production capacity, and optimally develop additional resources on the joint-venture acreage. The Amenam/Kpono project (ExxonMobil interest, 10 percent), which achieved first oil production in 2003, is expected to deliver first gas in 2006. Three major projects, the Yoho Full-Field Project, the East Area Additional Oil Recovery Project, and the East Area Natural Gas Liquids Project, are under way.

Fabrication for the Erha development is under way in Port Harcourt, Nigeria.

Yoho

Yoho full-field drilling and installations continue in offshore Nigeria. With investment of $1.3 billion (gross), the project is developing the Yoho and Awawa fields with estimated recoverable reserves of 400 million barrels of oil. Full-field development is expected to be completed in 2005 and consists of production and quarters platforms, a floating storage and offloading vessel, multiple wellhead platforms and an oil export system. Successful implementation of an early production system in 2002 enabled first oil from Yoho about three years ahead of full-field production.

East Area Additional Oil Recovery

The East Area Additional Oil Recovery project ($2.3 billion, gross) will increase recovery and minimize gas flaring from six joint-venture East Area producing fields. Project scope includes expansion of the gas gathering and injection systems, and installation of gas compression and quarters platforms. The project is expected to recover 550 million oil-equivalent barrels (gross). Construction is under way for first gas injection in 2006.

East Area Natural Gas Liquids

The East Area NGL project ($1 billion, gross) will include offshore extraction facilities, a 120-mile pipeline system, and expansion of the Bonny River Terminal to recover 275 million oil-equivalent barrels (gross) of natural gas liquids from East Area joint-venture fields. Contracting is under way with project start-up in 2008.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

U P S T R E A M   47

Nigeria Deepwater Development

Complementing the activity in the Joint Venture Area, development projects are now under way to capture the potential of Nigeria’s deepwater. The first of these, Bonga, will start up in 2005 followed closely by Erha in 2006. Development plans continue for Usan on Block 222.

Bonga

Offshore installation is in progress on the Bonga project ($3.9 billion, gross), ExxonMobil’s first participation in a deepwater (3,300 feet) development offshore Nigeria. Starting up in 2005, the project is designed to produce 200 thousand barrels of oil per day (gross) from 22 subsea wells tied back to a newly constructed FPSO vessel.

Erha

Fabrication of the Erha FPSO topsides is in progress in Singapore and Malaysia. The FPSO will be moored 60 miles offshore Nigeria in 3,400 feet of water, with capacity to handle production of 150 thousand barrels of oil per day from 15 subsea producers. Project investment totals $2.5 billion (gross) and first oil is anticipated in the first half of 2006.

BUILDING CAPABILITY — FIRST SUBSEA INTEGRATION TEST IN WEST AFRICA

In 2004, the first subsea integration test (SIT) ever conducted in West Africa took place in Nigeria for the Erha Project. The SIT lays out all subsea equipment on land, including wellheads, manifolds, and flowlines, and tests the necessary connections, functions, and interfaces prior to mobilization for offshore installation. The SIT, a critical execution milestone for subsea production equipment, was completed successfully, and represented a dramatic move forward in capability for West Africa, and specifically, Nigeria.

EQUATORIAL GUINEA

ExxonMobil is the largest producer in Equatorial Guinea and operates two blocks which cover about 1 million acres (gross). The Zafiro field is located on Block B (ExxonMobil interest, 71 percent) approximately 40 miles northwest of Malabo in water depths between 400 and 2,800 feet.

In 2004, total field production increased to an average of over 280 thousand barrels of oil per day (gross). This is approximately 40 percent above 2003 volumes with substantial volume contributions from the Southern Expansion Area Project. Production from this project is through the FPSO Serpentina, an EPS, with production from the remainder of the field supported by the Jade Platform and the Zafiro Producer, a floating production unit (FPU). In 2004, 14 wells were completed in the Zafiro field.

CHAD

With start-up of Kome field production in January 2004 and the Bolobo field in August 2004, five months ahead of schedule, combined Chad production exceeded 200 thousand barrels of oil per day (gross) through a 650-mile pipeline that extends from the Doba Basin to Kribi, Cameroon. The Nya and Moundouli fields are expected to begin production in 2005 and 2006, respectively. An estimated 1 billion barrels of oil (gross) will be recovered from the Chad fields. Additionally, ExxonMobil finalized an agreement allowing continued exploration in the over-8-million-acre (gross) Permit H through 2008. Exploration drilling is under way.

OTHER AFRICA

During 2004, ExxonMobil continued to acquire deepwater exploration interests in Africa. Through the first license round in the Nigeria-Sao Tome and Principe Joint Development Zone, ExxonMobil acquired a 40-percent participating interest in the 174,000-acre Block1 (pending completion of final agreements). ExxonMobil also farmed into the 4.4-million-acre Majunga concession on the northwest coast of Madagascar to earn a 40-percent participating interest, and acquired 100-percent interest in the offsetting Cap Saint Andre Offshore block. In 2005, ExxonMobil and its co-venturers will conduct technical studies on these interests with plans for near-term exploration drilling.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Middle East

ExxonMobil has a substantial production base and significant growth potential in the resource-rich Middle East region. In addition to Qatar, ExxonMobil is pursuing additional opportunities, focusing where ExxonMobil’s industry-leading technology and capabilities can contribute to increased recovery of oil and gas, while enhancing training and development of national work forces. In Kuwait, ExxonMobil leads a consortium competing for the Operating Services Agreement covering four fields in the northern part of the country. ExxonMobil is also pursuing investment opportunities in the United Arab Emirates where we currently produce 116 thousand barrels of liquids per day.

Middle East Highlights

	2004	2003	2002
Earnings (billions of dollars)	0.6	0.4	0.3
Proved Reserves(1) (BOEB)	3.6	2.0	1.8
Acreage (gross acres, million)	7.6	7.5	7.5
Net Liquids Production (MBD)	0.1	0.1	0.1
Net Gas Production (BCFD)	0.7	0.5	0.4

Middle East Projects

			Target Peak
		Working	Production (Gross)
Projected Start-Ups		Interest	Liquids	Gas
		(%)	(kBD)	(MCFD)
2004	RasGas Train 3	29	30	725
2005	Al Khaleej Gas Phase 1	100	50	600
	RasGas Train 4	34	45	740
2007	RasGas Train 5	30	45	740
2008+	RasGas Trains 6 & 7	30	140	2,500
	Qatargas II Train 4	30	80	1,250
	Qatargas II Train 5	18	80	1,250
	Al Khaleej Gas (Future Phases)	100	95	1,050
	Qatar GTL	100	165	1,440

(1)	Excludes 2004 year-end price/cost revisions.

Qatar Existing and Planned LNG Trains

Joint		Capacity	Working		Scheduled
Venture	Train	MTA	Interest	Market	Completion
			(%)
Qatargas	1,2,3	9.4	10	Japan/Europe	Complete
Qatargas II	4	7.8	30	United Kingdom	2008
Qatargas II	5	7.8	18	United Kingdom	2009
RasGas	1,2	6.6	25	Korea	Complete
RasGas	3	4.7	29	India	Complete
RasGas	4	4.7	34	Europe	2005
RasGas	5	4.7	30	Europe	2007
RasGas	6	7.8	30	United States	2008
RasGas	7	7.8	30	United States	2010
Total		61.3

QATAR

ExxonMobil and Qatar Petroleum, with other joint-venture partners, are further developing the giant North Field, the largest nonassociated gas field in the world. Resources to be developed through existing and planned LNG trains, the gas-to-liquids (GTL) project, and pipeline sales projects exceed 25 billion oil-equivalent barrels (gross). Natural gas from the North Field is competitive for supplying Liquefied Natural Gas (LNG) to the Asia Pacific region, Europe, and the United States.

In 2004, three existing LNG trains at the Qatargas joint venture produced 9.2 million tons (gross), which were sold mainly to customers in Japan and Spain. Work is progressing on the Qatargas II project (ExxonMobil interest, Train 4, 30 percent and Train 5, 18 percent), which includes two LNG trains each with a capacity of 7.8 million tons per year with sales commencing in 2008. In 2004, construction started on the South Hook LNG receiving terminal in Milford Haven, Wales.

The RasGas joint venture (ExxonMobil interest, 25 to 34 percent) produced 9.5 million tons in 2004 (gross), sold mainly to Korea and India, with the bulk of the remainder going into markets in the United States and Spain. RasGas Train 3 started up in February 2004, and supplied the first LNG sales ever into India. RasGas Trains 4 and 5 will commence production in 2005 and 2007, respectively, with sales predominantly to Europe.

RasGas is progressing plans to produce and deliver 15.6 million tons per year of LNG to the United States. This project will be the largest LNG import project for supply of gas to the United States. Two LNG trains of 7.8 million tons per year each and 24 ships are included in the RasGas Trains 6 and 7 development.

The Qatar natural gas projects will also produce natural gas liquids for both domestic use and export.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

U p s t r e a m 49

RasGas Trains 3, 4, and 5

RasGas LNG Trains 3, 4, and 5 are designed to expand Qatar’s North Field production with combined capacity of over 14 million tons of LNG per year. First production from Train 3 occurred ahead of schedule in February 2004, with sales to India. Trains 4 and 5 are targeted for sales primarily in Europe, with start-up scheduled in 2005 and 2007, respectively.

LARGE TRAINS – LOWER SUPPLY COST

Advances in design and engineering of key process equipment, including spiral-wound heat exchangers, compressors, and turbines have allowed ExxonMobil to leverage economy of scale to lower cost of supply.

RasGas Trains 6 and 7

RasGas Trains 6 and 7 are expected to be the largest LNG export project to supply the United States market ($12 billion, gross). Designed to produce and deliver 15.6 million tons per year of LNG from Qatar’s North Field, the project will be an important element in meeting future gas demand in the United States. Start-up of Train 6 is targeted for 2008, followed by Train 7 in 2010.

Qatargas II – Trains 4 and 5

A joint project between Qatar Petroleum and ExxonMobil, the Qatargas II project ($12 billion, gross) is expected to further develop Qatar’s North Field through the addition of the world’s largest (7.8 million tons per year) onshore LNG liquefaction trains. Each project will encompass production, liquefaction, shipping, and regasification facilities. Construction is in progress on the South Hook LNG receiving terminal in Milford Haven, Wales. With first gas sales in 2008, Qatargas II LNG will supply markets in the United Kingdom and continental Europe.

Al Khaleej Gas

The multiphase Al Khaleej Gas Project is another opportunity to develop natural gas from Qatar’s giant North Field. Construction is in progress on Phase 1 ($1 billion, gross), which is expected to supply over 600 million cubic feet of gas per day plus associated condensate, natural gas liquids and ethane. First gas sales are anticipated in 2005. Future phases of the project will supply additional domestic requirements as well as regional export sales.

Qatar Gas-to-Liquids (GTL)

In July 2004, ExxonMobil signed a Heads of Agreement with Qatar Petroleum to build the world’s largest fully integrated GTL plant ($7 billion, gross). The upstream project will be designed to produce over 1.4 billion cubic feet per day (gross) of feed gas, along with 165 thousand barrels per day (gross) of associated condensate and natural gas liquids. The GTL plant will process the feed gas to yield an industry-leading 154 thousand barrels per day (gross) of products, such as low-sulfur diesel, lube basestocks, and naphtha. ExxonMobil holds over 3,500 patents or patents pending associated with GTL technology. Start-up is targeted for 2011.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON   MOBIL   CORPORATION

COMPETITIVE ADVANTAGE IN LNG

LNG TECHNOLOGY LEADERSHIP

ExxonMobil is well-positioned to continue its leadership in the growing LNG trade. ExxonMobil’s access and knowledge of world markets combined with advanced technology have allowed us to commercialize new resources.

Technology has played a very important part in enabling economic supply of gas from remote sources. For example, LNG liquefaction trains will increase in size from around 3 million tons per annum of capacity in 2000 to almost 8 million tons by 2008. New technology and economies of scale are expected to lower unit liquefaction costs by 15 to 20 percent.

Likewise, in the same time frame, LNG ship sizes are increasing from a capacity of about 140,000 cubic meters to as large as 250,000 cubic meters. A unique ExxonMobil-designed testing program has enabled the qualification of membrane tanks in what will be the world’s largest LNG ships, almost 50 percent larger than conventional ships today. Unit transportation costs as a result are expected to be reduced by 10 to 15 percent.

LNG OPPORTUNITIES

Between 2005 and 2010, ExxonMobil has plans to participate in start-up of nine LNG trains in Qatar, Angola, and Australia. These new trains have a gross capacity of over 7 billion cubic feet per day or 55 million tons per year. These projects represent about half of the industry’s new LNG capacity expected to be added by 2010.

The Greater Gorgon/Jansz Project will develop resources in the Gorgon, Jansz, and nearby fields in northwest Australia. The Angola LNG project provides a disposition for the associated gas from offshore oil developments.

Beyond 2010, ExxonMobil is evaluating new LNG opportunities, including additional trains in Qatar, Nigeria, and Australia.

Global LNG Opportunities

Cost Leadership – LNG Construction

LNG MARKET – EXXONMOBIL MARKET SHARE

Global LNG demand is growing at approximately 7 percent per year, faster than overall gas demand. Between 2001 and 2020, world LNG demand is expected to grow nearly four times (from about 120 to over 450 million tons per annum). By 2020, the United States is expected to become the largest market for LNG.

As of 2004, the Company’s participation in LNG joint ventures had a combined gross capacity of 27 million tons per year, or 20 percent of the global industry capacity, making ExxonMobil one of the largest LNG suppliers in the world.

LNG MARKETS GROWING

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

Russia and Caspian

ExxonMobil operates and holds a 30-percent interest in the Sakhalin-1 blocks offshore mainland Russia. Gas marketing efforts have resulted in Letters of Intent for sales with customers in eastern Russia. Progress was made for potential sales into China, and discussions continue with potential customers in Japan.

Exploration activities on the Sakhalin III blocks are pending award of Exploration and Production licenses by the Russian government.

In the Caspian, ExxonMobil holds the unique position of participating in the development of three of the largest fields in the world: Kashagan and Tengiz in Kazakhstan, and Azeri-Chirag-Gunashli in Azerbaijan.

Caspian Highlights

	2004	2003	2002
Earnings (billions of dollars)	0.4	0.3	0.2
Proved Reserves(1) (BOEB)	2.1	2.0	1.4
Acreage (gross acres, million)	2.8	3.1	3.1
Net Liquids Production (MBD)	0.1	0.1	0.1
Net Gas Production (BCFD)	0.1	0.1	0.1

Russia and Caspian Projects

			Target Peak
		Working	Production(Gross)
Projected Start-Ups		Interest	Liquids	Gas
		(%)	(kBD)	(MCFD)
2005	Azeri-Chirag-Gunashli
	(ACG) Phase 1	8	325	–
	Sakhalin-1 (Chayvo) Phase 1	30	250	1,000
2006	ACG Phase 2	8	465	–
	Tengiz Phase 1	25	300	100
2008+	ACG Phase 3	8	260	–
	Kashagan	17	1,200	–
	Tengiz Expansion	25	220	–

(1)	Excludes 2004 year-end price/cost revisions.

–	Not applicable

Sakhalin - 1

The multiphase Sakhalin-1 project ($12+ billion, gross) in the arctic region offshore the Russian Far East will develop more than 5 billion oil-equivalent barrels (gross). The initial phase of the project is designed to produce 250 thousand barrels of oil and 1 billion cubic feet of gas per day (gross) from the Chayvo field utilizing onshore and offshore extended-reach drilling technologies for some of the longest extended-reach drillwells in the world. Oil production will be processed in an onshore facility and exported via pipeline to the new DeKastri terminal facility on the Russian mainland. Phase 1 construction and drilling activities are under way. An early production system will accelerate initial production to mid-2005, followed by full-field production in 2006. Beginning in 2005, gas will be sold to domestic utilities in the Khabarovsk Krai in the Russian Far East. Sales will increase to 270 million cubic feet per day (gross) in 2009. Future phases will develop the remaining Chayvo, Odoptu, and Arkutun-Dagi resources.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON   MOBIL   CORPORATION

EXTENDED REACH DRILLING TECHNOLOGY

The Sakhalin-1 Phase 1 development has benefited significantly from application of leading-edge technology. The use of extended-reach drillwells (ERDs) to access reserves about six miles from shore has allowed the elimination of a costly offshore platform and minimized activity in the sensitive offshore area. To drill these wells to very long measured depths, state-of-the-art rotary steerable technology (RST) is applied, which delivers a smooth wellpath and enables successful installation of casing at these record depths.

In 2003 to 2004, four wells were drilled into the reservoir. Two more wells will be drilled prior to starting production operations, and another nine wells are planned over the next three years. One well has been perforated and tested, and two more wells are equipped with production tubing awaiting completion. The completion and perforation of these wells utilizes coil tubing, which is run to distances never before attempted. The first ERD well set the world record for a coiled-tubing run at 30,600 feet.

Sakhalin-1 ERD well design utilized a systematic planning approach that incorporated a study of local Russian and worldwide geometric offset wells and application of ExxonMobil proprietary technologies (integrated hole quality/quantitative risk assessment). A comprehensive directional plan was developed to successfully intersect the reservoir target objective at a precise depth and location. ERD technology utilized at Sakhalin is making this challenging project technically feasible and economically attractive.

AZERBAIJAN

Production from the Azeri-Chirag-Gunashli (ACG) development (ExxonMobil interest, 8 percent) in the south Caspian Sea totaled 130 thousand barrels of oil per day (gross) in 2004. In total, the development is expected to recover resources of over 6 billion barrels of oil and 6 trillion cubic feet of natural gas (gross). The first phase of a multiphase expansion started up in February 2005.

ExxonMobil participates in three other Production Sharing Agreements that cover 570 thousand gross acres in the Azeri sector of the Caspian Sea: Nakhchivan (ExxonMobil-operated, 50 percent interest); Zafar Mashal (ExxonMobil-operated, 30 percent interest); and Araz-Alov-Sharg (ExxonMobil interest, 15 percent). The first exploration well on the Zafar Mashal prospect completed drilling in 2004 but no commercial hydrocarbons were found.

Azeri-Chirag-Gunashli (ACG)

The $12 billion (gross) multiphase Azeri-Chirag-Gunashli project is under way in the western Caspian Sea offshore Azerbaijan. Adding to existing production at Chirag, ACG Phase 1, which started up in February 2005, will develop the Central Azeri field with gross capacity of 325 thousand barrels of oil per day. Phase 1 includes the construction and installation of drilling, production, compression, and injection platforms in 420 feet of water, along with 100 miles of subsea oil and gas pipelines. Phase 2 will further develop the Azeri field, and Phase 3 will develop the Gunashli field. Gross developed resource from the three-phase expansion is expected to total 5.4 billion oil-equivalent barrels (gross).

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

U p s t r e a m 53

KAZAKHSTAN

Development planning activities are under way to initiate production from the giant Kashagan field, located in the offshore Caspian Sea and part of the North Caspian Production Sharing Agreement (NCPSA). In addition to the Kashagan field, the NCPSA includes exploration acreage where ExxonMobil participated in the successful testing and discovery of hydrocarbons at the Kairan prospect during 2004, following suspension of drilling operations in 2003 for the winter season.

During 2003, ExxonMobil exercised its preferential right to purchase its share of BG Group equity in the NCPSA. Upon close of the equity purchase, now anticipated in 2005, ExxonMobil will increase its interest in the NCPSA. Final equity percentages are still to be determined.

ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area of 380 thousand gross acres encompassing the Tengiz field, an associated processing plant complex, and the adjacent Korolev field. TCO also holds a prospective exploration license that covers over 600 thousand gross acres surrounding the production license.

Kashagan

The super-giant Kashagan field is located in the northern Caspian Sea offshore Kazakhstan. The $40+ billion (gross) development of the field will occur in phases, with the first phase targeting 5.2 billion barrels of oil reserves (gross) at a producing rate of 450 thousand barrels per day. Phase 1 development is under way and will include an offshore production/separation hub on an artificial island, three drilling islands, three onshore oil stabilization trains, and two onshore gas treating plants. Future phases will increase recovery to 13 billion barrels of oil (gross) at a producing rate of more than 1 million barrels of oil per day.

Tengiz

Production capacity for Tengiz, in Kazakhstan, is currently 300 thousand barrels of oil per day with over 3 billion barrels of oil reserves developed. Planned expansions and optimizations ($15 billion, gross) will add 520 thousand barrels per day of oil production (gross) and incremental reserves of nearly 3 billion barrels. The first expansion will integrate a second-generation gas-handling project with a sour gas injection project resulting in incremental peak production of 300 thousand barrels of oil per day (gross). Construction is under way with initial oil production in 2006.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON   MOBIL   CORPORATION

Asia Pacific

ExxonMobil has an established large-scale and profitable production base throughout the Asia Pacific region. Net daily production of about 200 thousand barrels of liquids and 1.5 billion cubic feet of gas represented 11 percent of ExxonMobil’s worldwide production in 2004.

Asia Pacific Highlights

	2004	2003	2002
Earnings (billions of dollars)	2.1	1.7	1.6
Proved Reserves(1) (BOEB)	1.6	1.9	2.0
Acreage (gross acres, million)	10.6	22.9	29.5
Net Liquids Production (MBD)	0.2	0.2	0.3
Net Gas Production (BCFD)	1.5	1.8	2.0

Asia Pacific Projects

			Target Peak
		Working	Production (Gross)
Projected Start-Ups		Interest	Liquids	Gas
		(%)	(kBD)	(MCFD)
2006	Guntong Hub	50	35	715
2008+	Banyu Urip	*	165	20
	Greater Gorgon/Jansz Project	*	10	1,500
	Kipper/Tuna	41	25	270
	PNG Gas Project	26	20	415

(1)	Excludes 2004 year-end price/cost revisions.

*	Under negotiation

INDONESIA

ExxonMobil operates Indonesia’s Arun natural gas field (ExxonMobil interest, 100 percent), which supplies gas to the P.T. Arun LNG plant. In 2004, net production from the Arun and satellite fields in Pase/South Lhok Sukon and the North Sumatra Offshore field totaled almost 580 million cubic feet of gas per day.

ExxonMobil is continuing negotiations with PT Pertamina (Persero) and the government of Indonesia to extend the term of the Cepu contract. Once agreement is reached, plans are to begin development of the Banyu Urip oil field. In addition, analysis of the large, 3D seismic survey over the block will guide future exploratory and development programs.

ExxonMobil, along with co-participant PT Pertamina (Persero), is proceeding with the next phase of development of the Natuna gas field (ExxonMobil interest, 76 percent). During this phase, the participating parties will work to complete marketing arrangements for the gas and update cost and design studies. The Natuna D-Alpha gas field, located north of the Kalimantan Province, Indonesia, and approximately 850 miles from Java, was discovered in 1973 and has estimated recoverable hydrocarbon resources of 46 trillion cubic feet of natural gas (gross).

Banyu Urip

Pending resolution of commercial agreements, development of the Banyu Urip field in eastern Java will include construction of an initial oil production facility followed by a central processing facility. A 50-mile pipeline will transport the processed oil to a 2-million-barrel floating storage and offloading vessel moored off the nearby Tuban coast in the Java Sea. Estimated recovery from the field is over 250 million barrels of oil (gross).

MALAYSIA

ExxonMobil is the largest oil producer in Malaysia and the largest supplier of natural gas to Peninsular Malaysia. Net production in 2004 was over 90 thousand barrels of liquids per day and 510 million cubic feet of gas per day. The Company participates in six Production Sharing Contracts offshore Peninsular Malaysia, operates 39 platforms in 17 fields and has plans to install three new platforms over the next few years. In total, ExxonMobil holds an interest in 500 thousand net acres offshore.

Guntong Hub

The Guntong Hub project (ExxonMobil interest, 50 percent) will develop approximately 800 million oil-equivalent barrels (gross) and features the installation of a compression platform, Guntong E. Scheduled for start-up in 2006, the Hub project will process approximately 715 million cubic feet of gas per day and 35 thousand barrels of liquids per day (gross). The project facilitates a series of future gas developments with investments totaling $1.6 billion over 15 years. Future gas developments include adjacent fields at Tabu, Palas, Irong Barat, Telok, and Bindu.

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

U p s t r e a m 55

AUSTRALIA / PAPUA NEW GUINEA

In 2004, daily net production from ExxonMobil’s Australian and Papua New Guinea operations was about 400 million cubic feet of gas and 100 thousand barrels of liquids. In the Bass Strait, the Company continues to operate offshore producing facilities, a crude stabilization plant, three gas processing plants, and one fractionation plant, while supplying natural gas throughout southeast Australia. After 35 years of production, this mature area still contains significant gas resources, with new exploration and infill drilling targets resulting from the recent 3,900-square-kilometer Northern Fields and 1,100-square-kilometer Tuskfish 3D seismic surveys. Drilling of these targets commenced in 2004 and will continue through 2005.

Greater Gorgon / Jansz Project

Development of Gorgon, Jansz, and Io fields will result in 10 million tons per year (gross) of LNG targeted principally for markets in Asia Pacific and the west coast of North America. Currently in the planning phase, the project scope includes installation of two 5-million-ton-per-year LNG trains on Barrow Island. Start-up of the first LNG train will occur in 2009, and the second train will start up in 2010. ExxonMobil has participated in the discovery of over 50 trillion cubic feet (gross) of gas resources in the deepwater off Australia’s Northwest Shelf.

PNG Gas Project

The PNG Gas Project will develop gas from the Hides field in the Southern Highlands of Papua New Guinea for export to Queensland, Australia, via a 3,000-kilometer pipeline with a capacity of approximately 415 million cubic feet per day (gross). The project is currently in the front-end engineering and design stage. ExxonMobil and co-venturers are actively negotiating gas sales contracts with customers to support project development.

Power

ExxonMobil has significant holdings in electric power generation, with interests in 13,700 megawatts of generation capacity, including 3,300 megawatts of cogeneration. In 2004, 400 megawatts of cogeneration capacity started up at the Beaumont, Baytown, and Sarnia refineries.

Power – Statistical Highlights(1)

	2004	2003	2002
Earnings (millions of dollars)	315	311	299
Electricity sales(2) (gigawatt hours)	31,719	31,043	29,888
Average capital employed
(millions of dollars)	1,982	1,956	1,978
Capital expenditures
(millions of dollars)	129	165	73

(1)	ExxonMobil share of power affiliate results, except electricity sales, which are stated at 100 percent.

(2)	China Light & Power sales to consumers in China.

In 2004, ExxonMobil celebrated the 40th anniversary of partnership with China Light & Power in the Hong Kong power business. ExxonMobil has a 60-percent interest in three power stations in Hong Kong totaling almost 6,300 megawatts of electricity generation capacity, and a 51-percent interest in an additional 600 megawatts of capacity in southern China. These stations supply electricity to China Light & Power, which serves Hong Kong, and surplus power is sold to neighboring Guangdong. Since 2000, power sales have been growing at 3.7 percent per year.

To supply growing electrical demand, construction is in progress on two additional combined cycle gas turbine (CCGT) units at the Black Point Power Station. Completion of these units will add 625 megawatts of gas-fired generation capacity in 2005.

Coal

ExxonMobil operates the Monterey coal mine in the United States (Illinois) with production of 2.8 million metric tons in 2004. The coal is supplied to local power generation and cement processing industries.

2004   FINANCIAL   &   OPERATING   REVIEW   •   EXXON   MOBIL   CORPORATION

Upstream Operating Statistics

NET LIQUIDS PRODUCTION (1)–Including Tar Sands and Non-Consolidated Operations

(thousands of barrels per day)	2004	2003	2002	2001	2000

United States
Alaska	174	188	197	210	232
Lower 48	383	422	484	502	501
Total United States	557	610	681	712	733
Canada	355	363	349	331	304
Total North America	912	973	1,030	1,043	1,037

Europe
United Kingdom	235	278	305	320	355
Norway	328	280	263	307	320
Other	20	21	24	26	29
Total Europe	583	579	592	653	704

Asia Pacific
Australia	91	111	122	131	140
Malaysia	94	105	115	98	90
Other	17	21	23	18	23
Total Asia Pacific	202	237	260	247	253

Africa
Nigeria	276	260	213	249	253
Equatorial Guinea	136	124	98	89	67
Other	160	58	38	4	3
Total Africa	572	442	349	342	323

Middle East	158	149	127	135	137

Other Areas	144	136	138	122	99

Total worldwide	2,571	2,516	2,496	2,542	2,553

Gas Plant Liquids Included Above
United States	86	90	111	120	120
Non-U.S.	168	166	178	185	180
Total worldwide	254	256	289	305	300

Tar Sands and Non-Consolidated Volumes Included Above
United States	101	106	106	109	115
Canada	59	52	57	52	42
Europe	9	9	9	10	13
Middle East	140	127	102	108	107
Other	74	71	74	70	57
Total worldwide	383	365	348	349	334

(1) Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’ s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from tar sands operations in Canada, and ExxonMobil’ s ownership of the production by companies owned 50 percent or less.

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

Upstream  57

NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE (1) - Including Non-Consolidated Operations

(millions of cubic feet per day)	2004	2003	2002	2001	2000

United States	1,947	2,246	2,375	2,598	2,856
Canada	972	943	1,024	1,006	844
Total North America	2,919	3,189	3,399	3,604	3,700

Europe
Netherlands	1,725	1,591	1,601	1,637	1,519
United Kingdom	1,196	1,234	1,417	1,547	1,506
Norway	645	667	503	445	451
Germany	1,048	1,006	942	966	987
Total Europe	4,614	4,498	4,463	4,595	4,463

Asia Pacific
Australia	397	450	453	449	346
Malaysia	511	563	690	645	649
Indonesia	578	745	825	401	701
Other	33	45	51	52	59
Total Asia Pacific	1,519	1,803	2,019	1,547	1,755

Middle East	642	455	408	354	278

Other Areas	170	174	163	179	147

Total worldwide	9,864	10,119	10,452	10,279	10,343

Non-Consolidated Natural Gas Volumes Included Above
United States	2	2	2	13	15
Europe	1,667	1,531	1,539	1,556	1,433
Middle East	642	455	408	354	278
Other	74	73	77	65	38
Total worldwide	2,385	2,061	2,026	1,988	1,764

(1) Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’ s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.

NATURAL GAS SALES (1)

(millions of cubic feet per day)	2004	2003	2002	2001	2000

United States	2,277	4,793	6,939	5,925	5,829
Canada	1,253	1,919	2,051	2,305	2,324
Europe	6,262	6,610	7,544	7,570	7,213
Asia Pacific	1,448	1,708	1,907	1,472	1,683
Middle East	525	384	334	308	235
Other	177	181	188	205	160
Total worldwide	11,942	15,595	18,963	17,785	17,444

(1) Natural gas sales include 100 percent of the sales of ExxonMobil and majority-owned affiliates and ExxonMobil’ s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

NUMBER OF NET WELLS DRILLED ANNUALLY (1)

	Productive					Dry					Total
(net wells drilled)	2004	2003	2002	2001	2000	2004	2003	2002	2001	2000	2004	2003	2002	2001	2000

Exploratory(2)	21	38	46	51	62	15	28	23	41	26	36	66	69	92	88
Development	1,164	1,060	1,287	1,313	934	18	34	29	24	13	1,182	1,094	1,316	1,337	947
Total	1,185	1,098	1,333	1,364	996	33	62	52	65	39	1,218	1,160	1,385	1,429	1,035

NET ACREAGE AT YEAR END (3)

	Undeveloped						Developed
(thousands of net acres)	2004	2003	2002	2001	2000	2004	2003	2002	2001	2000

United States	7,055	7,353	7,309	7,669	7,399	5,480	5,655	5,695	5,714	5,993
Canada(4)	6,144	5,204	8,851	9,708	9,775	2,527	2,457	2,382	2,426	2,402
Europe	2,245	2,611	2,687	4,624	6,244	4,715	4,746	4,874	4,819	4,816
Asia Pacific	4,219	8,769	12,163	14,161	19,641	1,080	1,723	1,692	1,640	1,528
Africa	21,797	11,447	12,205	15,736	20,111	475	462	685	630	387
Latin America	19,688	15,141	17,459	19,205	25,122	388	388	387	388	363
Middle East	46	10	10	10	—	1,356	1,356	1,354	1,354	1,354
Other	476	516	543	1,241	1,241	103	103	104	104	104
Total worldwide	61,670	51,051	61,227	72,354	89,533	16,124	16,890	17,173	17,075	16,947

NET CAPITALIZED COSTS AT YEAR END (3)

(millions of dollars)	2004	2003	2002	2001	2000

United States	16,217	16,711	15,739	15,408	14,887
Canada(4)	8,907	8,114	6,114	5,772	5,827
Europe	16,169	15,830	12,872	10,704	11,361
Asia Pacific	6,496	6,888	5,702	5,207	5,274
Africa	10,706	8,606	5,755	4,355	3,711
Middle East	1,063	738	641	415	452
Other	5,689	4,659	3,936	3,601	3,410
Total worldwide	65,247	61,546	50,759	45,462	44,922

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES (3)

(millions of dollars)	United States	Canada(4)	Europe	Asia Pacific	Africa	Middle East	Other	Worldwide

During 2004
Property acquisition costs	14	1	—	2	92	—	25	134
Exploration costs	233	80	143	113	382	64	240	1,255
Development costs	1,581	1,196	1,381	660	2,788	362	1,154	9,122
Total	1,828	1,277	1,524	775	3,262	426	1,419	10,511

During 2003(5)
Property acquisition costs	17	7	4	—	17	—	—	45
Exploration costs	253	102	171	138	264	40	213	1,181
Development costs	1,780	1,079	1,968	929	3,117	208	775	9,856
Total	2,050	1,188	2,143	1,067	3,398	248	988	11,082

During 2002
Property acquisition costs	32	20	—	—	10	—	125	187
Exploration costs	281	109	160	95	301	18	199	1,163
Development costs	1,843	949	1,975	936	1,708	144	546	8,101
Total	2,156	1,078	2,135	1,031	2,019	162	870	9,451

During 2001
Property acquisition costs	95	17	1	(1)	2	1	9	124
Exploration costs	356	141	165	148	281	26	443	1,560
Development costs	1,816	798	1,619	666	995	32	327	6,253
Total	2,267	956	1,785	813	1,278	59	779	7,937

(1) A regional breakout of this data is included on page 11 of ExxonMobil’s 2004 Form 10-K.

(2) These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3) Includes non-consolidated interests and Canadian tar sands operations and is not directly comparable to data on pages A56 and A57 of ExxonMobil’s 2005 Proxy Statement, and page 5 of ExxonMobil’s 2004 Form 10-K, which due to financial reporting requirements, treat Canadian tar sands as a mining operation.

(4) Canadian tar sands data included above: net acreage of 28,000 developed acres and 147,000 undeveloped acres at year-end 2004, net capitalized cost of about $2.3 billion at yearend 2004, exploration costs of $12 million, and development costs of $502 million incurred during 2004.

(5) Per FAS 143, development costs beginning in 2003 also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date.

EXXON   MOBIL   CORPORATION   •   2004   FINANCIAL   &   OPERATING   REVIEW

UPSTREAM  59

PROVED OIL AND GAS RESERVES (1)

The Corporation is also stating, for the first time, its 2004 reserves on the basis of December 31, 2004, prices and costs.

The use of year-end prices for reserves estimation introduces short-term price volatility into the process since annual adjustments will be required based on prices occurring on a single day. The Corporation believes that this approach is inconsistent with the long-term nature of the upstream business where production from individual projects often spans multiple decades. The use of prices from a single date is not relevant to the investment decisions made by the Corporation and annual variations in reserves based on such year-end prices are not of consequence to how the business is actually managed.

Performance-related revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of: (1) already available geologic, reservoir or production data; or (2) new geologic, reservoir, or production data. This category can also include changes associated with the performance of improved recovery projects and significant changes in either development strategy or production equipment/facility capacity. During the past five years, performance-related revisions averaged 551 million oil-equivalent barrels per year.

	2004	2003	2002	2001	2000

Liquids, Including Tar Sands and Non-Consolidated Reserves
(millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	2,894	3,218	3,352	3,494	3,480
Canada(1)	1,848	1,975	2,085	2,098	1,940
Europe	1,029	1,204	1,359	1,503	1,591
Asia Pacific	613	684	691	622	690
Africa	2,654	2,742	2,626	2,461	2,384
Middle East	1,216	833	803	788	756
Other	2,259	2,200	1,707	1,346	1,330
Total worldwide excluding year-end price/cost revisions	12,513	12,856	12,623	12,312	12,171

Year-end price/cost revisions	(862)	—	—	—	—
Total worldwide	11,651	12,856	12,623	12,312	12,171

Proportional interest in tar sands and non-consolidated reserves included above, excluding year-end price/cost revisions
United States	402	426	444	466	494
Canada (tar sands)(2)	757	781	800	821	610
Europe	17	20	26	27	33
Middle East	1,161	767	779	758	726
Other	981	973	949	688	658

Net proved developed reserves included above
United States	2,551	2,711	2,835	2,957	3,042
Canada(1)	1,089	1,301	1,255	1,184	1,240
Europe	778	821	817	900	999
Asia Pacific	394	473	487	477	504
Africa	1,117	1,107	1,057	1,022	989
Middle East	651	632	675	716	755
Other	763	678	645	547	419
Total worldwide	7,343	7,723	7,771	7,803	7,948

Natural Gas, Including Non-Consolidated Reserves
(billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	10,578	11,424	12,239	12,924	13,296
Canada	1,979	2,341	2,882	3,183	3,516
Europe	21,916	23,849	24,336	25,252	26,017
Asia Pacific	6,029	7,285	7,958	8,301	8,546
Africa	771	583	436	379	375
Middle East	14,122	6,921	5,722	4,275	2,595
Other	2,545	2,366	2,145	1,632	1,521
Total worldwide excluding year-end price/cost revisions	57,940	54,769	55,718	55,946	55,866

Year-end price/cost revisions	2,422	—	—	—	—
Total worldwide	60,362	54,769	55,718	55,946	55,866

Proportional interest non-consolidated reserves included above, excluding year-end price/cost revisions
United States	140	152	177	192	251
Europe	12,873	13,703	13,828	14,321	14,847
Middle East	13,339	6,055	5,692	4,237	2,548
Other	1,473	1,464	1,440	942	901

Net proved developed reserves included above
United States	9,254	9,637	10,128	10,511	11,118
Canada	1,647	1,962	2,294	2,517	2,850
Europe	16,881	14,966	12,928	13,641	14,325
Asia Pacific	4,428	5,764	5,887	6,005	6,300
Africa	279	155	112	122	125
Middle East	4,590	2,710	2,388	2,389	2,595
Other	1,120	1,040	1,006	837	704
Total worldwide	38,199	36,234	34,743	36,022	38,017

(1) See Frequently Used Terms on pages 88 through 91.

(2) Includes proven reserves from Canadian tar sands operations in Canada and, therefore, is not directly comparable to data shown on pages A59 to A61 of ExxonMobil’s 2005 Proxy Statement, which due to financial reporting requirements, treat Canadian tar sands as a mining operation.

2004   FINANCIAL  &   OPERATING   REVIEW   •   EXXON  MOBIL  CORPORATION

PROVED OIL AND GAS RESERVES REPLACEMENT (1)

						Average
	2004	2003	2002	2001	2000	2000-2004

Liquids(millions of barrels)
Performance-related revisions	97	375	355	264	628	344
Improved recovery	22	111	94	121	123	94
Extensions/discoveries	595	674	777	683	517	649
Purchases	10	1	—	—	—	2
Sales	(132)	(16)	(13)	(9)	(6)	(35)

Total additions before year-end price/cost revisions	592	1,145	1,213	1,059	1,262	1,054
Year-end price/cost revisions	(862)	NA	NA	NA	NA	NA
Total additions	(270)	NA	NA	NA	NA	NA
Production	935	912	902	918	928	919

Reserves replacement ratio, excluding sales(2)(percent)	77	127	136	116	137	119
Reserves replacement ratio, including sales(2)(percent)	63	126	134	115	136	115
Reserves replacement ratio, including sales and year-end price/cost revisions(percent)	—	NA	NA	NA	NA	NA

Natural Gas(billions of cubic feet)
Performance-related revisions	256	1,462	1,447	836	2,207	1,242
Improved recovery	37	25	4	39	166	54
Extensions/discoveries	7,282	1,719	2,597	3,431	873	3,181
Purchases	9	10	2	1	10	6
Sales	(477)	(120)	(43)	(69)	(8)	(143)

Total additions before year-end price/cost revisions	7,107	3,096	4,007	4,238	3,248	4,340
Year-end price/cost revisions	2,422	NA	NA	NA	NA	NA
Total additions	9,529	NA	NA	NA	NA	NA
Production	3,936	4,045	4,235	4,158	4,178	4,110

Reserves replacement ratio, excluding sales(2)(percent)	193	80	96	104	78	109
Reserves replacement ratio, including sales(2)(percent)	181	77	95	102	78	106
Reserves replacement ratio, including sales and year-end price/cost revisions(percent)	242	NA	NA	NA	NA	NA

Oil-Equivalent (millions of barrels)
Performance-related revisions	140	619	597	403	996	551
Improved recovery	28	116	95	127	151	103
Extensions/discoveries	1,809	961	1,210	1,255	662	1,180
Purchases	11	2	—	—	2	3
Sales	(211)	(36)	(21)	(20)	(8)	(59)

Total additions before year-end price/cost revisions	1,777	1,662	1,881	1,765	1,803	1,778
Year-end price/cost revisions	(459)	NA	NA	NA	NA	NA
Total additions	1,318	NA	NA	NA	NA	NA
Production	1,591	1,587	1,608	1,611	1,624	1,604

Reserves replacement ratio, excluding sales(2)(percent)	125	107	118	111	112	115
Reserves replacement ratio, including sales(2)(percent)	112	105	117	110	111	111
Reserves replacement ratio, including sales and year-end price/cost revisions(percent)	83	NA	NA	NA	NA	NA

2004 Reserves Changes by Region

	Crude Oil and Natural Gas Liquids (millions of barrels)								Natural Gas (billions of cubic feet)
	United			Asia		Middle			United			Asia		Middle
	States	Canada	Europe	Pacific	Africa	East	Other	Total	States	Canada	Europe	Pacific	Africa	East	Other	Total

Performance-related revisions	(49)	2	35	17	(39)	21	110	97	26	19	(290)	(375)	165	455	256	256
Improved recovery	22	—	—	—	—	—	—	22	6	—	31	—	—	—	—	37
Extensions/discoveries	15	4	3	2	150	419	2	595	121	36	48	44	39	6,991	3	7,282
Purchases	—	—	—	—	10	—	—	10	—	—	—	—	9	—	—	9
Sales	(113)	(3)	—	(16)	—	—	—	(132)	(141)	(18)	(17)	(301)	—	—	—	(477)

Total additions before year- end price/cost revisions	(125)	3	38	3	121	440	112	592	12	37	(228)	(632)	213	7,446	259	7,107
Year-end price/cost revisions	101	(464)	2	(12)	(210)	3	(282)	(862)	1,891	(96)	826	(110)	—	18	(107)	2,422
Total additions	(24)	(461)	40	(9)	(89)	443	(170)	(270)	1,903	(59)	598	(742)	213	7,464	152	9,529
Production	198	130	213	74	209	58	53	935	859	399	1,705	624	25	244	80	3,936
Net change	(222)	(591)	(173)	(83)	(298)	385	(223)	(1,205)	1,044	(458)	(1,107)	(1,366)	188	7,220	72	5,593

Reserves replacement ratio, excluding sales(2)(percent)	—	5	18	26	58	759	211	77	18	14	—	—	852	3,052	324	193
Reserves replacement ratio, including sales(2)(percent)	—	2	18	4	58	759	211	63	1	9	—	—	852	3,052	324	181
Reserves replacement ratio, including sales and year-end price/cost revisions(percent)	—	—	19	—	—	764	—	—	222	—	35	—	852	3,059	190	242

(1) The data shown above and on the facing page include reserves, production, and costs from Canadian tar sands operations. This is a more complete summary of ExxonMobil’s exploration and production operations than the data on pages A59 to A61 of ExxonMobil’s 2005 Proxy Statement, which due to financial reporting requirements, treat Canadian tar sands as a mining operation. See Frequently Used Terms on pages 88 through 91 for definitions of reserves and reserves replacement ratio.

(2) Excluding year-end revisions associated with using December 31, 2004, prices and costs.

EXXON   MOBIL   CORPORATION   •  2004  FINANCIAL  &  OPERATING  REVIEW

U p s t r e a m  61

PROVED OIL AND GAS RESERVES REPLACEMENT – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2004	2003	2002	2001	2000	2000-2004

Non-U.S.
E&P costs (millions of dollars)	8,683	9,032	7,295	5,670	4,466	7,029

Oil reserves additions	(246)	1,063	1,116	795	805	707
Oil production	737	695	663	668	666	686

Gas reserves additions	7,626	2,900	3,635	3,477	2,004	3,928
Gas production	3,077	3,034	3,177	3,026	3,003	3,063

Oil-equivalent reserves additions, excluding sales(1)	1,974	1,554	1,722	1,375	1,145	1,554
Oil-equivalent reserves additions, including sales(1)	1,900	1,547	1,722	1,374	1,139	1,537
Oil-equivalent reserves additions, including sales and price/cost revisions	1,025	NA	NA	NA	NA	NA
Oil-equivalent production	1,250	1,201	1,193	1,172	1,166	1,196

Reserves replacement ratio, excluding sales(1)(percent)	158	129	144	117	98	130
Reserves replacement ratio, including sales(1)(percent)	152	129	144	117	98	129
Reserves replacement ratio, including sales and year-end price/cost revisions (percent)	82	NA	NA	NA	NA	NA
Reserves replacement costs(2) (dollars per barrel)	4.40	5.81	4.24	4.12	3.90	4.52

United States
E&P costs (millions of dollars)	1,828	2,050	2,156	2,267	1,682	1,997

Oil reserves additions	(24)	82	97	264	457	175
Oil production	198	217	239	250	262	233

Gas reserves additions	1,903	196	372	761	1,244	895
Gas production	859	1,011	1,058	1,132	1,175	1,047

Oil-equivalent reserves additions, excluding sales(1)	14	144	180	410	666	283
Oil-equivalent reserves additions, including sales(1)	(123)	115	159	391	664	241
Oil-equivalent reserves additions, including sales and year-end price/cost revisions	293	NA	NA	NA	NA	NA
Oil-equivalent production	341	386	415	439	458	408

Reserves replacement ratio, excluding sales(1)(percent)	4	37	43	93	145	69
Reserves replacement ratio, including sales(1)(percent)	–	30	38	89	145	59
Reserves replacement ratio, including sales and year-end price/cost revisions (percent)	86	NA	NA	NA	NA	NA
Reserves replacement costs(2) (dollars per barrel)	130.57	14.24	11.98	5.53	2.53	7.06

Worldwide
E&P costs (millions of dollars)	10,511	11,082	9,451	7,937	6,148	9,026

Oil reserves additions	(270)	1,145	1,213	1,059	1,262	882
Oil production	935	912	902	918	928	919

Gas reserves additions	9,529	3,096	4,007	4,238	3,248	4,823
Gas production	3,936	4,045	4,235	4,158	4,178	4,110

Oil-equivalent reserves additions, excluding sales(1)	1,988	1,698	1,902	1,785	1,811	1,837
Oil-equivalent reserves additions, including sales(1)	1,777	1,662	1,881	1,765	1,803	1,778
Oil-equivalent reserves additions, including sales and price/cost revisions	1,318	NA	NA	NA	NA	NA
Oil-equivalent production	1,591	1,587	1,608	1,611	1,624	1,604

Reserves replacement ratio, excluding sales(1)(percent)	125	107	118	111	112	115
Reserves replacement ratio, including sales(1)(percent)	112	105	117	110	111	111
Reserves replacement ratio, including sales and year-end price/cost revisions (percent)	83	NA	NA	NA	NA	NA
Reserves replacement costs(2) (dollars per barrel)	5.29	6.53	4.97	4.45	3.39	4.91

(1) Excluding year-end revisions associated with using December 31, 2004, prices and costs. See Frequently Used Terms on pages 88 through 91 for definitions of reserves and reserves replacement ratio.

(2) Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received; and price/cost related revisions associated with using December 31, 2004, prices and costs. See Frequently Used Terms for definition of reserves replacement costs.

2004  FINANCIAL   &   OPERATING   REVIEW  •   EXXON   MOBIL   CORPORATION

OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS

The revenue, cost, and earnings data are shown both on a total dollar and unit basis, and are inclusive of non-consolidated and Canadian tar sands operations. They are not directly comparable to the data on pages A54 and A55 of ExxonMobil’s 2005 Proxy Statement, which due to financial reporting requirements, treat Canadian tar sands as a mining operation. The data displayed here provide a more complete summary of ExxonMobil’s exploration and production operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Tar Sands								Revenues and Costs per Unit of Sales or Production(1)
	United			Asia		Middle			United	Outside North
	States	Canada	Europe	Pacific	Africa	East	Other	Total	States	Canada	America	Worldwide

2004	(millions of dollars)								(dollars per unit of sales)
Revenue
Crude oil and NGL	7,119	4,148	7,647	2,920	7,301	2,151	1,523	32,809	34.92	31.92	35.51	34.88
Natural gas	3,943	1,860	7,642	1,895	–	734	58	16,132	5.53	5.23	4.06	4.47

									(dollars per barrel of net oil-equivalent production)
Total revenue	11,062	6,008	15,289	4,815	7,301	2,885	1,581	48,941	34.28	31.74	30.92	31.72
Less costs:
Production costs excluding taxes	1,787	1,444	2,209	622	719	93	242	7,116	5.54	7.63	3.77	4.61
Depreciation and depletion	1,454	1,020	2,296	667	839	73	158	6,507	4.50	5.38	3.91	4.22
Exploration expenses	202	104	137	108	321	32	229	1,133	0.63	0.55	0.80	0.73
Taxes other than income	571	52	1,747	633	722	1,069	45	4,839	1.77	0.28	4.09	3.14
Related income tax	2,546	1,147	4,971	1,022	2,789	924	301	13,700	7.89	6.06	9.71	8.88

Results of producing activities	4,502	2,241	3,929	1,763	1,911	694	606	15,646	13.95	11.84	8.64	10.14
Other earnings(2)	458	(313)	459	(27)	201	(59)	7	726	1.42	(1.65)	0.56	0.47

Total earnings, excluding power and coal	4,960	1,928	4,388	1,736	2,112	635	613	16,372	15.37	10.19	9.20	10.61
Power and coal	(12)	–	–	315	–	–	–	303

Total earnings	4,948	1,928	4,388	2,051	2,112	635	613	16,675

2003	(millions of dollars)								(dollars per unit of sales)
Revenue
Crude oil and NGL	5,785	3,307	5,683	2,484	4,499	1,530	1,081	24,369	26.00	24.80	27.47	26.72
Natural gas	4,152	1,587	6,720	1,869	–	473	54	14,855	5.07	4.61	3.60	4.02

									(dollars per barrel of net oil-equivalent production)
Total revenue	9,937	4,894	12,403	4,353	4,499	2,003	1,135	39,224	27.67	25.75	24.77	25.57
Less costs:
Production costs excluding taxes	1,780	1,372	1,951	558	564	94	217	6,536	4.96	7.22	3.44	4.26
Depreciation and depletion	1,574	821	1,997	727	459	70	154	5,802	4.37	4.32	3.46	3.78
Exploration expenses	257	92	166	146	217	33	122	1,033	0.72	0.48	0.69	0.67
Taxes other than income	554	42	1,594	447	528	707	44	3,916	1.54	0.22	3.37	2.55
Related income tax	2,017	808	3,420	1,046	1,496	624	171	9,582	5.62	4.25	6.86	6.25

Results of producing activities	3,755	1,759	3,275	1,429	1,235	475	427	12,355	10.46	9.26	6.95	8.06
Other earnings(2)	149	(246)	1,977	2	14	(66)	5	1,835	0.41	(1.30)	1.96	1.19

Total earnings, excluding power and coal	3,904	1,513	5,252	1,431	1,249	409	432	14,190	10.87	7.96	8.91	9.25
Power and coal	1	–	–	311	–	–	–	312

Total earnings	3,905	1,513	5,252	1,742	1,249	409	432	14,502

(1) The per unit data is divided into two separate sections: (a) revenue per unit of sales from ExxonMobil’s own production; and, (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids (NGL) are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 56 and 57 of this document. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2) Includes earnings related to transportation operations, LNG liquefaction and transportation operations, sale of third-party purchases, technical services agreements, other non-operating activities, and adjustments for minority interests.

(3) Other revenue includes carbon dioxide, helium, and sulfur. Revenue from these products has been included in “other earnings” beginning in 2002.

EXXON  MOBIL  CORPORATION  •  2004  FINANCIAL  &  OPERATING  REVIEW

U p s t r e a m  63

Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Tar Sands								Revenues and Costs per Unit of Sales or Production(1)
	United			Asia		Middle			United	Outside North
	States	Canada	Europe	Pacific	Africa	East	Other	Total	States	Canada	America	Worldwide

2002	(millions of dollars)								(dollars per unit of sales)
Revenue
Crude oil and NGL	5,203	2,715	4,979	2,352	3,064	1,134	878	20,325	20.95	21.56	23.15	22.33
Natural gas	2,320	876	5,304	1,664	–	356	29	10,549	2.68	2.34	2.86	2.77

									(dollars per barrel of net oil-equivalent production)
Total revenue	7,523	3,591	10,283	4,016	3,064	1,490	907	30,874	19.14	18.94	20.49	19.96
Less costs:
Production costs excluding taxes	1,675	1,010	1,674	592	455	91	211	5,708	4.26	5.33	3.13	3.69
Depreciation and depletion	1,644	716	1,869	651	354	62	173	5,469	4.19	3.77	3.22	3.54
Exploration expenses	222	66	133	101	177	21	237	957	0.56	0.35	0.69	0.62
Taxes other than income	477	33	1,007	403	345	479	39	2,783	1.21	0.17	2.36	1.80
Related income tax	1,153	566	2,828	939	972	466	(99)	6,825	2.93	2.99	5.30	4.41

Results of producing activities	2,352	1,200	2,772	1,330	761	371	346	9,132	5.99	6.33	5.79	5.90
Other earnings(2)	165	(202)	228	(32)	76	(77)	2	160	0.41	(1.07)	0.20	0.10

Total earnings, excluding power and coal	2,517	998	3,000	1,298	837	294	348	9,292	6.40	5.26	5.99	6.00
Power and coal	7	–	–	307	–	–	(8)	306

Total earnings	2,524	998	3,000	1,605	837	294	340	9,598

2001	(millions of dollars)								(dollars per unit of sales)
Revenue
Crude oil and NGL	5,124	2,095	5,372	2,167	2,911	1,209	603	19,481	19.70	17.43	22.74	21.19
Natural gas	4,126	1,364	5,790	1,019	–	351	70	12,720	4.35	3.71	2.97	3.39
Other(3)	90	7	23	–	–	–	2	122

									(dollars per barrel of net oil-equivalent production)
Total revenue	9,340	3,466	11,185	3,186	2,911	1,560	675	32,323	22.35	19.05	20.47	20.81
Less costs:
Production costs excluding taxes	1,650	884	1,613	549	414	130	211	5,451	3.95	4.86	3.06	3.51
Depreciation and depletion	1,522	602	1,781	557	318	55	180	5,015	3.64	3.31	3.03	3.22
Exploration expenses	216	109	128	103	217	19	399	1,191	0.52	0.60	0.91	0.77
Taxes other than income	567	56	1,178	410	375	419	30	3,035	1.36	0.31	2.53	1.96
Related income tax	1,957	603	3,079	622	1,023	564	(137)	7,711	4.68	3.31	5.40	4.96

Results of producing activities	3,428	1,212	3,406	945	564	373	(8)	9,920	8.20	6.66	5.54	6.39
Other earnings(2)	504	(151)	224	(27)	32	(43)	(30)	509	1.21	(0.83)	0.16	0.32

Total earnings, excluding power and coal	3,932	1,061	3,630	918	596	330	(38)	10,429	9.41	5.83	5.70	6.71
Power and coal	1	–	–	314	–	–	(8)	307

Total earnings	3,933	1,061	3,630	1,232	596	330	(46)	10,736

2000	(millions of dollars)								(dollars per unit of sales)
Revenue
Crude oil and NGL	6,438	2,542	6,985	2,636	3,232	1,389	685	23,907	23.99	22.75	27.06	25.66
Natural gas	4,026	1,105	4,687	1,661	–	281	55	11,815	3.85	3.58	2.75	3.12
Other(3)	59	8	30	–	–	–	–	97

									(dollars per barrel of net oil-equivalent production)
Total revenue	10,523	3,655	11,702	4,297	3,232	1,670	740	35,819	23.78	22.46	22.54	22.88
Less costs:
Production costs excluding taxes	1,526	818	1,829	543	400	101	204	5,421	3.45	5.03	3.20	3.46
Depreciation and depletion	1,545	616	2,060	556	340	67	147	5,331	3.49	3.78	3.30	3.41
Exploration expenses	145	81	156	164	196	13	199	954	0.33	0.50	0.76	0.61
Taxes other than income	655	35	841	506	446	457	43	2,983	1.48	0.21	2.39	1.90
Related income tax	2,419	820	3,662	1,005	1,093	639	45	9,683	5.47	5.04	6.71	6.19

Results of producing activities	4,233	1,285	3,154	1,523	757	393	102	11,447	9.56	7.90	6.18	7.31
Other earnings(2)	312	(155)	630	148	30	(14)	(29)	922	0.71	(0.96)	0.79	0.59

Total earnings, excluding power and coal	4,545	1,130	3,784	1,671	787	379	73	12,369	10.27	6.94	6.97	7.90
Power and coal	(3)	–	–	323	–	–	(4)	316

Total earnings	4,542	1,130	3,784	1,994	787	379	69	12,685

2 0 0 4  F I N A N C I A L  &  O P E R A T I N G  R E V I E W  •  E X X O N  M O B I L  C O R P O R A T I O N

M A E R T S N W O D Our Downstream operations include world-class facilities, such as our Baytown, Texas, refinery. The Baytown refinery delayed coker converts heavy low-cost crudes into the high-value products our customers require.

Operating and capital discipline positions ExxonMobil’s Downstream as an industry leader, capable of outperforming the competition under a variety of market conditions.

Refining and Supply, Fuels Marketing, and Lubricants and Specialties

DOWNSTREAM STRATEGIES

ExxonMobil has refining operations in 25 countries, over 37,000 retail sites in more than 100 countries, and lubricants marketing in about 200 countries and territories. Our financial objectives in the Downstream can be summarized into three broad areas – margin enhancement, cost efficiency, and capital discipline. Delivering on these objectives enables us to create value for shareholders through industry-leading return on average capital employed. The key strategies we pursue to meet these objectives are:

▪	Maintain best-in-class operations, in all respects;

▪	Provide quality, valued products and services to our customers;

▪	Lead industry in efficiency and effectiveness;

▪	Capitalize on integration with other ExxonMobil businesses;

▪	Selectively invest for resilient, advantaged returns; and,

▪	Maximize value from leading-edge technology.

DOWNSTREAM RETURN ON AVERAGE CAPITAL EMPLOYED

(1)	Royal Dutch Shell, BP, and ChevronTexaco values calculated on a consistent basis with ExxonMobil, based on public information. Competitor data estimated for 2004.

2004 RESULTS AND HIGHLIGHTS

Continued leadership in safety, reliability, scale, and technology helped contribute to our best-ever financial and operating results.

Earnings increased 62 percent to $5.7 billion versus 2003.

More than $1.7 billion of pretax operating cost efficiencies and revenue enhancements were achieved.

We have delivered an average of $1.4 billion in pretax savings per year since 2000 through improvements that leverage our industry-leading proprietary technology, scale, and global functional organization.

Downstream capital expenditures were $2.4 billion in 2004, down 14 percent versus 2003, reflecting the completion of many low-sulfur fuel projects.

Downstream return on average capital employed was 21 percent, up from 13 percent in 2003, aided by stronger industry margins and ongoing “self-help” improvements.

Refinery throughput, at 5.7 million barrels per day, was up 4 percent versus 2003, with improved unit reliability that captured stronger industry margins.

Petroleum product sales were up 3 percent in 2004, largely due to stronger industry demand and higher refinery throughput.

STATISTICAL RECAP	2004	2003	2002	2001	2000
Earnings (millions of dollars)	5,706	3,516	1,300	4,227	3,418
Refinery throughput (thousands of barrels per day)	5,713	5,510	5,443	5,542	5,642
Petroleum product sales (thousands of barrels per day)	8,210	7,957	7,757	7,971	7,993
Average capital employed (millions of dollars)	27,173	26,965	26,045	26,321	27,732
Return on average capital employed (percent)	21.0	13.0	5.0	16.1	12.3
Capital expenditures (millions of dollars)	2,405	2,781	2,450	2,322	2,618

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Downstream Competitive Advantages

“SELF-HELP” IN A CHALLENGING ENVIRONMENT

Downstream earnings were strong in 2004, while the business environment remained very competitive. Long-term real refining margins have historically declined at a rate of about 2 percent per year driven by productivity improvements, in part enabled by technology advancement. Intense competition in the retail fuels market has driven long-term real margins down by 4 percent per year. Combined with an outlook for modest industry growth in mature markets, cost pressures from inflation, and increasing requirements for regulatory investments, we must rely on “self-help” measures to generate attractive returns and create value for our shareholders.

ExxonMobil’s Downstream business is a large, diversified, and profitable portfolio, with marketing presence and refining facilities around the world. In pursuing our Downstream strategies, we have created sustainable competitive advantages in a number of areas. We build on these advantages with an array of self-help initiatives in the areas of margin enhancement, cost efficiency, and capital discipline.

▪	The scale of our global operations is a key advantage for ExxonMobil. Our refineries are, on average, 70 percent larger than the industry average.

▪	Our manufacturing facilities are highly integrated with other ExxonMobil operations. Integration provides us with the flexibility to optimize feedstock and product streams in a refining-chemical complex to the highest-value outlet. It also enables us to share infrastructure and support staff, lowering operating costs.

▪	Our global functional organization enables better prioritization and rapid deployment of new technologies, while fully leveraging best practices and cost efficiencies across the Downstream businesses.

▪	The Exxon, Mobil, and Esso brands are well recognized and respected throughout the world, and are valued by customers for superior quality, performance, and reliability.

▪	The competitive strength resulting from our in-house proprietary technical capability is enhanced through close cooperation between the technology and business organizations. This alignment of research priorities results in timely and cost-effective solutions to the highest-value business opportunities.

Refining and Supply

ExxonMobil’s Refining and Supply business provides quality products and feedstocks to customers around the world. We manufacture clean fuels, lubes, and other high-value products utilizing a highly efficient asset base. Our global supply organization optimizes the supply of crude and feedstock to our refineries and places our equity crude production in its highest-value disposition. As a result, we process about one-half of our equity crude and purchase nearly 5 million barrels per day of crude oil and feedstocks to maximize value from our refining assets. Timely application of technological advances continues to improve our operations.

Largest Global Refiner

Refinery interests	45
Distillation capacity(barrels per day)	6.4 million
Lube basestock capacity (barrels per day)	145 thousand
Crude oil and product tanker interests (>1kDWT)	32
Major petroleum products terminals	282

Refining gross margin is the small difference between the price at which we sell the products we manufacture and what we pay for the raw materials we buy. Those prices are set by the global marketplace. Within this context, there are three ways for us to improve returns and create shareholder value:

▪	Improve the yield of high-value products; for example, by converting more of the barrel to lighter products, such as motor gasoline;

▪	Lower the cost of raw materials; for example, by using technology advancements to process more difficult, lower-cost crude; and,

▪	Operate more efficiently; for example, by using less energy to manufacture our products.

GLOBAL SCALE AND INTEGRATION ARE STRUCTURAL ADVANTAGES

Our scale, integration, functional organization, and technological capabilities combine to provide us with significant competitive advantages versus industry. Structural factors such as these differentiate us and are strengths that are difficult for competitors to duplicate. We leverage these advantages across our global network to yield results that are better than industry.

EXXON MOBIL CORPORATION •  2004 FINANCIAL & OPERATING REVIEW

D o w n s t r e a m  67

Structural Advantages

Equity Distillation and Conversion Capacity(1)

(1)	Conversion capacity includes cat cracking, coking, and hydrocracking.

(2)	Royal Dutch Shell and BP values calculated on a consistent basis with ExxonMobil, based on public information.

Source: Oil & Gas Journal

World–Class Refinery Size

Source: Oil & Gas Journal

We have more distillation and conversion capacity than any refiner in the world. Overall, our refineries are 70 percent larger than the industry average and are integrated with chemical operations at many locations. Combined, these factors enable the disposition of molecules to the highest-value outlet and provide advantages through improved feedstock flexibility and lower site operating costs.

We have multiple refineries concentrated in some major refining centers, which enable further operational and supply optimization among facilities. These centers are located on the U.S. Gulf Coast, northwest Europe, Japan, and Southeast Asia. Collectively, these represent over 60 percent of our total refining capacity.

ENHANCING MARGIN

Improving profitability includes identifying and delivering initiatives that enhance margin generation. We do this using sophisticated molecule management tools as described on page 68. In addition, one of the most straightforward and least capital-intensive ways to increase refinery profitability is to increase refinery utilization and overall yield.

INTEGRATION OPTIMIZES THE YIELD OF HIGH-VALUE PRODUCTS

About 80 percent of our fuels refining capacity is integrated with either chemical and/or lubes and specialties operations. Obvious advantages include shared site costs, energy management efficiency, and common infrastructure. Even more sizable value capture accrues from our ability to optimize many product and feedstock streams and exchanges between plants. This cannot be matched by standalone operations. For example, by integrating a large chemical operation with a refinery, streams that would normally end up as fuels products can be upgraded to higher-value chemical products. Similarly, the economic incentive to run chemical feed alternatives changes daily. An integrated complex is able to continually and promptly respond to changing market dynamics, and create additional shareholder value.

In 2004, unplanned capacity loss was reduced by over 20 percent versus 2003. We are also reducing planned downtime by extending the intervals between required turnarounds and reducing the time required to complete a turnaround.

These improvements are driven by the disciplined application of our Reliability and Maintenance Management System. This program is safely increasing plant reliability and availability while lowering total facility maintenance costs. The program has been applied to all ExxonMobil sites and provides a structured, rigorous approach to the management of more than $1 billion of annual maintenance work. Since its introduction, we have reduced the amount of time that units are down for maintenance by 40 percent, and reduced maintenance costs by 30 percent. We are an industry leader in operating reliability and we continue to improve the economic utilization of our refining capacity.

Refining Unit Utilization

The most recent Solomon survey showed ExxonMobil refineries widened their utilization lead over competition.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

MOLECULE MANAGEMENT LOWERS RAW MATERIAL COST

We continue to find new, innovative methods to increase the yields of high-value products, while reducing overall raw material costs. We have made advancements in molecular fingerprinting and modeling technologies that improve our understanding of the behavior and characteristics of materials moving through our refineries. This technology enables us to optimize the chemical composition of feedstocks and products in real-time, and:

•	More precisely select and blend crudes with properties that will maximize margins through our hardware;

•	Identify and better utilize advantaged crudes that may be discounted in the marketplace; and,

•	Optimize value for each product stream.

Molecule Management Improvements
(millions of dollars per year)

Lab technicians at ExxonMobil’s Rotterdam, Netherlands, refinery analyze distillation profiles for heavy refining components.

ENERGY INITIATIVES LOWER OPERATING COSTS

The improved energy efficiency of operations is a key contributor to our better-than-industry cost performance. ExxonMobil’s proprietary Global Energy Management System (GEMS) focuses on opportunities to reduce the energy consumed at our refineries and chemical complexes. The benefits from energy initiatives have increased with higher energy prices.

▪	More than $1 billion of pretax energy savings has been identified to date, equal to 15 to 20 percent of the energy consumed at our refinery and chemical facilities.

▪	Our rate of energy improvement from 2002 to 2004 has been five times the historical industry pace.

We also continue to make significant investments in cogeneration facilities. Cogeneration, the simultaneous production of electric power and steam, requires substantially less energy and results in lower emissions versus separate conventional steam and power generation.

▪	More than 90 percent of the power generating capacity at our manufacturing sites comes from cogeneration, meeting two-thirds of our power requirements at these facilities.

▪	Three new cogeneration facilities started up in 2004 at Baytown, Beaumont, and Sarnia.

Exxon Mobil Energy Efficiency
(indexed Solomon data)

PERSISTENT PURSUIT OF OPERATING EFFICIENCIES

We combine our structural advantages with a continuous and disciplined effort to implement operating efficiencies and reduce costs in all of our facilities. Together, work force and energy costs comprise two-thirds of total refining cash operating costs. An ongoing focus on being the most efficient we can be, in all aspects of the business, has resulted in worldwide cash operating costs at our refineries that are substantially below the industry average.

Refining Cash Operating Costs

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

INVESTING TO MEET CUSTOMER NEEDS FOR IMPROVED PRODUCTS

Refining and Supply capital expenditures are focused on selective and resilient investments to meet future product quality requirements, reduce environmental impact, further upgrade safety systems, lower operating costs, and produce higher-value products and chemical feedstocks using lower-cost raw materials.

In 2004, we completed construction and successfully started up several facilities to produce lower-sulfur gasoline and diesel. (See page 75 for details of 2004 and 2005 investments.) ExxonMobil’s proprietary SCANfining technology provides a competitive edge by producing lower-sulfur motor gasoline with less octane loss and a minimum of new investment. Through application in our own refineries and licensing to third parties, this technology will be used in producing about 25 percent of the low-sulfur gasoline required by U.S. and Canadian customers.

Similarly, demand is strong for the Nebula-20 catalyst technology application for ultralow-sulfur diesel. Eleven applications are expected by the end of 2005.

Spending on projects that enhance refinery capacity and yield also continued. In 2004, we completed the $200 million enhanced-conversion project at the Port Jerome-Gravenchon, France, refinery. The investment increases yields of motor fuels and high-value chemical feedstocks and also provides the capability to meet lower-sulfur motor fuel specifications.

Overall, ExxonMobil’s Capital Project Management System continues to provide top-tier performance in project execution. Through a rigorous post-project completion appraisal process and confirmed by external benchmarking, our project execution performance is at the leading edge of industry. Leveraging our global scale, we continue to increase our capital execution efficiency.

EMERGING MARKET GROWTH

World-class scale and integration, industry-leading efficiency, leading-edge technology, and globally respected brands enable ExxonMobil to take advantage of attractive emerging-growth opportunities around the globe. For example, our assets are well-positioned and configured to supply demand growth in Asia Pacific, which we estimate will rise 3 percent annually through 2020.

FUJIAN – PUTTING IT ALL TOGETHER

▪	In 2004, an agreement was signed between ExxonMobil, Sinopec, Saudi Aramco, and Fujian Petrochemical to advance the design and planning of an integrated project.

This project is the only fully integrated project announced in China with foreign participation. Scale, integration, leading technology, and world-class operations will help ensure this project is highly competitive and resilient to market volatility.

▪	Plans include an expansion of the existing refinery in Fujian from 80 thousand barrels per day to 240 thousand barrels per day.

▪	This project includes a world-scale integrated chemical plant, including an 800 thousand ton per year flexible-feed steam cracker plus polyolefins and aromatics units.

A fuels marketing joint venture is expected to market products through more than 600 retail sites, which ensures a high-value outlet for the manufacturing complex.

2004 FINANCIAL  & OPERATING REVIEW • EXXON MOBIL CORPORATION

Fuels Marketing

ExxonMobil Fuels Marketing helps make life easier for customers on the move in more than 100 countries across the globe, creating value with high-quality and convenient products and services under our three strong brands: Exxon, Mobil, and Esso. Our business portfolio leverages globally common, consistently applied processes, marketing programs, and best practices to enhance worldwide business performance. Improvement in return on average capital employed is driven through disciplined execution in the areas of safety, cost efficiency, nonfuels income growth, and retail chain portfolio management.

Diverse Customer Base Provides Global Outlet

Operations	100 countries on six continents
Service stations	37 thousand
Industrial and wholesale customers	1 million
Aviation operations	600 airports
Marine operations.	300 ports

GLOBAL SCALE DELIVERS COST EFFICIENCIES

Our scale, global organization, and disciplined approach provide advantages in an intensely competitive industry. We capture efficiencies by implementing innovative technology, streamlining and automating work processes, and centralizing support activities, while continuing to improve customer service. Our on-site and above-site operating costs are lowered by consistently applying retail best practices that are tested and proven around the world. Results include:

•	Customer Service Centers have been consolidated in the past five years, with the network of core locations down 80 percent;

•	Regular employee staffing is 20 percent lower than in 2000; and,

•	In 2004, our cost reduction initiatives reduced ongoing operating expenses by over $200 million.

Improved category management in our convenience stores, car wash execution, and strategic alliances with leading food and grocery marketers have yielded efficiencies and increased nonfuels income by $30 million per year since 2000.

U.S.  B r e a k e v e n  F u e l s  M a r g i n
(indexed 2000 = 100; real 2004 dollars)

The combined benefit of our efficiency savings and nonfuels income growth results in a reduction to the fuels margin required for a retail site to break even after netting nonfuels income against operating costs. In the United States, for example, we have reduced our breakeven margin by 15 percent since 2000.

CAPITAL DISCIPLINE ENHANCES PERFORMANCE

Our retail capital management strategy combines selective investments with ongoing asset highgrading to create a resilient asset base. We have adopted a global focused market approach to manage retail marketing capital effectiveness. Markets are selected and prioritized through a rigorous and consistent market planning process. Within each market, we assess customer preferences, develop detailed market models, and produce comprehensive network plans. These plans generally result in a smaller but higher-performing chain of retail outlets.

A common measure of asset performance in the retail business is market effectiveness, which is the ratio of the percentage of volume sold to the percentage of industry retail sites in a given market. While the size of our retail chain is approximately 15 percent lower since 2000 as a result of highgrading our assets, our market effectiveness in markets where we have seen the full benefits of a focused market approach is 50 percent better than industry. We are in the early years of a long-term program to apply these tools.

I m p a c t   o f   F o c u s   M a r k e t   I n v e s t m e n t s

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

CUSTOMER FOCUSED INITIATIVES IMPROVE MARGINS

Around the world we employ a portfolio of innovative retail formats designed to appeal to customers by delivering quality products, convenience, and value. Nonfuels products make up a significant and growing part of our offering.

In 2004, we added nearly 300 On the Run convenience stores worldwide, bringing the total to nearly 1,300 in over 40 countries and territories. Our award-winning On the Run convenience store format reflects extensive market research and incorporates leading-edge technology.

In selected markets, we use strategic alliances to enhance our convenience store offering, building on the strength of our partners’ brands or distribution networks. Examples include our alliances with Tesco in the United Kingdom and Thailand, Doutor and 7-Eleven in Japan, Tim Hortons in Canada, and Innscor across Africa.

Our Speedpass payment offering provides more than 7 million users in the United States, Canada, Japan, and Singapore, the ability to purchase fuel, car wash, or convenience products with ease, building customer loyalty. Speedpass is accepted at over 10,000 Exxon, Mobil, and Esso sites worldwide.

H i g h g r a d i n g R e t a i l S i t e s
Retail Sites in Operation
(thousands)

INDUSTRIAL AND WHOLESALE, AVIATION, AND MARINE

In addition to retail, Fuels Marketing has a significant global presence in commercial fuels businesses. Functional teams, integrated with Refining and Supply, have been organized to capture the highest value for the fuel products we make. These teams market ExxonMobil-produced fuels to 1 million industrial and wholesale customers, 600 airports, and 300 marine ports, maximizing utilization of our global logistics assets.

G l o b a l N o n f u e l s I n c o m e G r o w t h
Convenience Retailing, Car Wash, Card/Alliance, Rent
(millions of dollars per year)

2004 FINANCIAL  & OPERATING REVIEW • EXXON MOBIL CORPORATION

Lubricants & Specialties

ExxonMobil is the world’s largest supplier of lube basestocks and a leading marketer of finished lubricants and specialty products. Leveraging three strong global brands, Mobil, Exxon, and Esso, along with the world’s leading full-synthetic motor oil, Mobil 1, we are trusted by customers to deliver technically superior products in a global market. A dedicated organization and a strong distributor network supply high-quality lubricants and our application expertise to customers around the world.

Global Lubes Leadership Position

Lube basestock refineries	12
Average capacity per site	2 times industry
Blend plants	58
Lube basestock market share	18 percent
Finished lubricant market share	13 percent

LEVERAGING OUR BRAND AND TECHNOLOGY

ExxonMobil’s leading lubricant brands – Mobil, Exxon, and Esso –continue to meet customer needs for transportation and industrial applications around the world. Customers rely on Mobil, Exxon, and Esso branded products because of their quality, reliability, technological leadership, a close association with many leading original-equipment manufacturers, and their demonstrated ability to withstand performance stresses, including those of motorsports racing. They are also backed by a variety of technical services designed to provide customers with worry-free operations.

In 2005, ExxonMobil took another step in technology leadership with the U.S. introduction of a new line of passenger car lubricants that guarantee extended engine protection. Mobil 1 Extended Performance, Mobil Clean 5000 and Mobil Clean 7500 provide consumers protection for their vehicles’ engines for longer oil change intervals than conventional lubricants.

ExxonMobil also applies technology in improving customer satisfaction and service. In 2004, ExxonMobil’s revenue from e-based ordering was up 35 percent over the prior year. Many customers can now place orders directly, check order status, and manage accounts using the Internet.

G l o b a l  L e a d e r s h i p  P o s i t i o n

Source: ExxonMobil estimate and industry data

GROWING FLAGSHIP AND PREMIUM PRODUCTS

As the world’s economies grow, so does the demand for higher-quality lubricants. ExxonMobil continues to grow market share in this most profitable part of the finished lubes business.

•	Mobil 1 is the endorsed, recommended, and/or approved engine oil for more than 50 percent of new luxury vehicles in the North American market. No other motor oil holds as many engine specification approvals.

•	The growing list of automotive manufacturers recommending Mobil 1 for their high-performance vehicles include the makers of Aston Martin, Bentley, BMW, Cadillac, Chrysler, Corvette, Dodge, Mercedes Benz, Porsche, and Saab.

•	In 2005, we introduced new higher mileage, extended-performance Mobil 1 and Mobil product lines in the United States that will further differentiate these premium brands.

S y n t h e t i c L u b e s S a l e s G r o w t h

EXXON MOBIL CORPORATION  • 2004 FINANCIAL & OPERATING  REVIEW

D o w n s t r e a m       73

E m e r g i n g  M a r k e t s
f o r F i n i s h e d  L u b e s
(indexed 2000 = 100)

ExxonMobil lubricants have grown over 50 percent in profitable emerging markets. Our globally recognized brands are a good platform to establish the ExxonMobil name with new customers.

STRATEGIC GLOBAL ALLIANCES

Globally respected brands and industry-leading technology enable ExxonMobil to build on strategic global alliances with automotive and industrial equipment manufacturers. A strong global presence enables ExxonMobil to better serve customers with worldwide operations that demand consistently reliable, high-quality products and services. For example, ExxonMobil is a global supplier of premium oils to Caterpillar factories and dealers in over 90 countries. ExxonMobil’s worldwide service capability and integrated sales focus on strategic global customers differentiate us from competitors.

Motorsports sponsorships, like those in Formula 1 with the West McLaren Mercedes and Toyota teams, lead to new business with strategic global customers and provide an ideal environment for developing high-performance lubricants. Sponsorship of Toyota’s new Formula 1 team, for example, helped strengthen ExxonMobil’s position as a primary supplier of factory and service fill lubricants for Toyota Motor Company.

Relationships with strategic accounts extend off the track as well, through our technology partnerships with Toyota, DaimlerChrysler, and General Motors, where we collaborate on developing innovative new lubricants.

GROWTH IN PROFITABLE EMERGING MARKETS

As economies develop and industrialize, there is an increasing demand for high-quality industrial and automotive lubricants. For example, in China, we have leveraged our well-recognized brands, strong equipment manufacturer relationships, and technical expertise to become the leading international lubes marketer. China is now our fourth largest market for finished lubricants.

Steps we have taken to increase our operating efficiency include simplifying our operations, such as reducing the number of blend plants and product formulations in our supply chain.

SUPPLY CHAIN EFFICIENCY IMPROVES RESULTS

Building on a 30-percent reduction in the number of blend plants and a 65-percent reduction in product formulations, ExxonMobil continues to improve supply chain efficiency. Further optimization of the supply chain network includes a 29-percent reduction in third-party blenders and packagers, and a 9-percent reduction in distribution warehouses in 2004.

Worldwide implementation of sophisticated supply chain planning tools was completed in 2004, and reduced inventories by more than 5 percent. The further development of these leading-edge analytical tools is expected to capture additional working capital efficiencies while ensuring superior execution of our marketing offerings.

O p e r at i n g  E f f i c i e n c y

2004 FINANCIAL  & OPERATING REVIEW • EXXON MOBIL CORPORATION

Downstream Operating Statistics
REFINING CAPACITY AT YEAR-END 2004 (1)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					kBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubes(4)%

United States
Torrance	California		●		150	150	96	21	53	–	100
Joliet	Illinois		●		238	238	93	–	56	–	100
Baton Rouge	Louisiana	■	●		494	494	229	24	113	16	100
Chalmette	Louisiana		●	▲	93	187	68	19	33	–	50
Billings	Montana		●		60	60	23	6	9	–	100
Baytown	Texas	■	●		557	557	203	26	82	21	100
Beaumont	Texas	■	●		349	349	108	62	48	13	100
Total United States					1,941	2,035	820	158	394	50

Canada
Strathcona	Alberta				187	187	55	–	–	2	69.6
Dartmouth	Nova Scotia			▲	82	82	29	–	–	–	69.6
Nanticoke	Ontario		●		112	112	48	–	–	–	69.6
Sarnia	Ontario	■	●		121	121	26	18	23	6	69.6
Total Canada					502	502	158	18	23	8

Europe
Antwerp	Belgium	■	●		275	275	34	–	–	–	100
Fos-sur-Mer	France		●	▲	119	119	28	–	–	–	83
Port Jerome- Gravenchon	France	■	●		233	233	34	–	–	17	83
Ingolstadt	Germany		●	▲	106	106	28	–	–	–	100
Karlsruhe	Germany		●	▲	76	302	87	–	50	–	25
Augusta	Italy		●	▲	198	198	46	–	–	18	100
Trecate	Italy		●	▲	174	174	29	–	–	–	75.4
Rotterdam	Netherlands	■	●		188	188	–	50	39	–	100
Slagen	Norway				110	110	–	–	32	–	100
Fawley	United Kingdom	■	●		321	321	72	–	28	9	100
Total Europe					1,800	2,026	358	50	149	44

Japan
Chiba	Japan		●		88	175	34	39	–	–	50
Kawasaki(5)	Japan	■	●		296	296	88	23	–	–	50
Okinawa(5)	Japan				90	90	–	–	–	–	43.8
Sakai(5)	Japan		●	▲	140	140	38	–	–	–	50
Wakayama(5)	Japan		●	▲	155	155	37	–	–	7	50
Total Japan					769	856	197	62	–	7

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1) Capacity data is based on 100 percent of rated refinery process unit capacities. ExxonMobil has additional interests with a total net capacity of 6 thousand barrels per day of lubes in Dunkirk, France; Jeddah, Saudi Arabia; and Yanbu, Saudi Arabia.

(2) ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3) Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4) Lubes capacity based on dewaxed oil production.

(5) Operated by majority-owned subsidiaries.

(6) Facility mothballed.

EXXON MOBIL CORPORATION  • 2004 FINANCIAL & OPERATING  REVIEW

D o w n s t r e a m       75

Refining Capacity at Year-End 2004(1) (continued)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					kBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubes(4)%

Asia Pacific excluding Japan
Adelaide(6)	Australia				–	–	–	–	–	–	100
Altona	Australia	■			130	130	30	–	–	–	100
Port Dickson	Malaysia				86	86	–	–	–	–	65
Whangerei	New Zealand				28	104	–	26	–	–	19.2
Jurong/PAC	Singapore	■	●		605	605	–	34	116	31	100
Sriracha	Thailand	■	●		174	174	35	–	–	–	87.5
Total Asia Pacific excluding Japan					1,023	1,099	65	60	116	31

Latin America/Other
Campana	Argentina		●	▲	85	85	27	–	24	–	100
Sonara	Cameroon				3	42	–	–	–	–	8
Abidjan	Cote d’Ivoire				5	65	–	15	–	–	8
Acajutla	El Salvador				22	22	–	–	–	–	65
Sogara	Gabon				2	17	–	–	–	–	11.7
Martinique	Martinique				2	17	–	–	–	–	14.5
Managua	Nicaragua			▲	20	20	–	–	–	–	100
La Pampilla	Peru				6	102	14	–	–	–	6
Yanbu	Saudi Arabia				188	375	91	–	46	–	50
Dakar	Senegal				3	27	–	–	–	–	11.8
Total Latin America/Other					336	772	132	15	70	–

Total worldwide					6,371	7,290	1,730	363	752	140

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1) Capacity data is based on 100 percent of rated refinery process unit capacities. ExxonMobil has additional interests with a total net capacity of 6 thousand barrels per day of lubes in Dunkirk, France; Jeddah, Saudi Arabia; and Yanbu, Saudi Arabia.

(2) ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3) Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4) Lubes capacity based on dewaxed oil production.

(5) Operated by majority-owned subsidiaries.

(6) Facility mothballed.

LOWER-SULFUR GASOLINE & DIESEL FACILITY START-UPS

2004	Location

SCANfining Unit	Chalmette, Louisiana
SCANfining Unit, Hydrofining Unit Modifications	Fos, France
GO-fining Unit & Related Facilities	Port Jerome-Gravenchon, France
SCANfining Unit, Hydrofining Unit Modifications	Augusta, Italy
SCANfining Unit, Hydrofining Unit Modifications	Trecate, Italy
GO-fining Unit, Naphtha Desulfurization Upgrades & Related Facilities	Kawasaki, Japan
GO-fining UnitUpgrade & Related Facilities	Wakayama, Japan

2005	Location

Distillate Hydrotreater	Joliet, Illinois
Distillate Hydrotreater	Baton Rouge, Louisiana
Distillate Hydrotreater	Billings, Montana
SCANfining Unit & Related Facilities	Fawley, United Kingdom
Hydrofining Unit Debottleneck	Sakai, Japan
SCANfining Unit	Altona, Australia

2004 FINANCIAL  & OPERATING REVIEW • EXXON MOBIL  CORPORATION

THROUGHPUT, CAPACITY, AND UTILIZATION (1)

	2004	2003	2002	2001	2000

Refinery Throughput(2) (thousands of barrels per day)
United States	1,850	1,806	1,834	1,811	1,862
Canada	468	450	447	449	451
Europe	1,663	1,566	1,539	1,563	1,578
Japan	685	704	671	707	708
Asia Pacific excluding Japan	738	686	708	729	754
Latin America/Other	309	298	244	283	289

Total worldwide	5,713	5,510	5,443	5,542	5,642

Average Refinery Capacity(3) (thousands of barrels per day)
United States	1,940	1,919	1,895	1,878	1,938
Canada	502	501	500	499	498
Europe	1,786	1,768	1,756	1,740	1,732
Japan	772	774	770	761	758
Asia Pacific excluding Japan	1,014	1,027	1,048	1,045	1,055
Latin America/Other	317	308	299	310	318

Total worldwide	6,331	6,297	6,268	6,233	6,299

Utilization of Refining Capacity (percent)
United States	95	94	97	96	96
Canada	93	90	89	90	91
Europe	93	89	88	90	91
Japan	89	91	87	93	93
Asia Pacific excluding Japan	73	67	68	70	71
Latin America/Other	97	97	82	91	91

Total worldwide	90	88	87	89	90

(1)	Includes the Benicia, California, refinery until its divestment in May 2000. Excludes ExxonMobil’s minor interests in certain small refineries.

(2)	Refinery throughput includes100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.

(3)	Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

EXXON MOBIL CORPORATION  • 2004 FINANCIAL & OPERATING  REVIEW

D o w n s t r e a m      77

RETAIL SITES

(number of sites at year end)	2004	2003	2002	2001	2000

United States
Owned/leased	2,698	3,072	3,346	3,501	3,769
Distributors/resellers	9,421	9,401	9,787	9,805	10,269

Canada
Owned/leased	720	787	865	927	978
Distributors/resellers	1,258	1,287	1,283	1,324	1,418

Europe
Owned/leased	4,727	4,817	4,955	5,079	4,912
Distributors/resellers	3,154	3,582	3,813	3,960	4,370

Asia Pacific
Owned/leased	2,912	2,912	3,026	3,125	3,266
Distributors/resellers	5,888	6,318	6,682	7,171	7,842

Latin America
Owned/leased	1,388	1,429	1,449	1,440	1,465
Distributors/resellers	3,437	3,891	4,465	4,427	4,630

Middle East/Africa
Owned/leased	1,214	1,360	1,443	1,444	1,460
Distributors/resellers	557	632	672	650	622

Total
Owned/leased	13,659	14,377	15,084	15,516	15,850
Distributors/resellers	23,715	25,111	26,702	27,337	29,151

Total worldwide	37,374	39,488	41,786	42,853	45,001

2004 FINANCIAL  & OPERATING REVIEW • EXXON MOBIL  CORPORATION

PETROLEUM PRODUCT SALES (1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2004	2003	2002	2001	2000

United States
Motor gasoline, naphthas	1,695	1,606	1,608	1,585	1,511
Heating oils, kerosene, diesel oils	484	456	432	442	443
Aviation fuels	250	234	256	261	250
Heavy fuels	98	93	92	102	104
Lubricants, specialty, and other petroleum products	345	340	343	361	361
Total United States	2,872	2,729	2,731	2,751	2,669

Canada
Motor gasoline, naphthas	250	249	246	238	231
Heating oils, kerosene, diesel oils	186	184	176	173	173
Aviation fuels	33	29	27	30	33
Heavy fuels	37	36	31	35	33
Lubricants, specialty, and other petroleum products	109	104	113	109	107
Total Canada	615	602	593	585	577

Europe
Motor gasoline, naphthas	557	558	571	584	607
Heating oils, kerosene, diesel oils	895	840	815	823	809
Aviation fuels	203	197	192	201	225
Heavy fuels	214	217	213	214	232
Lubricants, specialty, and other petroleum products	270	249	251	257	256
Total Europe	2,139	2,061	2,042	2,079	2,129

Asia Pacific
Motor gasoline, naphthas	513	523	442	439	454
Heating oils, kerosene, diesel oils	594	599	518	581	585
Aviation fuels	113	109	123	136	144
Heavy fuels	222	218	201	234	233
Lubricants, specialty, and other petroleum products	247	226	219	219	251
Total Asia Pacific	1,689	1,675	1,503	1,609	1,667

Latin America
Motor gasoline, naphthas	181	180	194	198	206
Heating oils, kerosene, diesel oils	209	203	204	211	207
Aviation fuels	46	43	44	48	51
Heavy fuels	44	40	37	52	40
Lubricants, specialty, and other petroleum products	24	24	23	23	24
Total Latin America	504	490	502	532	528

(1) Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less.

EXXON MOBIL CORPORATION  • 2004 FINANCIAL & OPERATING  REVIEW

D o w n s t r e a m   79

Petroleum Product Sales(1) by Geographic Area (continued)

(thousands of barrels per day)	2004	2003	2002	2001	2000

Middle East/Africa
Motor gasoline, naphthas	105	122	115	121	113
Heating oils, kerosene, diesel oils	149	150	147	159	156
Aviation fuels	53	50	49	45	46
Heavy fuels	44	34	30	31	52
Lubricants, specialty, and other petroleum products	40	44	45	59	56
Total Middle East/Africa	391	400	386	415	423

Worldwide
Motor gasoline, naphthas	3,301	3,238	3,176	3,165	3,122
Heating oils, kerosene, diesel oils	2,517	2,432	2,292	2,389	2,373
Aviation fuels	698	662	691	721	749
Heavy fuels	659	638	604	668	694
Lubricants, specialty, and other petroleum products	1,035	987	994	1,028	1,055

Total worldwide	8,210	7,957	7,757	7,971	7,993

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less.

PETROLEUM PRODUCT SALES

(thousands of barrels per day)	2004	2003	2002	2001	2000

Market and Supply Sales(1)
Market sales
Motor gasoline, naphthas	2,248	2,273	2,288	2,270	2,311
Heating oils, kerosene, diesel oils	1,625	1,626	1,625	1,671	1,674
Aviation fuels	503	514	529	566	581
Heavy fuels	382	367	358	371	380
Lubricants, specialty, and other petroleum products	495	483	494	484	519
Total market sales	5,253	5,263	5,294	5,362	5,465

Total supply sales	2,957	2,694	2,463	2,609	2,528

Total market and supply sales	8,210	7,957	7,757	7,971	7,993

(1)	Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.

2 0 0 4  F I N A N C I A L  &  O P E R A T I N G  R E V I E W  •  E X X O N  M O B I L  C O R P O R A T I O N

LACIMEHC The Singapore Chemical complex set production records in 2004. The steam cracker, polyethylene, and oxo-alcohol plants are being debottlenecked to supply the growing demand of the Asian markets.

Technology differentiates ExxonMobil Chemical.

Concentration on our core competencies, as well as selective investment, produces growth and results that set us apart.

Chemical

CHEMICAL STRATEGIES

ExxonMobil Chemical has produced industry-leading returns and earnings growth through the effective implementation of our long-term strategies that capitalize on our competitive advantages. These strategies include:

▪ Focus on businesses that capitalize on core competencies;

▪ Capture full benefits of integration across all ExxonMobil operations;

▪ Continuously reduce costs to achieve best-in-class performance;

▪ Build proprietary technology positions; and,

▪ Invest selectively in globally advantaged projects.

C h e m i c a l  O u t p e r f o r m e d  C o m p e t i t i o n
A c r o s s  T h e  B u s i n e s s  C y c l e

Return on Average Capital Employed

2004 RESULTS AND HIGHLIGHTS

2004 earnings of $3.4 billion set a record – more than double those in 2003. Our unique mix of businesses, broad geographic coverage, and feedstock and integration advantages ideally positioned ExxonMobil to capitalize on an improved industry environment.

Chemical return on average capital employed reached 23 percent, up from 10 percent in 2003. ExxonMobil’s returns exceeded the average returns of our major chemical competitors. Over the last 10 years, our Chemical segment achieved an average return of 14 percent. During the same period, we estimate our competitors’ average return to have been 8 percent.

2004 prime product sales volume of 27.8 million tons was a record – 5 percent higher than in 2003.

Growth in all regions was achieved by higher utilization of existing assets, supported by strong reliability and global supply optimization.

Capital expenditures were $0.7 billion. The Company continued to invest selectively in high-return efficiency projects, low-cost debottlenecks, and projects to support the growth of our specialty businesses.

Capacity is more than 40 percent higher than the last chemical cycle peak in 1995. Recent advantaged capacity additions in Saudi Arabia and Singapore are contributing significantly to earnings growth. We are particularly well-positioned to continue to meet growing demand in Asia, which has been led by an expanding Chinese economy.

STATISTICAL RECAP	2004	2003	2002	2001	2000
Earnings(1)(millions of dollars)	3,428	1,432	830	882	1,161
Prime product sales(2)(thousands of metric tons)	27,788	26,567	26,606	25,780	25,637
Average capital employed (millions of dollars)	14,608	14,099	13,645	13,839	13,814
Return on average capital employed (percent)	23.5	10.2	6.1	6.4	8.4
Capital expenditures (millions of dollars)	690	692	954	872	1,468

(1)	Earnings included a $175 million extraordinary gain on asset divestitures in 2001.

(2)	Prime product sales include ExxonMobil’ s share of equity-company volumes and finished-product transfers to the Downstream. Carbon-black oil volumes are excluded.

2 0 0 4  F I N A N C I A L  &  O P E R A T I N G  R E V I E W  •  E X X O N  M O B I L  C O R P O R A T I O N

Chemical Competitive Advantages

The implementation of focused, long-term strategies has produced competitive advantages that result in superior returns versus competition across the business cycle. These advantages include our business mix, investment discipline, petroleum integration, world-class operations, leading proprietary technologies, and product application expertise. Effective execution of our business strategies enables the Company to deliver strong earnings growth and returns, and strengthens our position as the world’s premier petrochemical company.

Premier Petrochemical Company

Return on average capital employed (10-year)	14 percent
Businesses ranked 1 or 2 by market share	>90 percent
Capital employed (at year end)	$15 billion
Prime product sales (tons)	28 million
Percent integrated capacity	>90 percent
Product marketing diversity	>150 countries

Businesses

Worldwide Rank
Based on Market Share
■Commodities
Paraxylene	#1
Olefins	#2
Polyethylene	#2
Polypropylene	#4

■Specialties
Butyl Polymers	#1
Fluids	#1
Plasticizers/Oxo	#1
Synthetics	#1
Oriented Polypropylene Films	#1
Adhesive Polymers	#1
Petroleum Additives	#2
Ethylene Elastomers	#2

CAPITALIZING ON CORE COMPETENCIES

ExxonMobil’s unique mix of chemical business lines delivers superior performance relative to competition throughout the business cycle. The Company holds strong positions in the supply chain for many of the largest-volume and highest-growth petrochemicals in the global economy. Specifically, we are:

▪	One of the largest producers of olefins, a basic petrochemical building block;

▪	The largest worldwide producer of polyolefins, which include polyethylene, the largest-volume plastic; and polypropylene, one of the fastest-growing and most versatile polymers; and,

▪	The largest global producer of paraxylene and benzene.Paraxylene is one of the fastest-growing petrochemicals and the main raw material for the manufacture of polyester fibers and polyethylene terephthalate (PET) recyclable bottles. Benzene is a primary building block for a broad array of products ranging from nylon to polystyrene.

In addition to being a leading global supplier of primary petrochemicals, the Company also has premier positions in a diverse portfolio of less-cyclical specialty business lines. These leading specialty businesses include butyl polymers, ethylene elastomers, synthetic lubricant basestock fluids, petroleum additives, oriented polypropylene films, plasticizers, hydrocarbon and oxygenated fluids, oxo-alcohols, acids, and adhesive polymers. Strong competitive advantages are created from unique combinations of low-cost feedstocks, proprietary technology, operational excellence, product application expertise, and synergies among businesses. ExxonMobil continues to grow and strengthen these businesses through new product development and expansion into new markets.

CAPTURING FULL BENEFITS OF INTEGRATION

More than 90 percent of our owned and operated chemical capacity is adjacent to and integrated with our large refining complexes or gas processing plants. ExxonMobil’s long-standing emphasis on petroleum integration is a key component of our strong competitive position – one that is difficult for competitors to replicate. Manufacturing sites are designed and managed to

B u s i n e s s M i x E n h a n c e s P r o f i t a b i l i t y

Segment Earnings

E X X O N  M O B I L  C O R P O R A T I O N  •  2 0 0 4  F I N A N C I A L  &  O P E R A T I N G  R E V I E W

maximize synergies through optimized molecule management, coordinated technology development, joint facilities planning, and common shared systems and support functions.

The flexibility that comes from feedstock and fuels integration with world-scale refineries allows ExxonMobil Chemical to consistently outperform competition. Production plans are reviewed continuously and optimized using sophisticated models to identify the highest value for each process stream. Supply plans are also optimized on a regional and global level in response to changes in feedstock costs and market conditions.

CONTINUALLY REDUCING COSTS TO ACHIEVE BEST-IN-CLASS PERFORMANCE

Unit costs decreased 4 percent in 2004 as we continued to capture efficiencies. We maintain constant focus on reducing manufacturing, selling, and distribution costs. Work force productivity, a key underlying component, has improved 15 percent since 2001.

The Company’s demonstrated strength of focusing on safety, productivity, reliability, and quality increases the contribution of existing assets by identifying and rapidly capturing process improvements. Over the past three years, this program has delivered over 1 million tons per annum of reliability improvements. This is equivalent to the annual production of a world-scale steam cracker.

P r o d u c t i v i t y  I m p r o v e m e n t
(indexed; sales/workforce)

We are capturing energy savings opportunities at our facilities through the extensive use of our Global Energy Management System, a uniform set of best practices and technologies. The energy efficiency of our steam crackers, which use 60 percent of the Chemical company’s energy requirements, has improved 7 percent since 2002.

Implementation of our Global Enterprise Management System was also completed in 2004. This platform supports the use of common business practices across our global operations, enabling us to consistently meet the needs of our customers more effectively.

ExxonMobil Chemical has developed marketing tools, processes, and skills to fully support our businesses. Ultimately, the goal is to provide more value to our customers by better understanding their expectations and meeting those expectations with the optimum products and expected services at the right price.

BUILDING PROPRIETARY TECHNOLOGY

Technology is a major source of competitive advantage and differentiation. Our technology expertise enables us to process low-value feedstocks, achieve industry-leading yields, and increase effective capacity by debottlenecking our plants at significantly less than grassroots costs. We also use our application technology expertise to develop and tailor products to meet specific customer needs and provide profitable volume growth.

2 0 0 4  F I N A N C I A L  &  O P E R A T I N G  R E V I E W  •  E X X O N  M O B I L  C O R P O R A T I O N

Selectively Investing in Globally Advantaged Projects and Businesses

Investment discipline is a cornerstone of ExxonMobil Chemical’s strategy. We seek investment opportunities that offer distinctive competitive advantages that will enhance returns above those generally available to industry. A highly structured approach to project evaluation, development, and execution contributes to effective project selection and implementation.

In 2004, the Company continued to focus on selective growth of our specialty businesses, low-cost debottleneck projects, and high-return efficiency projects. In addition, planning progressed on four major projects that will provide growth opportunities toward the end of this decade.

SELECTIVE INVESTING FOR FURTHER GROWTH

Growth of the Specialty Businesses

▪	The Baton Rouge metallocene ethylene elastomers plant started up in early 2004. This one-of-a-kind, 90,000-ton-per-year capacity facility uses ExxonMobil’s Exxpol metallocene catalyst and a proprietary manufacturing process to make next-generation elastomers. This facility further strengthens our position as a premier supplier of ethylene elastomers.

▪	An expansion of our Pensacola thermoplastic elastomers production plant will further strengthen our position as the leading supplier of thermoplastic vulcanizates. These products, commercialized under the Santoprene brand, have the performance and aesthetics of rubber and the processing ease of plastic. They are used in a wide variety of applications ranging from automotive to appliances.

▪	Tonen, our Chemical affiliate in Japan, is increasing its capacity to meet rapidly growing demand for microporous film, a key component of batteries used in computers and cellular phones.

Expansion of Existing Facilities

▪	The Singapore, Kemya, and Yanpet steam crackers, and some of their associated derivative units, are being debottlenecked to meet the growing demand of our customers in Asia.

▪	Other debottleneck projects planned for 2005 and 2006 include oxo-alcohols in Singapore, and polypropylene in Baton Rouge.

▪	In 2004, we acquired Basell’s 50-percent interest in the CIPEN manufacturing joint venture, providing ExxonMobil with 100-percent ownership of the facility. This acquisition supports Exceed metallocene polyethylene growth.

Major Projects

▪	Project development activities continue on the Fujian integrated refining, petrochemical, and fuels marketing joint venture in China. This integrated project includes the construction of an 800,000-ton-per-year ethylene steam cracker, polyethylene and polypropylene units, and a 700,000-ton-per-year paraxylene unit.

▪	A feasibility study for a second steam-cracking train in Singapore is being progressed. The new world-scale train would be located at and integrated with the existing ExxonMobil Singapore complex and would include derivative units.

▪	A joint feasibility study for a world-scale cracker and derivatives complex is progressing between Qatar Petroleum and ExxonMobil. The complex will utilize ethane feedstock from new gas development projects in Qatar’s North Field, and supply competitively-advantaged products to Asia.

▪	ExxonMobil and Pequiven SA are jointly progressing a petrochemical project in Venezuela that would include a steam cracker and derivatives units fed with advantaged ethane.

Project Start-Ups

			Capacity(1)
			(metric tons
		Location	per year)

Olefins/Polyolefins
2004	Ethylene Glycol (50% interest)	Yanpet	52,000
2004	Polyethylene (acquisition)	NDG, France	220,000
2004	Paraxylene	Sriracha, Thailand	45,000
2005	Ethylene (50% interest)	Yanpet	78,000
2005	Polyethylene (50% interest)	Yanpet	47,000
2006	Ethylene	Kemya	30,000
2006	Ethylene	Singapore	75,000
2006	Polyethylene	Singapore	45,000
2006	Polypropylene	Baton Rouge, Louisiana	60,000

Less-Cyclical Specialty Businesses
2004	Ethylene Elastomers	Baton Rouge, Louisiana	90,000
2005	Coated OPP Film	Virton, Belgium	16,000
2006	Thermoplastic Elastomers	Pensacola, Florida	1 line
2005	Oxo-Alcohols	Singapore	40,000
2006	Polyethylene Film	Nasu, Japan	25,000	(2)

(1)	ExxonMobil equity share of capacity addition.

(2)	Square meters per year.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

C h e m i c a l   85

Key Products – Meeting Diverse Consumer Needs

In addition to being a premier supplier of olefins, polyolefins and aromatics, ExxonMobil Chemical has strong market positions in a wide variety of other petrochemicals.
PVC, other ethylene derivatives Pipe, electrical, medical Ethylene Polyethylene Flexible food packaging Milk bottles, storage containers Automotive fuel tanks, containers Ethylene Glycol PET, PBT Soda bottles Polyester fibers Synthetics / PAO Lube base fluids Ethylene Elastomers Seals, cable insulation, Appliances, household goods Isopropyl Alcohol Rubbing alcohol, coatings Propylene Polypropylene Interior/Exterior automobile trim parts Appliances Diapers, personal care Oriented PP Film Packaging Petroleum Additives Motor and gear lubricants Steam Cracking Higher Olefins Oxo-Alcohols Surfactants Catalytic Cracking Plasticizers Flexible PVC Specialty Fluids Reaction dilutants, inks Butylenes Butyl Rubber Tires Syringe parts, vial closures Hoses, tubing Methyl Ethyl Ketone Tapes, inks, coatings Pentenes Adhesive Polymers Tapes and labels Diaper assembly Glue, road marking Middle Distillates Benzene Polystyrene Packaging, construction Reforming Cyclo Hexane Nylon Textile, flooring, auto parts Toluene Solvents Paraxylene PET, PBT Soda bottles Polyester fibers Orthoxylene Phthalic Anhydride Plasticizers Aromatic Fluids Pesticides / Herbicides Solvents Dearomatized Fluids Reprographics, drilling muds n Olefins, Polyolefins, Aromatics, Other l Less-Cyclical Specialties 2 0 0 4 F I N A N C I A L & O P E R A T I N G R E V I E W o E X X O N M O B I L C O R P O R A T I O N

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Chemical Operating Statistics

LARGE / INTEGRATED PRODUCTION COMPLEXES (Based on size or breadth of product slate)

Capacity (millions of tons per year)	Ethylene	Paraxylene	Polyethylene	Polypropylene	Additional Products

North America
Baton Rouge, Louisiana	1.0	—	1.3	0.3	P	B	E	A	F	O
Baytown, Texas	2.2	0.6	—	0.8	P	B			F
Beaumont, Texas	0.8	0.3	1.0	—	P						S
Mont Belvieu, Texas	—	—	1.0	—
Sarnia, Ontario	0.3	—	0.5	—	P				F

Europe
Antwerp, Belgium	0.5	—	0.3	—	P				F	O
Fawley, England	0.1	—	—	—	P	B			F	O
Fife, Scotland	0.4	—	—	—
Meerhout, Belgium	—	—	0.5	—
Notre-Dame-de-Gravenchon, France	0.4	—	0.4	0.4	P	B	E	A			S
Rotterdam, Netherlands	—	0.6	—	—						O

Middle East
Al-Jubail, Saudi Arabia	0.6	—	0.6	—
Yanbu, Saudi Arabia	0.9	—	0.6	0.2	P

Asia Pacific
Kawasaki, Japan	0.5	0.3	—	—	P	B		A	F
Singapore	0.8	0.8	0.6	0.3	P				F	O
Sriracha, Thailand	—	0.5	—	—					F

All other	0.6	0.3	0.4	0.1

Total worldwide	9.1	3.4	7.2	2.1

P	Propylene

B	Butyl

E	Ethylene Elastomers

A	Adhesive Polymers

F	Fluids

O	Oxo

S	Synthetics

OTHER MANUFACTURING LOCATIONS (1)

Location	Product

United States
Bayway, New Jersey (2)			●
Chalmette, Louisiana	■
Edison, New Jersey			●
Houston, Texas	■
Jeffersonville, Indiana		▲
LaGrange, Georgia				w
Pensacola, Florida		▲
Plaquemine, Louisiana		▲
Shawnee, Oklahoma				w
Stratford, Connecticut				w

Canada
Belleville, Ontario				w
Dartmouth, Nova Scotia			●

Latin America
Campana, Argentina			●
Ensenada, Argentina			●
Managua, Nicaragua			●
Paulinia, Brazil			●

Europe
Amsterdam, Netherlands			●
Augusta, Italy	■
Brindisi, Italy				w
Cologne, Germany		▲
Fos-sur-Mer, France	■
Geleen, Netherlands		▲
Harnes, France (2)			●
Ingolstadt, Germany	■
Karlsruhe, Germany	■
Kerkrade, Netherlands				w
Newport, Wales		▲
Trecate, Italy			●
Virton, Belgium				w

Asia Pacific
Adelaide, Australia (2)			●
Altona, Australia	■	▲
Botany Bay, Australia	■	▲
Jinshan, China		▲
Kashima, Japan		▲
Nasu, Japan				w
Panyu, China			●
Sakai, Japan	■		●
Wakayama, Japan	■		●
Yosu, South Korea		▲

(1)	Includes joint venture plants, with the exception of the Infineum additives joint ventures.

(2)	Facility mothballed.

■	Olefins/Aromatics

▲	Polymers

●	Other Chemicals

w	Films

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

C h e m i c a l   87

VOLUMES

Includes ExxonMobil’s share of equity companies	2004	2003	2002	2001	2000

Worldwide Production Volumes

(thousands of metric tons)
Ethylene	8,271	7,567	7,539	7,320	6,725
Polyethylene	6,248	6,091	6,235	5,768	5,507
Polypropylene	1,885	1,965	1,944	1,701	1,297
Paraxylene	2,826	2,531	2,275	2,088	2,326

Prime Product Sales Volumes(1)

(thousands of metric tons)
Americas(2)	12,842	11,939	12,614	12,278	12,913
Europe/Middle East/Africa	7,334	7,180	7,002	6,661	6,424
Asia Pacific	7,612	7,448	6,990	6,841	6,300

Total worldwide	27,788	26,567	26,606	25,780	25,637

Prime Product Sales Volumes(1)

(thousands of metric tons)
Less-cyclical specialty businesses	6,324	6,113	6,022	5,711	6,030
Olefins/polyolefins/aromatics/other	21,464	20,454	20,584	20,069	19,607

Total	27,788	26,567	26,606	25,780	25,637

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream. Carbon-black oil volumes are excluded.

(2)	Includes the United States, Canada, and Latin America.

2004 Prime Product Sales Volumes

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Frequently Used Terms

Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.

EARNINGS EXCLUDING MERGER EXPENSES,

DISCONTINUED OPERATIONS, ACCOUNTING CHANGE, AND OTHER SPECIAL ITEMS

In addition to reporting U.S. GAAP defined net income, ExxonMobil also presents a measure of earnings that excludes merger effects, earnings from discontinued operations, a required accounting change, and other quantified special items. Earnings excluding the aforementioned items is a non-GAAP financial measure, and is included to facilitate comparisons of base business performance across periods. A reconciliation to net income is shown on page 16. We also refer to earnings excluding merger expenses, discontinued operations, accounting change and other special items as normalized earnings. Earnings per share amounts use the same average common shares outstanding as used for the calculation of net income per common share and net income per common share – assuming dilution.

OPERATING COSTS

Operating costs are the combined total of production, manufacturing, selling, general, administrative, exploration, depreciation, and depletion expenses from the Consolidated Statement of Income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the Company’s products for sale – including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials, taxes, interest expense and separately reported merger-related expenses. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined below, represent the expenses most directly under management’s control. Information regarding these costs is therefore useful for investors and ExxonMobil management in evaluating management’s performance. In 2004, cost increases associated with higher energy prices, adverse foreign exchange impacts, and new operations were partly offset by efficiency initiatives captured in all business lines.

Reconciliation of operating costs

	2004	2003	2002

	(millions of dollars)
From ExxonMobil’s Consolidated Statement of Income
Total costs and other deductions	256,794	214,772	186,996
Less:
Crude oil and product purchases	139,224	107,658	90,950
Merger-related expenses	–	–	410
Interest expense	638	207	398
Excise taxes	27,263	23,855	22,040
Other taxes and duties	40,954	37,645	33,572
Income applicable to minority and preferred interests	776	694	209

Subtotal	47,939	44,713	39,417
ExxonMobil’s share of equity-company expenses	4,209	3,937	3,800

Total operating costs excluding merger expenses	52,148	48,650	43,217

Components of operating costs

	2004	2003	2002

	(millions of dollars)
From ExxonMobil’s Consolidated Statement of Income
Production and manufacturing expenses	23,225	21,260	17,831
Selling, general, and administrative expenses	13,849	13,396	12,356
Depreciation and depletion	9,767	9,047	8,310
Exploration expenses, including dry holes	1,098	1,010	920

Subtotal	47,939	44,713	39,417
ExxonMobil’s share of equity-company expenses	4,209	3,937	3,800

Total operating costs excluding merger expenses	52,148	48,650	43,217

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

F R E Q U E N T L Y  U S E D  T E R M S   89

CAPITAL EMPLOYED

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant, and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

	2004	2003	2002

	(millions of dollars)
Business uses: asset and liability perspective
Total assets	195,256	174,278	152,644
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(39,701)	(33,597)	(29,082)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(41,554)	(37,839)	(35,449)
Minority share of assets and liabilities	(5,285)	(4,945)	(4,210)
Add ExxonMobil share of debt-financed equity-company net assets	3,914	4,151	4,795

Total capital employed	112,630	102,048	88,698

Total corporate sources: debt and equity perspective
Notes and loans payable	3,280	4,789	4,093
Long-term debt	5,013	4,756	6,655
Shareholders’ equity	101,756	89,915	74,597
Less minority share of total debt	(1,333)	(1,563)	(1,442)
Add ExxonMobil share of equity-company debt	3,914	4,151	4,795

Total capital employed	112,630	102,048	88,698

RETURN ON AVERAGE CAPITAL EMPLOYED (ROCE)

Return on average capital employed is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years, and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which tend to be more cash-flow based, are used for future investment decisions.

Return on Average Capital Employed

	2004	2003	2002

	(millions of dollars)
Net income	25,330	21,510	11,460
Financing costs (after tax)
Third-party debt	(137)	(69)	(81)
ExxonMobil share of equity companies	(185)	(172)	(227)
All other financing costs – net(1)	54	1,775	(127)

Total financing costs	(268)	1,534	(435)

Earnings excluding financing costs	25,598	19,976	11,895

Average capital employed	107,339	95,373	88,342
Return on average capital employed – corporate total	23.8%	20.9%	13.5%

(1)	“All other financing costs – net” in 2003 includes interest income (after tax) associated with the settlement of a U.S. tax dispute.

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

TOTAL SHAREHOLDER RETURN

Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.

CAPITAL AND EXPLORATION EXPENDITURES (Capex)

Capital and exploration expenditures are the combined total of additions at cost to property, plant, and equipment and exploration expenses on a before-tax basis from the Consolidated Statement of Income. ExxonMobil’s Capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant, and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.

FINDING COSTS

Finding costs per oil-equivalent barrel is a performance measure that is calculated using the Exploration portion of Upstream capital and exploration expenditures divided by new field resource additions (in oil-equivalent barrels). ExxonMobil refers to new discoveries and acquisitions of discovered, but undeveloped, resources as new field resource additions. It includes quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.

	2004	2003	2002

Exploration portion of Upstream capital & exploration expenditures (millions of dollars)	1,283	1,215	1,310
New field resource additions (millions of oil-equivalent barrels)	2,940	2,110	2,150
Finding cost per oil-equivalent barrel (dollars)	0.44	0.58	0.61

LIQUIDS AND NATURAL GAS RESERVES

In this report, we use the term “reserves” to mean quantities of oil and gas that ExxonMobil has determined to be reasonably certain of recovery under existing economic and operating conditions on the basis of our long-standing, rigorous management review process. We only book reserves when we have made significant funding commitments for the related projects. In this report, we aggregate reserves of consolidated and equity companies, excluding royalties and quantities due others, since ExxonMobil does not view these reserves differently from a management perspective. To reflect management’s view of ExxonMobil’s total liquids reserves, oil and gas reserves in this report also include tar sands reserves from Canadian Syncrude operations, which are reported separately as mining reserves in our SEC filings. Tar sands reserves included in this report totaled 757 million barrels at year-end 2004, 781 million barrels at year-end 2003, 800 million barrels at year-end 2002, 821 million barrels at year-end 2001, and 610 million barrels at year-end 2000. We determine reserves based on our long-term view of future price levels consistent with our investment decisions. Based on Securities and Exchange Commission guidance, ExxonMobil is also stating, for the first time, our 2004 results to reflect the impacts to the proved reserve base utilizing December 31 liquids and natural gas prices (“year-end price/cost revisions”). On this basis, 2004 year-end reserves, including year-end price/cost revisions, totaled 21.7 billion oil-equivalent barrels. Excluding year-end price/cost revisions, 2004 reserves totaled 22.2 billion oil-equivalent barrels.

RESOURCES, RESOURCE BASE, AND RECOVERABLE RESOURCES

Resources, resource base, recoverable oil, recoverable hydrocarbons, recoverable resources, and similar terms used in this report include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.

RESERVES REPLACEMENT RATIO

Reserves replacement ratio is a performance measure that is calculated using proved oil-equivalent reserves additions divided by oil-equivalent production. Both proved reserves additions and production include amounts applicable to equity companies. The ratio usually reported by ExxonMobil excludes sales and year-end price/cost revisions, and includes Canadian tar sands operations in both additions and production volumes. See the definition of “liquids and natural gas reserves” above. When reporting the ratio, the inclusions and exclusions are listed, as shown on pages 60 and 61.

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

F R E Q U E N T L Y   U S E D   T E R M S    91

RESERVES REPLACEMENT COSTS

Reserves replacement costs per oil-equivalent barrel is a performance measure ratio. Reserves replacement costs per barrel are costs incurred in property acquisition and exploration, plus costs incurred in development activities divided by proved oil-equivalent reserves additions, excluding sales. Both the costs incurred and the proved reserves additions include amounts applicable to equity companies as well as Canadian tar sands operations and exclude year-end price/cost revisions. See the definition of “liquids and natural gas reserves” above.

	2004	2003	2002

Costs incurred		(millions of dollars)
Property acquisition costs	134	45	187
Exploration costs	1,255	1,181	1,163
Development costs	9,122	9,856	8,101
Total costs incurred	10,511	11,082	9,451

Oil-equivalent reserves additions		(millions of barrels)
Performance-related revisions	140	619	597
Improved recovery	28	116	95
Extensions/discoveries	1,809	961	1,210
Purchases	11	2	—
Total oil-equivalent reserves additions	1,988	1,698	1,902

Reserves replacement costs	5.29	6.53	4.97

USES OF CASH

“Uses of cash” means the net sum of additions to property, plant and equipment; additional investments and advances net of collection; changes in minority interests; the net cost of common stock acquired to offset the dilutive impact of shares issued in conjunction with company benefit plans; effects of exchange rate changes on cash; and cash dividends to ExxonMobil shareholders and to minority interests from the Consolidated Statement of Cash Flows. It does not include increases in restricted cash and cash equivalents, which relates to the appeal of pending litigation.

CASH FLOW FROM OPERATIONS AND ASSET SALES

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant, and equipment from the Summary Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic and financial objectives. Assets are divested when they are no longer meeting these objectives, or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

	2004	2003	2002

		(millions of dollars)
Net cash provided by operating activities	40,551	28,498	21,268
Sales of subsidiaries, investments and property, plant, and equipment	2,754	2,290	2,793

Cash flow from operations and asset sales	43,305	30,788	24,061

2004 FINANCIAL & OPERATING REVIEW • EXXON MOBIL CORPORATION

Index

Acreage	58
Africa	44-47
Americas gas market	36
Asia Pacific	54-55

Balance sheet	21
Business strategies and competitive advantages	4-5, 25-29, 65-66, 81-83

Canada	37
Capital and exploration expenditures	4, 18-19, 91
Capital employed	4, 17, 89
Cash flow	5,89
Cash flow statement	23
Chemical businesses	82
Chemical capacity	86
Chemical products	85
Chemical projects	84
Chemical results	81
Chemical volumes and revenues	87

Depreciation and depletion	20
Dividend and shareholder information	6
Downstream results	65

Earnings	2, 88
Earnings, business segments	16
Earnings, oil and gas	62
Energy management	15, 34, 55, 68
Energy outlook	7-9
Europe	40-43
European gas market	41

Financial highlights	2
Finding costs	30, 90
Frequently used terms	88
Fuels Marketing	70-71

Gas to liquids	12, 49
Global functional organization	5, 28

Heavy oil	38

Income statement	22
Integration	67, 82-83
Key financial ratios	2

LNG	9, 41, 49-50
Lubricants and Specialties	72-73

Middle East	48-50
Molecule management	13, 68

Net income per barrel	25

Operating costs	20, 88

Petroleum product sales	78
Power	55
Production volumes	56-57
Property, plant, and equipment	20

Refinery utilization	67, 76
Refining and Supply	66-69
Refining capacity	74-76
Reserves and resources	29-31, 59-61, 91
Reserves replacement costs	61, 90
Reserves replacement ratio	60, 91
Resource development cost	33
Retail sites	77
Return on average capital employed	17, 29, 65, 81, 89
Russia and Caspian	51-53

Safety, health and environment	4, 14-15
South America	39

Technology (manufacturing and product)	12-13
Technology (Upstream)	10-11, 27
Tight gas	36
Total shareholder return	2, 6, 90

United States	34-35
Upstream development project summary	32
Upstream production profile	26-27
Upstream results	25

Wells, net drilled	58

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Esso, and Mobil. For convenience and simplicity, terms like Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. Words like venture, joint venture, partnership, co-venturer, and partner are used to indicate business relationships involving common activities and interests, and those words may not indicate precise legal relationships.

The following terms are trademarks, service marks, or proprietary process names of Exxon Mobil Corporation or its affiliates: AGC-21, Avitat, Bengal Traders, EMpower, Esso, Exceed, Exxon, Exxpol, GO-fining, Hydrofining, Mobil, Mobil 1, Mobil 1 Extended Performance, Mobil Clean 5000, Mobil Clean 7500, MSDW-2, Nexxstar, On the Run, Santoprene, SCANfining, Speedpass, Tigermarket, TransPlus, and Vistamaxx.

The following third-party trademarks or service marks, referenced in the text of this report, are owned by the entities indicated: Aston Martin (Aston Martin Lagonda Limited); Bentley (Bentley Motors Limited); BMW (Bayerische Motoren Werke AG); Cadillac and Corvette (General Motors Corporation); Chrysler (DaimlerChrysler AG); Dodge (DaimlerChrysler AG); Doutor (Doutor Coffee Co. Ltd.); Formula 1 (Formula One Licensing BV); Innscor (Innscor Africa Limited); McLaren (McLaren International Limited); Mercedes (DaimlerChrysler AG); Nebula-20 (Akzo Nobel); Porsche (Dr. Ing, h.c. F. Porsche AG); Professional Pilot (Queensmith Communications Corp.); Saab (Saab AB); 7-Eleven (7-Eleven, Inc.); Tesco (Tesco Stores Limited); Tim Hortons (TDL Marks Corporation); Toyota (Toyota Jidosha KK); and West (Reemtsma Cigarettenfabriken GmbH).

EXXON MOBIL CORPORATION • 2004 FINANCIAL & OPERATING REVIEW

WHETSTONE DESIGN LAB / RBMM	(C)2005 EXXON MOBIL CORPORATION	PRINTED IN U.S.A.
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Market Information
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Annual Meeting
The 2005 Annual Meeting of Shareholders will be held
at 9:00 a.m. Central Time on Wednesday, May 25, at:

The Morton H. Meyerson Symphony Center
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The meeting will be audiocast live on the Internet. Instructions for listening to this audiocast will be available on the Internet at www.exxonmobil.com approximately one week prior to the event.

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